As filed with the Securities and Exchange Commission on May 12, 2014

Registration No. 333-189937

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

AMENDMENT NO. 8

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BLUE EARTH INC.

(Exact Name of Registrant as specified in its charter)

Nevada	8700	98-0531496
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV  89052

Telephone: 702-263-1808

Telecopier: 702-263-1823

(Address and telephone number of principal executive offices)

Dr. Johnny R. Thomas, CEO Blue Earth, Inc.

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV  89052

Telephone: 702-263-1808

Telecopier: 702-263-1823

(Name, address and telephone number of agent for service)

Copy to:

Elliot H. Lutzker, Esq. Davidoff Hutcher & Citron, LLP

605 Third Avenue

New York, New York 10158

Telephone: (212) 557-7200

Telecopier: (212) 286-1884

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[X]
Non-accelerated filer	[ ]	Smaller reporting company	[ ]
(Do not check if a smaller reporting company)

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Shares to be Registered (1)	Proposed Maximum Aggregate Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock Purchase Warrants	4,517,500 wts (2)	(3)	(3)	(3)
Common Stock, par value $.001	4,517,500 shs (4)	$2.91 (5)	13,145,925	$1,793.10(24)
Common Stock, par value $.001	7,400,000 shs (6)	$2.91 (5)	21,534,000	2,737.20(24)
Common Stock, par value $.001	27,000 shs (7)	$2.91 (5)	78,570	10.72(24)
Common Stock, par value $.001	3,600,000 shs (8)	$2.91 (5)	10,476,000	1,428.93(24)
Common Stock, par value $.001	1,212,500 shs (9)	$2.91 (5)	3,528,375	481.27(24)
Common Stock, par value $.001	400,000 shs (10)	$2.91 (5)	1,164,000	158.77(24)
Common Stock, par value $.001	1,400,000 shs (11)	$2.04 (32)	2,856,000	367.85(24)
Common Stock, $.001 par value	152,059 shs (12)	$ 2.91 (5)	442,492	60.36(24)
Common Stock, $.001 par value	1,250,000 shs (13)	$2.91 (5)	3,637,500	496.155(24)
Common Stock, $.001 par value	650,000 shs (14)	$2.91 (5)	1,891,500	258.01(24)
Common Stock $.001 par value	2,824,692 shs (15)	$2.91 (5)	8,510,853	1,121.10(24)
Common Stock, $.001 par value	726,264 shs (16)	$2.91 (5)	2,113,428	288.27(24)
Common Stock, $.001 par value	54,831 shs (17)	$2.91 (5)	159,558	21.76(24)
Common Stock, $.001 par value	50,000 shs (18)	$2.91 (5)	145,500	19.85(24)
Common Stock, $.001 par value	20,000 shs (19)	$2.91 (5)	58,200	7.94(24)
Common Stock, $.001 par value	505,592 shs (20)	$2.91 (5)	1,471,272	200.82(24)
Common Stock, par value $.001	57,500 shs (21)	$3.40 (22)	195,500	26.67(23)
Common Stock, $.001 par value	144,368 shs (25)	$1.19 (26)	171,798	23.43(24)
Common Stock, $.001 par value	10,000 shs (27)	$1.32(26)	13,200	1.80(26)
Common Stock, $.001 par value	38,209 shs (28)	$1.19 (26)	45,469	6.64(26)
Common Stock, $.001 par value	2,000,000 shs (29)	$2.91 (29)	5,820,000	793.85(24)
Common Stock, $.001 par value	537,500 shs (30)	$1.45 (30)	779,375	106.31(24)
Common Stock, $.001 par value	888,000 shs (31)	$2.04 (32)	1,811,520	475.98
Common Stock, $.001 par value	168,000 shs (33)	$2.04(32)	342,720	44.14
Common Stock, $.001 par value	1,000,000 shs (34)	$2.04 (33)	2,040,000	262.75
Common Stock, $.001 par value	17,000 shs (35)	$2.04 (32)	34,680	4.47
Common Stock, $.001 par value	60,000 shs (36)	$2.04 (32)	122,400	15.77
Common Stock, $.001 par value	100,000 shs (37)	$2.04 (32)	204,000	26.28
Common Stock, $.001 par value	100,000 shs (38)	$2.04 (32)	204,000	26.28
Common Stock, $.001 par value	2,400,000 shs (39)	$2.04 (32)	4,896,000	630.61
Total	32,311,015 shs		$87,602,836	$11,897.08

(1)  Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Act:”), the registration statement shall be deemed to cover additional shares Common Stock issuable as a result of stock splits, stock dividends, recapitalization or similar events.

(2)  These warrants were issued to all investors the Series C Preferred Stock Offering, exercisable for one share for each two shares of Common Stock issuable upon conversion of the Series C Preferred Stock.

(3)  Pursuant to Rule 457(g) under the Act no separate registration fee is required as the underlying common stock is being registered for distribution.

(4)  Pursuant to Rule 457(g) under the Act these shares are issuable upon payment of the $3.00 per share exercise price of the Class A Warrants.

(5)  Estimated at $2.91 per share, the closing price of the common stock as reported on the OTC QB on July 8, 2013 when the shares were registered, for the purpose of calculating the registration fee in accordance with Rule 457(g)(3) under the Act.

(6)  The total amount of shares issuable upon the conversion, on a ten for one basis, of 460,900 outstanding shares of Series C Preferred Stock and shares previously issued upon conversion of 279,100 shares of Series C Preferred Stock .

(7)  Shares issuable upon exercise of placement agent warrants issued in the Company’s Series A and B Preferred Stock Offerings.

(8)  Shares issuable upon exercise of warrants issued to management in May 2013 pursuant to employment contracts.

(9)  Shares issuable upon exercise of warrants issued to our Chairman of the Board in November and December 2012, in connection with financing transactions, of which 45,000 warrants have been gifted to third parties.

(10)  Shares issuable upon exercise of warrants issued to consultants in July and December 2012.

(11)  Shares issuable upon exercise of warrants issued to our CEO and Vice President in August 2013 in connection with the extension of their employment contracts.

(12)  Shares issued to certain investment advisors and equipment vendors in connection with a completed acquisition.

(13)  Shares issuable upon exercise of performance warrants issued to management.

(14)  Shares issuable upon exercise of warrants issued to the former owners of Xnergy, Inc.

(15)  Shares issued to Davis Revocable Declaration  of Trust, an affiliated entity of the former owner of Xnergy Inc.

(16)  Shares issued to Joseph Patalano, a former officer of Xnergy Inc.

(17)  Shares issued to James C. Davis

(18)  Shares issued to Robert Nicholas Jones in connection with a completed acquisition.

(19)  Shares issued to Jim Mao, a consultant to the Company.

(20)  Shares issued to Adam Sweeney in connection with the acquisition of Castrovilla Inc.

(21)  Shares issuable upon exercise of placement agent warrants issued in our 2009 private placement.

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(22)  Estimated at $3.40 per share, the average of the high and low prices of the common stock as reported on the OTC Bulletin Board on April 12, 2010 when the shares were registered, for the purpose of calculating the registration fee in accordance with Rule 457(g)(3) under the Act.

(23)  This amount was paid on April 15, 2010, upon the filing of Registration Statement (No. 333-166099).

(24)  This amount was paid on July 12, 2013, with the initial filing of this Registration Statement

(25)  Represents 144,368 shares granted to three consultants and their designees (previously registered 334,368 shares).

(26)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) based upon the last sale price of the Registrant’s Common Stock of $1.19, as reported on the Over the Counter Bulletin Board as of May 10, 2012 upon the filing of registration statement No. 333-181420.

(27)  Shares of Common Stock issuable upon exercise of warrants issued on May11, 2012, to a consultant exercisable at $1.32 per share.

(28)  Shares issued to former chief financial officer of the Company in settlement of his termination from employment.

(29)  Shares of Common stock issuable upon the exercise of certain warrants issued in April 2013 to officers of the Company in place of warrants previously issued.

(30)  Includes 437,500 shares issuable upon exercise of warrants and 100,000 restricted shares all issued in February 2011 to our Chairman of the Board.

(31)  Consists of 553,080 shares issuable and 334,920 shares previously issued upon payment of 12% annual dividends upon shares of Series C Preferred Stock.

(32)  Estimated at $2.04 per share, the closing price of the common stock as reported on the OTC QB on December 11, 2013, for the purpose of calculating the registration fee in accordance with Rule 457(g)(3) under the Act.

(33)  84,000 shares issued to each of Green Planet Investment Consultants LLC and Broadway Family Group LLC pursuant to consultant agreements dated as of July 15, 2013.

(34)  Shares issuable upon exercise of warrants and issued to our Chairman of the Board in April 2013.

(35)  Shares issued to Michael Bayes.

(36)  Shares issued to Jim Mao, a consultant to the Company.

(37)  Shares issued to Robert Nicholas Jones in connection with a completed acquisition.

(38)  Shares held by our Chairman of the Board and his children.

(39)  Shares issuable upon exercise of warrants issued in May 2013 pursuant to consulting agreements.

(40)  Of this amount $11,072.18 was paid on July 12, 2013 upon the initial filing of this Registration Statement; fees were paid as set forth under Notes (23) and (24) above, with the remaining $824.90 paid with Amendment No. 1.

PURSUANT TO REG. 429(B) UNDER THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT SHALL ALSO ACT AS A POST-EFFECTIVE AMENDMENT TO REGISTRATION STATEMENT NO. 333-181420 DECLARED EFFECTIVE ON MAY 9,

2013.

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SUBJECT TO COMPLETION, DATED MAY 12, 2014

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

 Preliminary Prospectus

32,311,015 Shares of Common Stock

4,517,500 Common Stock Purchase Warrants

BLUE EARTH, INC.

This prospectus relates to the sale by the selling stockholders of Blue Earth, Inc. as identified in this prospectus, of up to 4,517,500 Class A Common stock purchase warrants, and 32,311,015 shares of our common stock consisting of: (i) 4,517,500 shares issuable upon  exercise of Class A Warrants issued in our April 2013 Series C Preferred Stock Offering (“ Series C Preferred Stock Offering”) ; (ii)  4,517,500 Class A Warrants in connection with our Series C Preferred Stock Offering which are exercisable at $3.00 per share and expire on May 31, 2014 (as extended); (iii) 4,609,000 shares issuable and 2,791,000 shares previously issued upon conversion of Series C Preferred Stock and 553,080 shares issuable and 334,920 shares previously issuedupon payment of 12% annual dividends upon shares of Series C Preferred Stock; (iv) 27,000 shares issuable upon exercise of placement agent warrants issued in our Series A and B Preferred Stock Offerings exercisable at $1.75 per share and expiring five years from the date of issuance on various dates between 2016 and 2018; (v) 6,000,000 shares issuable upon exercise of management and consultant warrants issued in May 2013 exercisable at $1.18 per share and expiring on May 15, 2023; (vi) 10,000 shares issuable upon exercise of warrants issued in May 2012 to a consultant exercisable at $1.32 per share and expiring on December 31, 2017; (vii) 57,500 shares issuable upon exercise of warrants issues in our 2009 Private Placement exercisable at $1.25 per share and expiring in November and December 2014; (viii) management warrants in 2010 (1,250,000) exercisable at $.01 and expiring in September 2015, replacement warrants (2,000,000) in April 2013 exercisable at $.01 and expiring on April 16, 2023, and warrants issued in August 2013 (1,400,000) exercisable at $.01 and expiring on August 7, 2023; (ix) an aggregate of 2,650,000 shares issuable upon exercise of warrants issued to our Chairman of the Board (of which 45,000 shares have been assigned to third parties) each exercisable at $.01 per share and expiring on various dates between November 2022 and April 2023; (x) 400,000 shares issuable upon exercise of warrants issued to four consultants in July and December 2012 each exercisable at $1.00 per share and expiring on July 10, 2022 and January 2, 2019, respectively; and (xi) 650,000 shares issuable upon exercise of warrants issued to the former owners Xnergy Inc. exercisable at $0.60 per share and expiring on March 15, 2017, and an aggregate of 5,061,015 restricted shares of Common Stock held by placement agents, investment advisors, vendors, former owners of acquired companies and various consultants.  All of these shares of our common stock and the exercise of all warrants are being offered for resale by the selling stockholders.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The selling stockholders and any broker-dealers that participate in the distribution of the securities may be deemed to “underwriters” as that term is defined in Section 2(11) of the Securities Act of 1933, as amended. The last reported sale price of our common stock as quoted under the symbol "BBLU" on the OTC QB on May 9, 2014 was $2.90 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 12 of this prospectus before making a decision to purchase our common stock.

Pursuant to Rule 429(a) under the Securities Act this prospectus is a combined prospectus with the one included in Registration Statement No. 333-181420 declared effective on May 9, 2013.

The Date of this Prospectus is May _______, 2014

The prices at which the selling stockholder may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if they are exercised for cash by the selling stockholders.

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “the Company,” “we,” “us,” and “our” refer to Blue Earth, Inc., and its subsidiaries, Blue Earth Tech, Inc., Blue Earth Energy Management Services, Inc, Blue Earth Energy Management, Inc., Castrovilla, Inc., Xnergy, Inc., Blue Earth Finance, Inc., Blue Earth Energy Partners, LLC, Ecolegacy Gas & Power, LLC, IPS Power Engineering, Inc., Intelligent Power Inc., Millennium Power Solutions, LLC, Blue Earth Capital, Inc., as well as Genesis Fluid Solutions Holdings, Inc., our former name.

Overview

The Company

Blue Earth, Inc. and subsidiaries (the “Company”) is a comprehensive provider of energy efficiency and alternative/renewable energy solutions for small and medium sized commercial and industrial facilities. The Company also owns, manages and operates independent power generation systems constructed in conjunction with these services.  The Company built and owned a 500,000 watt solar powered facility on the Island of Oahu, Hawaii, which it has contracted to sell (see below) and has also built, operates and manages seven solar powered facilities in California and is designing and permitting numerous other projects. Our turnkey energy solutions enable our customers to reduce or stabilize their energy related expenditures and lessen the impact of their energy use on the environment. Our services offered include the development, engineering, construction, operation and maintenance and in some cases, financing of small and medium scale alternative/renewable energy power plants including solar photovoltaic (PV), combined heat and power (“CHP”) or on-site cogeneration and fuel cells.   Although the Company has a limited operating history and limited revenues in comparison to the size of the projects it has undertaken, as a result of the Company’s acquisitions, it is fully staffed with experienced personnel who have previously built many larger complex power plants.  As discussed below under “Corporate Strategy - CHP or Cogeneration” our first CHP power plant is expected to be completed in August 2014 with power revenues commencing soon thereafter.

We will build, own, operate and/or sell the power plants or build them for the customer to own. As we continue to expand our core energy services business as an independent power producer we intend to sell the electricity, hot water, heat and cooling generated by the power plants that we own under long-term power purchase agreements to utilities, and long-term take or pay contracts to our industrial customers. The Company also finances alternative and renewable energy projects through industry relationships.

We provide our customers with a variety of measures to improve the efficiency of their facilities’ energy consumption by designing, developing, engineering,  installing,  operating,  maintaining  and  monitoring  their  major  building  systems,  including  refrigeration,  lighting  and  heating, ventilation and air-conditioning.

We offer our utility customers, energy efficiency programs, such as our proprietary Keep Your Cool™ refrigeration program, adopted by 19 utilities, targeted to their small and medium-sized commercial customers. Our utility based, rate- payer incentive programs, are designed to help commercial businesses use less energy through the upgrade of existing equipment with new, more efficient equipment that helps reduce demand for electricity, lower energy bills and also enable utilities to satisfy state-mandated energy reduction goals. In addition to designing and administering the utility program, we perform the technical audits, sell the program to the commercial customer and in most instances, provide the installation of the equipment.

We have continued to expand our comprehensive energy solutions business through strategic acquisitions of companies that have been providing energy solutions to an established customer base or have developed a proprietary technology that can be utilized by our customers to improve equipment reliability, reduce maintenance costs and provide a better overall operating environment. The acquired companies operational activities are being conducted through the following five business units: Blue Earth Solar; Blue Earth CHP; Blue Earth EMS; Blue Earth PPS and Blue Earth EPS. The primary strategic objective for the respective business units is to establish and build brand awareness about the comprehensive energy solutions provided by the Company to its existing and future customers.   Each of the Company’s five business units is generating revenue, although Blue Earth PPS and Blue Earth CHP have limited revenues, as described below.

Proprietary technologies owned by the Company are the PeakPower® System (PPS) and the UPStealth™ System. The PeakPower® System is a patented demand response, cloud based technology, that allows remote, wireless monitoring of refrigeration units, lighting and heating, ventilation and air conditioning in thousands of facilities such as super markets and food processing, restaurants and C-stores, drug and discount stores.   Blue Earth EPS currently has several energy management systems operational in grocery stores.  Revenues are expected to ramp up in 2014, as the Company is making some system changes before a major commercial roll out in 2014. The technology enables the Company’s business unit, Blue Earth PPS, to provide energy monitoring and control solutions with real-time decision support to protect our customers’ assets by preventing costly equipment failures and food product losses. Our PeakPower® System also serves as a platform to enter into long-term services agreements that allow most types of refrigeration equipment failures to be predicted, thereby enabling preventive servicing based on need rather than periodic, scheduled and costly service calls.  The primary purpose for the acquisition of Intelligent Power on July 24, 2013 was to acquire the patent and other intellectual property rights to the above described energy saving technology.  As a result of this acquisition, approximately 4.8% of the Company’s total assets at December 31, 2013 were represented by the $4,147,832 of intangible assets acquired in this acquisition.  During the year ended December 31, 2013, the Company recognized $-0- of  revenues from the acquisition of Intelligent Power.

The patent pending UPStealth™ energy power solution (EPS) Management believes, based on its knowledge of the industry, is the only energy efficient, intelligent digital battery backup management system that was designed to power signalized intersections during loss of utility power. This system has been tested, approved and installed in several cities and municipalities throughout the United States.  UPStealth™ is designed as an alternative  to  lead-acid  battery  backup  systems,  enabling the Company’s  business  unit,  Blue  Earth  EPS,  to provide  its  customers with an environmentally friendly product that is completely recyclable with no issues of hazardous out-gassing,  corrosion, flammable or explosive characteristics.  The UPStealth™ battery backup management system can be formed in various configurations that allow the intelligent battery to bend around corners and fit into spaces that cannot be accessed by traditional battery backup systems. Compared to lead-acid battery backup systems, our innovative UPStealth™ energy power solution’s cost of ownership is less, requires less maintenance, performs several years longer, and eliminates costly hazardous disposal issues. We also offer a finance program, which allows cities and municipalities to replace existing systems without capital expenditures.  As a result of the Company’s acquisition of Millennium Power Solutions on August 23, 2013, the above described system represented approximately 11.6% ($10,039,872) of the Company’s total assets  at December 31, 2013.  The Company recognized revenues of $107,253, and a net loss of $236,014 for the year ended December 31, 2013 from the operations of Millennium Power Solutions.

There are several other market verticals where we believe both our proprietary technologies can be applied, separately, or in combination, as a viable, cost effective solution. Examples include: services for data centers, oil and natural gas wells, remote cell towers, risk management services, and demand response systems to decrease energy usage during peak load pricing periods charged by utilities.

Corporate Strategy

Our strategic objective is to provide our customers with turnkey energy solutions and help them identify and maintain low cost or even no cost savings opportunities to reduce or stabilize their energy related expenditures and lessen the impact of their energy use on the environment.

Key components to our corporate strategy include the following:

Our primary focus in the near term is expected to be organic growth within our combined heat and power (CHP), solar engineering, procurement, and construction (EPC), energy efficiency (EE)/technology business units; although we continue to evaluate and consider strategic acquisition opportunities. Our organic growth focus in each of these areas is summarized as follows.

1) CHP or Cogeneration:  Our business model is to construct and own, on a customer’s site under a long term lease, CHP or cogeneration systems, selling the thermal power to the customer and the electricity to the customer and the utility grid under long term power purchase agreements (PPAs). We have targeted large companies within the food-processing sector.  To date, the Company has signed a letter of intent with a large U.S. and international protein provider to design, build and operate seven (7) CHP plants.  We have invested significant revenues into the feasibility and permitting of these projects, have designed and ordered equipment for these projects and are negotiating and finalizing the various operating contracts.   We have continued to negotiate these operating contracts while all of the foregoing work has been carried out and expect to enter into the initial contracts in the near term. The PPA agreements with our customers will be on a take or pay basis at a guaranteed discount rate from what they currently pay to their local utility providers. To date, Blue Earth CHP has received limited revenue from engineering work done for a large food processor.  Revenues from the sale of electricity generated, which is the foundation of this business unit, are expected to commence in the third quarter of 2014, when the first power plant is scheduled to be completed. The Company raised adequate equity to build this first power plant through its $12 million warrant exercise in November 2013.  In December 2013, the Company ordered generators, costing approximately $6.1 million for two power plants for which the total cost is expected to be approximately $17 million.  The Company is making the equipment installment payments and construction costs from cash on hand, while selecting among several project debt financing options.  The Company will install, own and operate the systems at two food-processing facilities selling thermal and electric power to the customer and the local utility under 20 year power purchase agreements, none of which have been signed.  The units are modular, so construction is primarily assembly that is expected to be completed with power revenues commencing in or about August of 2014.  In March 2014, the Company ordered generators costing approximately $17.6 million for three power plants, for which the total cost is expected to be approximately $67 million.  These facilities are expected to be operational in the fourth quarter of 2014.   In the event that the Company is unable to reach a definitive agreement with the intended customer or the customer is otherwise unable to commence commercial operations, the CHP equipment purchased is generic to virtually all CHP projects; the design work is usable for other potential customers and only a small amount of expenditures is site specific and would be written off.   Although these are the Company’s first CHP power plants, Blue Earth team members have extensive experience building many, larger, more complex CHP power plants with prior employers. The Company also employs large engineering companies for selected engineering and procurement activities as budgeted and planned.

The purpose of the Company’s acquisition of IPS Engineering Inc. (IPS) and  Global Renewable Energy Group Inc.(GREG) was to acquire the plans and development of the above described CHP projects.  As a result of this acquisition, the percentage of the Company’s total assets represented by construction in progress assets of $44,029,229 at December 31, 2013, was approximately 51%.  The Company recognized revenues of $11,444 and a net loss of $319,931 for the year ended December 31, 2013 from IPS and GREG.

2)  Solar EPC: Our strategy is to joint venture with under-financed solar developers in order to gain EPC gross margins that exceed the 8-12% common within the industry.  The Company is currently constructing 27 solar projects in Hawaii, has recently constructed seven (7) solar projects in California, and is designing and permitting numerous other projects.  Our joint venture agreement with NGP and Talesun contractually commits them to use the Company exclusively as an EPC for over 150 MW of solar project construction.Under the terms of the joint venture agreement, the Company invested $2.0 million in cash and signed a promissory note for $4.5 million, all of which remains outstanding and the terms of which note are being renegotiated.  The 150 MW of committed projects represent approximately a $300 million “pipeline” (as defined herein) of solar work as provided in the joint-venture Agreement first announced in September 2013 with a contracted 20% gross margin on a cost plus basis. It is possible that the Company may reduce the gross margin in some select cases to accelerate conversion of pipeline to backlog, as defined below.  Projects that have not yet been funded are considered to be “pipeline.”  It is only when project financing is arranged that projects are moved from pipeline to backlog. The Company has not generated any revenues, to date, from this joint venture.

Historically, the Company’s pipeline for acquisition was large and generally not realized for various reasons, including site control, permitting, engineering, interconnect, and an inability to obtain project financing.  Specifically, the $585 million pipeline announced in September 2011 in connection with the Company’s acquisition of Xnergy, Inc. included in excess of 60 projects, which were not converted into significant revenues for all of the different reasons as described above and no longer exists.  However, the Company’s new solar management team has significant experience in converting pipeline into backlog and completing projects and is focused on converting the current $300 million pipeline originating from the joint-venture projects and other projects under development by the Company into revenues.   From the September 26, 2011 acquisition of Xnergy through December 31, 2013, the Company recognized total revenues of $12,731,559 from Xnergy.

3)  EE/Technology: Our historical EE business has focused on installing lighting, refrigeration and HVAC equipment for our customers which, based on Management’s knowledge of the industry, we believe can reduce our customer’s costs by 25-60%.  We based our projected savings on our having provided energy efficiency services to approximately 11,000 small to medium sized commercial customers. The Company has verified these savings through its monitoring of customer electricity bills and by using energy monitoring equipment that measures energy consumption between the old equipment and the new more effective energy efficient equipment.   We anticipate cross-selling to our larger CHP food processor customers. Our two recent technology acquisitions provide us proprietary intelligent battery technology and low cost, cloud based energy management systems that Management expects will  give us a competitive edge with our commercial customers. The technology will be added to our proprietary Keep Your Cool™ utility program that has been accepted by 20 West Coast utilities, which is expected to facilitate the roll out of our utility program across the United States.

Expand Scope of Product and Service Offerings. We plan to continue to expand our offerings by including new types of energy efficiency services, products and improvements to existing products based on technological advances in energy savings strategies, equipment and materials. Through the acquisitions of Intelligent Power Inc. and Millennium Power Solutions, LLC we significantly expanded our offerings of proprietary energy management and energy power solutions, which have enhanced our capabilities to offer our customers comprehensive energy savings solutions.

Meet Market Demand for Cost-Effective, Environmentally-Friendly Solutions.  Through our energy efficiency measures and products, we enable customers to conserve energy and reduce emissions of carbon dioxide and other pollutants. We plan to continue to focus on providing sustainable energy solutions that will address the growing demand for products and services that create environmental benefits for customers.

Increase Recurring Revenue. We intend to continue to seek opportunities to increase our sources of recurring revenue as we continue to expand our core energy services business to become an independent power producer, or IPP, by selling the electricity, hot water, heat and cooling generated by on-site power plants that we build and own under long term power purchase agreements, or PPA’s.

Utility Programs. We intend to offer utilities energy efficiency programs such as our Keep Your Cool™ refrigeration program and broaden our utility program offerings to their small and medium-sized commercial and industrial customers.

Strategic Acquisitions. We will continue to identify and acquire energy management companies and technologies that will enable us to expand our capabilities in our alternative/renewable energy and energy efficiency products and services offerings.

The Company has recognized revenues of $10,305,736, $8,466,965 and $4,914,118 for years ended December 31, 2013, 2012 and 2011, respectively, with net losses of $(25,277,153), $(9,640,578) and $(14,000,348), respectively.  As of December 31, 2013, the Company had an accumulated deficit of $(62,727,793).

Our executive offices are located at 2298 Horizon Ridge Parkway, Suite 205, Henderson, NV 89052.  Our telephone number is (702) 263-1808.

Recent Developments

For the three months ended March 31, 2014, the Company expects to report unaudited revenues of $3,234,217, as compared to $2,163,330 in revenues for the three months ended March 31, 2013, with a net loss of $5,686,460 for the three months ended March 31, 2014, as compared with a net loss of $1,877,417 for the three months ended March 31, 2013.  Excluding the non-cash expenses of common stock for services, amortization of intangible assets acquired for stock and stock options/warrants issued for services which total $2,904,380 and $630,192 for the 2014 and 2013 periods, respectively, the loss would have been $2,782,080 and $1,247,217, respectively.

The Offering

Securities Offered Hereby

This prospectus relates to the sale by certain selling stockholders of up to 4,517,500 warrants and 33,311,015 shares of our common stock, as described on the cover page of this Prospectus.

Offering price	Market price or privately negotiated prices.

Common stock
Outstanding	63,951,292 shares, $.001 par value(1)

Warrants
Outstanding	26,289,418 (2)

Options
Outstanding	2,486,239

Common Stock
Fully Diluted

97,889,029shares after:  the exercise of all outstanding Warrants (26,289,418 shares), Options (2,486,239 shares) and conversion of 460,900 shares of Preferred Stock plus accrued dividends (5,162,080 shares).

Use of proceeds

We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we will receive the exercise price, upon exercise of all Warrants offered. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

OTC QB Symbol	BBLU

Risk Factors

You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 12 of this prospectus before deciding whether or not to invest in our common stock.

______________

(1) Represents the number of shares of our common stock outstanding as of May 7, 2014.

(2) As of May 7, 2014, includes: (i) 4,517,500 Class A Warrants and 4,029,154 Class B Warrants outstanding; (ii) 151,931 placement agent warrants outstanding for all prior offerings and (iii) 17,533,333 Warrants issued to Management, Directors and Consultants.

Summary Financial Information

The summary financial information set forth below is derived from the more detailed audited and unaudited financial statements of the Company appearing elsewhere in this prospectus. This information should be read in conjunction with such financial statements, including the notes to such financial statements.

Statement of Operations Data:

	Years Ended December 31,
	2013	2012	2011	2010	2009
Revenue	$10,305,736	$8,466,965	$4,914,118	$ -	$ -
Cost of Sales	7,166,464	5,609,836	2,559,545	-	-
Gross profit	3,139,272	2,857,129	2,354,573	-	-
Total Operating Expenses	28,497,962	14,167,889	15,504,604	2,202,320	245,342
Gain (Loss) on Derivative Valuation	-	2,037,325	(749,166)	483,441	21,960
Total Other Income (expense)	81,537	1,670,182	(850,317)	(468,130)	22,158
Gain (Loss) from Continuing Operations	(25,277,153)	(9,640,578)	(14,000,348)	(2,670,450)	(223,184)
Gain (Loss) from Discontinued Operations	(196,241)	33,444	(18,638)	(904,322)	(2,024,583)
Net Loss	(25,473,394)	(9,607,134)	(14,018,986)	(3,587,553)	(2,247,767)
Preferred Dividends	(3,188,450)	(545,020)	(89,357)	-	-
Basic and Diluted
Net (Loss) Per Share	$(0.70)	$(0.51)	$(0.93)	$(0.24)	$(0.19)
Weighted Average Number of shares outstanding	36,463,197	18,961,099	15,109,401	15,201,303	12,050,759

Balance Sheet Data:

	Years Ended December 31,
	2013	2012	2011	2010	2009
Cash and Cash Equivalents	$8,403,731	$485,366	$505,370	$3,900,096	$4,758,852
Current Assets	21,414,290	5,707,864	2,486,625	3,938,135	4,758,852
Net Assets of Discontinued Operations	251,492	280,513	223,758	-	1,079,308
Total Assets	86,430,766	14,946,946	14,226,072	3,952,067	5,838,160
Warrant Derivative Liability	-	-	2,037,325	1,288,159	804,718
Total Current Liabilities	7,092,747	6,659,204	6,002,196	1,325,498	1,886,272
Additional Paid-In Capital	143,605,036	42,332,298	33,771,622	12,420,166	10,152,118
Accumulated Deficit	(62,727,793)	(34,065,949)	(23,913,795)	(9,805,452)	(6,217,899)
Stockholders’ Equity	79,338,019	8,287,742	7,244,538	2,626,569	3,951,888
Total Liabilities and Stockholders’ Equity	$86,430,766	$14,946,946	$14,226,072	$3,952,067	$ 5,838,160

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. We distribute annual reports to our stockholders, including financial statements examined and reported on by independent certified public accountants. Any or all reports and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement we filed with the SEC registering for resale the shares of our common stock being offered pursuant to this prospectus, are available at the SEC’s website www.sec.gov, as well as our website www.blueearth.com. If you do not have Internet access, requests for copies of such documents should be directed to Mr. John C. Francis, the Company’s Vice President of Corporate Development and Investor Relations, at Blue Earth, Inc., 2298 Horizon Ridge Parkway, Suite 205, Henderson, NV 89052, Telephone (702) 263-1808; fax (702) 263-1824.

We have filed a registration statement on Form S-1 with the SEC registering under the Securities Act the common stock that may be distributed under this prospectus. This prospectus, which is a part of such registration statement, does not include all of the information contained in the registration statement and its exhibits. For further information regarding us and our common stock, you should consult the registration statement and its exhibits.

Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the documents filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement are available for inspection and copying as described above.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Relating to Our Business

Since we have limited operating history, it is difficult for potential investors to evaluate our business.

We completed our initial operating subsidiary acquisition as of January 1, 2011.   Therefore, our limited operating history makes it difficult for potential investors to evaluate our business or prospective operations and your purchase of our securities.  As an early stage company, we are subject to the risks inherent in the financing, expenditures, complications and delays inherent in a new business. Accordingly, our business and success faces risks from uncertainties faced by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We are dependent upon key personnel whose loss may adversely impact our business.

We rely heavily on the expertise, experience and continued services of Dr. Johnny Thomas, our Chief Executive Officer, Robert Potts, our President and Chief Operating Officer, as well as other executive employees.  Although Dr. Thomas and Mr. Potts are employed under employment contracts, the loss of either of their services and the inability to replace either of them and/or attract or retain other key individuals, could materially adversely affect us. If Dr. Thomas, Mr. Potts or other key executive employees were to leave, we could face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any successor obtains the necessary training and experience.  We do not have key man life insurance policies on our management.

We may need additional financing to execute our business plan and fund operations, which additional financing may not be available on reasonable terms or at all.

As of December 31, 2013, we had $8,403,731 cash on hand.    On February 22, 2013, we entered into a credit agreement for a $10 million line of credit, of which $4,000,000 is currently available upon our meeting the terms and conditions of the credit facility. $1,500,000 was funded on September 11, 2013 and is being paid monthly with interest at 12% per annum.  Therefore, our short term liquidity needs have been satisfied and we have sufficient capital to fund our operations for the next 12 months.  However, in view of our business plan we may not be able to execute our business plan and fund business operations long enough to achieve profitability. In such event, we would be forced to scale back our growth strategy and operations.  Our ultimate success depends upon our ability to raise additional capital.  We are pursuing sources of additional capital through various means, including joint venture projects and debt or equity financing.  However, we expect to fund much of our growth through project financing by using a combination of debt and equity financing which may not be available when needed.  Future financing through equity investments is likely to be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable to new investors than our current investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuance of incentive awards under employee equity incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by factors, including the condition of the economy and capital markets, both generally and specifically in our industry, and the fact that we are not profitable, which could impact the availability or cost of future financing. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may need to reduce our operations accordingly.

We expect to incur a substantial amount of debt in order to build our initial combined heat and power plants.

We are negotiating with alternative financing sources for debt project financing to construct our initial combined heat and power plants.  It is expected that the initial seven(7) CHP plants which are in various stages of construction in progress may require in excess of $100 million of debt.  These seven (7) plants are scheduled to open during the third quarter of 2014 and are expected to be completed by the end of the first quarter of 2015.   This debt will be allocated among each specific project, which project entity will be the obligor, although initially the Company is expected to guarantee a portion of the debt.  To date, the Company has used cash on hand and equity financing to order equipment and advance the projects on schedule.  However, in view of the near term of this indebtedness, an event of default, if not cured or waived, may result in the acceleration of the maturity of the indebtedness.  If the Company has guaranteed this indebtedness, it may not have sufficient funds on hand for repayment which may cause it to curtail its ongoing operations until it could satisfy such default.  See "Management’s Discussion and Analysis of Financial Condition and Results of Operations."

Project development or construction activities may not be successful and proposed projects may not receive required permits or construction may not proceed as planned.

The development and construction of our projects involves numerous risks. We may be required to spend significant sums for preliminary engineering, permitting, legal, and other expenses before we can determine whether a project is feasible, economically attractive or capable of being built. Success in developing a particular project is contingent upon, among other things: (i) negotiation of satisfactory engineering, procurement and construction agreements; (ii) receipt of required governmental permits and approvals, including the right to interconnect to the electric grid on economically acceptable terms; (iii) payment of interconnection and other deposits (some of which may be non-refundable); (iv) obtaining construction financing; and (v) timely implementation and satisfactory completion of construction.

Successful completion of a particular project may be adversely affected by numerous factors, including: (i) delays in obtaining required government permits and approvals with acceptable conditions; (ii) uncertainties relating to land costs for projects; (iii) unforeseen engineering problems; (iv) construction delays and contractor performance shortfalls; (v) work stoppages; (vi) cost over-runs; (vii) equipment and materials supply; (viii) adverse weather conditions; and (ix) environmental and geological conditions.

We may be unable to obtain governmental approvals, property rights and/or financing for the construction, development and operation of our non-regulated energy investments.

Construction, development and operation of energy investments, such as natural gas storage facilities, pipeline transportation systems and solar energy projects, are subject to federal and state regulatory oversight and require certain property rights and approvals, including permits and licenses for such facilities and systems. We or our joint venture partnerships may be unable to obtain, in a cost-efficient or timely manner, all such needed property rights, permits and licenses in order to successfully construct and develop our non-regulated energy facilities and systems. Successful financing of our energy investments requires participation by willing financial institutions and lenders, as well as acquisition of capital at favorable interest rates. If we do not obtain the necessary regulatory approvals and financing, our equity investments could be impaired, and such impairment could have a materially adverse effect on our financial condition, results of operations or cash flows.

Our investments in clean energy projects are subject to substantial risks.

Commercial and residential solar energy projects, such as those in which we are investing, are relatively new and have been developed through advancement in technologies whose commercial application is limited, and which are unrelated to our core businesses. These projects are dependent upon current regulatory and tax incentives and there is uncertainty about the extent to which such incentives will be available in the future. These projects face the risk that the current regulatory regimes and tax laws may expire or be adversely modified during the life of the projects.

In addition, because these projects depend on technology outside of our expertise, there are risks associated with our ability to develop and manage such projects profitably, including logistical risks and potential delays related to construction, permitting, regulatory approvals, as well as the operational risk that the projects in service will not perform according to expectations due to equipment failure, suboptimal weather conditions or other factors beyond our control. All of the aforementioned risks could reduce the availability of viable solar energy projects for development. Furthermore, at the development or acquisition stage, because of the nascent nature of the renewable energy industry and the limited experience with the relevant technology, our ability to predict actual performance results may be hindered and the projects may not perform as predicted.

The installation of our on-site combined heat and power (CHP) or cogeneration power plants may be affected by opposition from local utility companies.

Utility policies and regulations in most states are not prepared to accommodate widespread on-site generation. These barriers erected by electric utility companies and unfavorable regulations, where applicable, make it more difficult or uneconomic for us to connect to the customer grid at customer sites and are an impediment to the growth of our business. Development of our on-site CHP or cogeneration business could be adversely affected by any slowdown or reversal in the utility deregulation process or by difficulties in negotiating backup power supply agreements with electric providers located in the different geographic areas of the country where we intend to conduct our business.

The economic viability of our projects depends on the price spread between fuel and electricity thus the volatility of the prices of these components creates risk that our projects will be uneconomic.

The economic viability of on-site CHP or cogeneration projects is dependent upon the price spread between fuel and electricity prices. Volatility of one component of the spread, the cost of natural gas and other fuels such as propane or distillate oil, can be managed by means of future contracts. However, the regional rates charged for both base load and peak electricity services may decline periodically due to excess capacity arising from over-building of utility power plants or recessions in economic activity. Any sustained weakness in electricity prices could significantly limit our market for our CHP or cogeneration on-site energy services.

Our solar engineering, procurement and construction (EPC) growth strategy is dependent upon continued availability of third-party financing arrangements for our customers.

Generally, our customers must enter into agreements to finance the construction and purchase of our solar photovoltaic (PV) projects. These structured finance arrangements are complex and rely heavily on the creditworthiness of the customer as well as required returns on investment of the financing companies. Depending on the status of financial markets for solar project funding and general economic conditions overall, financial institutions may be unwilling or unable to finance the cost of construction of the solar PV project. Lack of credit for our customers or restrictions on financial institutions extending such credit will severely limit our ability to grow our revenues. In addition, an increase in interest or lending rates or a reduction in the supply of project debt financing could reduce the number of solar projects that receive financing, making it difficult for our customers to secure the financing necessary to develop, build, purchase or install a solar PV facility on favorable terms, or at all, and thus lower demand for our EPC services which may limit our growth or reduce our net sales.

If solar power technology is not suitable for widespread adoption or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our sales would decline and we would be unable to achieve or sustain profitability.

The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. Many factors will influence the widespread adoption of solar power technology and demand for solar power products, including:

Cost effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies; performance and reliability of solar power products as compared with conventional and non-solar alternative energy products; capital expenditures by customers that tend to decrease if the U.S. economy slows; and

availability of government subsidies and incentives.

If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenue to achieve and sustain profitability. In addition, demand for solar power products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate.

Compliance with environmental laws could adversely affect our operating results.

Costs of compliance with federal, state, local and other foreign existing and future environmental regulations could adversely affect our cash flow and profitability. We will be required to comply with numerous environmental laws and regulations and to obtain numerous governmental permits in connection with energy efficiency products, and we may incur significant additional costs to comply with these requirements. If we fail to comply with these requirements, we could be subject to civil or criminal liability, damages and fines. Existing environmental regulations could be revised or reinterpreted and new laws and regulations could be adopted or become applicable to us or our customers, and future changes in environmental laws and regulations could occur. These factors may impose additional expense on our operations.

In addition, private lawsuits or enforcement actions by federal, state, and/or foreign regulatory agencies may materially increase our costs. Certain environmental laws make us potentially liable on a joint and several basis for the remediation of contamination at or emanating from properties or facilities which we may acquire that arranged for the disposal of hazardous substances. Although we will seek to obtain indemnities against liabilities relating to historical contamination at the facilities we own or operate, we cannot provide any assurance that we will not incur liability relating to the remediation of contamination, including contamination we did not cause.

We may not be able to obtain or maintain, from time to time, all required environmental regulatory approvals. A delay in obtaining any required environmental regulatory approvals or failure to obtain and comply with them could adversely affect our business and operating results.

We will need to increase the size of our organization, and we may experience difficulties in managing growth.

We are a small company with six (6) full-time employees, including four (4) executive officers, at the parent level and 86 full-time employees on a Company-wide basis, as of May 7, 2014. In addition to prospective employees hired from companies which we may acquire, we will need to expand our employee infrastructure for managerial, operational, financial and other resources.  Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively.

In order to manage our future growth, we will need to continue to improve our management, operational and financial controls and our reporting systems and procedures. All of these measures will require significant expenditures and will demand the attention of management. If we do not continue to enhance our management personnel and our operational and financial systems and controls in response to growth in our business, we could experience operating inefficiencies that could impair our competitive position and could increase our costs more than we had planned. If we are unable to manage growth effectively, our business, financial condition and operating results could be adversely affected.

Our corporate strategy will not be successful if demand for energy efficiency and renewable energy solutions does not develop.

We believe, and our corporate strategy assumes, that the market for energy efficiency and renewable energy solutions will continue to grow, that we will increase our penetration of this market and that our revenue from selling into this market will continue to increase with future acquisitions. If our expectations as to the size of this market and our ability to sell our products and services in this market are not correct, our corporate strategy will be unsuccessful and our business will be harmed.

Certain projects we may undertake for our customers may require significant capital, which our customers or we may finance through third parties, and such financing may not be available to our customers or to us on favorable terms, if at all.

Certain energy efficiency projects are typically financed by third parties.  The significant disruptions in the credit and capital markets in the last several years have made it more difficult for customers to obtain financing on acceptable terms or, in some cases, at all.  Any inability by us or our customers to raise the funds necessary to finance our projects, or any inability by us to obtain a revolving credit facility, could materially harm our business, financial condition and operating results.

Our business may be affected by seasonal trends and construction cycles, and these trends and cycles could have an adverse effect on our operating results.

We expect that our business will be subject to seasonal fluctuations and construction cycles, particularly in climates that experience colder weather during the winter months, such as the northern United States and Canada, or at educational institutions, where large projects are typically carried out during summer months when their facilities are unoccupied. In addition, government customers, many of which have fiscal years that do not coincide with ours, typically follow annual procurement cycles and appropriate funds on a fiscal-year basis even though contract performance may take more than one year. Further, government contracting cycles can be affected by the timing of, and delays in, the legislative process related to government programs and incentives that help drive demand for energy efficiency and renewable energy projects. As a result, our revenue and operating income in the third quarter is expected to be typically higher, and our revenue and operating income in the first quarter is expected to be typically lower, than in other quarters of the year. As a result of such fluctuations, we may occasionally experience declines in revenue or earnings as compared to the immediately preceding quarter, and comparisons of our operating results on a period-to-period basis may not be meaningful.

Our business depends, in part, on federal, state and local government support for energy efficiency and renewable energy, and a decline in such support could harm our business.

We depend, in part, on government legislation and policies that support energy efficiency and renewable energy projects and that enhance the economic feasibility of our energy efficiency services and small-scale renewable energy projects.  Many states offer incentives to offset the cost of solar power systems. These systems can take many forms, including direct rebates, state tax credits, system performance payments and Renewable Energy Credits (RECs). Moreover, the federal government currently offers a 30% tax credit for the installation of solar power systems. Businesses may also elect to accelerate the depreciation on their system over five years. Uncertainty about the introduction of, reduction in or elimination of such incentives or delays or interruptions in the implementation of favorable federal or state laws could substantially increase the cost of our systems to our customers, resulting in significant reductions in demand for our services, which would negatively impact our sales.

The U.S. government and several states support potential customers’ investments in energy efficiency and renewable energy through legislation and regulations that authorize and regulate the manner in which certain governmental entities do business with companies like us, encourage or subsidize governmental procurement of our services, provide regulatory, tax and other incentives to others to procure our services and provide us with tax and other incentives that reduce our costs or increase our revenue.  Current market conditions have caused various state, local or federal incentive programs which help drive the economics for these projects to be unexpectedly depleted or substantially changed by the administrators.

For example, U.S. legislation in 1992 authorized federal agencies to enter into energy savings performance contracts (“ESPCs”), such as those that we may enter into with customers at a later date. In 2007, three years after the expiration of the original legislation, new ESPC legislation was enacted without an expiration provision, and in the same year, the President of the United States issued an executive order requiring federal agencies to set goals to reduce energy use and increase renewable energy sources and use. In addition, the American Recovery and Reinvestment Act of 2009 (“ARRA”) allocated $67 billion to promote clean energy, energy efficiency and advanced vehicles. Additionally, the Emergency Economic Stabilization Act of 2008 instituted the 1603 cash grant program, which may provide cash in lieu of an investment tax credit for eligible renewable energy generation sources for which construction commenced prior to the end of 2010 where the project is placed in service by various dates set out in the act.  The Internal Revenue Code (the “Code”), currently provides a production tax credit for the generation of electricity from wind projects and from landfill gas field power projects, and an investment tax credit or grant in lieu of such tax credits for investments in landfill gas field power projects, wind, biomass and solar power generation projects. Various state and local governments have also implemented similar programs and incentives, including legislation authorizing the procurement of ESPCs.

Prospective customers frequently depend on these programs to help justify the costs associated with, and to finance, energy efficiency and renewable energy projects. If any of these incentives are adversely amended, eliminated or not extended beyond their current expiration dates, or if funding for these incentives is reduced, it could adversely affect our ability to obtain project commitments from new customers. A delay or failure by government agencies to administer, or make procurements under, these programs in a timely and efficient manner could have a material adverse effect on our potential customers’ willingness to enter into project commitments with us.

Changes to tax, energy and environmental laws could reduce our prospective customers’ incentives and mandates to purchase certain kinds of services that we may supply, and could thereby adversely affect our business, financial condition and operating results.

A significant decline in the fiscal health of federal, state, provincial and local governments could reduce demand for our energy efficiency and renewable energy projects.

Recent significant declines in the fiscal health of federal, state and local governmental entities may make it difficult for them to enter into contracts for our services or to obtain financing necessary to fund such contracts.

We are subject to governmental regulation. Compliance with current and future regulatory requirements and procurement of necessary approvals, permits and certificates may result in substantial costs to us.

We are subject to substantial regulation from federal, state and local regulatory authorities. We are required to comply with numerous laws and regulations and to obtain numerous authorizations, permits,  approvals and certificates from governmental agencies and tariff rates that the Company can charge its customers, rates of return, the authorized cost of capital, recovery of pipeline replacement and environmental remediation costs and relationships with its affiliates. These agencies regulate various aspects of our business, including customer rates, services and natural gas pipeline operations.

The Federal Energy Regulatory Commission (“FERC”) has regulatory authority over certain of our operations. Any Congressional legislation or agency regulation that would alter these or other similar statutory and regulatory structures in a way to significantly raise costs that could not be recovered in rates from customers, would reduce the availability of supply or capacity or that would reduce our competitiveness would negatively impact our earnings. In addition, the U.S. Senate has passed the Pipeline Transportation Safety Improvement Act and if enacted will increase federal regulatory oversight and could also increase administrative costs that may not be recovered in rates from customers, which could have an adverse impact on our earnings.

We cannot predict the impact of any future revisions or changes in interpretations of existing regulations or the adoption of new laws and applicable regulations. Changes in regulations or the imposition of additional regulations could influence our operating environment and may result in substantial costs to us.

Each state is responsible for regulating the sale, installation and interconnection of alternative energy within their state. The construction of power generation projects typically is regulated at the state and provincial levels, and the operation of these projects also may be subject to state and provincial regulation as “utilities.” At the federal level, the ownership, operation, and sale of power generation facilities may be subject to regulation under Public Utility Holding Company Act of 2005, or PUHCA, the Federal Power Act, or FPA, and Public Utility Regulatory Policies Act of 1978, or PURPA.

New technologies may prove inappropriate and result in liability to us or may not gain market acceptance by customers.

The solar power industry (and the alternative energy industry, in general) is subject to technological change. Our future success will depend on our ability to appropriately respond to changing technologies and changes in function of products and quality. If we adopt products and technologies that are not attractive to consumers, we may not be successful in capturing or retaining a significant share of our market. In addition, some new technologies are relatively untested and unperfected and may not perform as expected or as desired, in which event our adoption of such products or technologies may cause us to lose money.

Existing regulations, and changes to such regulations, may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products and services.

New government regulations or utility policies pertaining to solar power systems are unpredictable and may result in significant additional expenses or delays and, as a result, could cause a significant reduction in demand for solar energy systems and our services. For example, there currently exist metering caps in certain jurisdictions which effectively limit the aggregate amount of power that may be sold by solar power generators into the power grid.

We plan to expand our business in part through future acquisitions, but we may not be able to identify or complete suitable acquisitions.

Acquisitions are a significant part of our growth strategy. We plan to use acquisitions of companies or technologies to expand our project skill-sets and capabilities, expand our geographic markets, add experienced management and increase our product and service offerings. However, we may be unable to implement this growth strategy if we cannot identify suitable acquisition candidates, reach agreement with acquisition targets on acceptable terms or arrange required financing for acquisitions on acceptable terms. In addition, the time and effort involved in attempting to identify acquisition candidates and consummate acquisitions may divert members of our management from the operations of our company.

Our prior acquisitions and any future acquisitions that we may make have made and/or may disrupt our business, cause dilution to our stockholders and harm our business, financial condition or operating results.

If we are successful in consummating acquisitions, those acquisitions could subject us to a number of risks, including, but not limited to:  the purchase price we pay and/or unanticipated costs could significantly deplete our cash reserves or result in dilution to our existing stockholders; we may find that the acquired company or technologies do not improve market position as planned; we may have difficulty integrating the operations and personnel of the acquired company, as the combined operations will place significant demands on the Company’s management, technical, financial and other resources; key personnel and customers of the acquired company may terminate their relationships with the acquired company as a result of the acquisition; we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting; we may assume or be held liable for risks and liabilities (including environmental-related costs) as a result of our acquisitions, some of which we may not be able to discover during our due diligence or adequately adjust for in our acquisition arrangements; our ongoing business  and  management’s  attention  may  be  disrupted  or  diverted  by  transition  or  integration  issues  and  the  complexity  of  managing geographically or culturally diverse enterprises; we may incur one-time write-offs or restructuring charges in connection with the acquisition; we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings.

Historically, the $585 million pipeline announced in September 2011 in connection with the Company’s acquisition of Xnergy Inc. was not converted into significant revenues for various reasons, including site control, permitting, engineering, interconnect, regulatory and an inability to obtain financing.

In addition, we may assume or be held liable for risks and liabilities (including environmental-related costs) as a result of our acquisitions, some of which we may not be able to discover during our due diligence or adequately adjust for in  our acquisition arrangements; our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises; we may incur one-time write-offs or restructuring charges in connection with the acquisition; we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

We cannot assure you that we will successfully integrate or profitably manage any acquired business. In addition, we cannot assure you that, following any acquisition, our continued business will achieve sales levels, profitability, efficiencies or synergies that justify acquisition or that the acquisition will result in increased earnings for us in any future period.  These factors could have a material adverse effect on our business, financial condition and operating results.

A drop in the retail price of conventional energy or non-solar alternative energy sources may negatively impact our profitability.

We believe that an end customer’s decision to purchase or install solar power capabilities is primarily driven by the cost and return on investment resulting from solar power systems. Fluctuations in economic and market conditions that affect the prices of conventional and non-solar alternative energy sources, such as decreases in the prices of oil and other fossil fuels, could cause the demand for solar power systems to decline, which would have a negative impact on our profitability. Changes in utility electric rates or net metering policies could also have a negative effect on our business.

Failure of third parties to manufacture quality products or provide reliable services in a timely manner could cause delays in the delivery of our services and completion of our projects, which could damage our reputation, have a negative impact on our relationships with our customers and adversely affect our growth.

Our success depends on our ability to provide services and products in a timely manner, which, in part, depends on the ability of third parties to provide us with timely and reliable services and products, such as boilers, chillers, cogeneration systems, PV panels, lighting and other complex components. In providing our services we intend to rely on products that meet our design specifications and components manufactured and supplied by third parties, as well as on services performed by subcontractors.  Warranties provided by third-party suppliers and subcontractors typically limit any direct harm we might experience as a result of our relying on their products and services. However, there can be no assurance that a supplier or subcontractor  will be willing or able to fulfill its contractual obligations and make necessary repairs or replace equipment. In addition, these warranties generally expire within one to five years or may be of limited scope or provide limited remedies. If we are unable to avail ourselves of warranty protection, we may incur liability to our customers or additional costs related to the affected products and components, including replacement and installation costs, which could have a material adverse effect on our business, financial condition and operating results.

Moreover, any delays, malfunctions, inefficiencies or interruptions in these products or services - even if covered by warranties - could adversely affect the quality and performance of our solutions. This could cause us to experience difficulty retaining current customers and attracting new customers, and could harm our brand, reputation and growth. In addition, any significant interruption or delay by our suppliers in the manufacture or delivery of products or services on which we depend could require us to expend considerable time, effort and expense to establish alternate sources for such products and services.

We may need to assume responsibility under customer contracts for factors outside our control, including the risk that fuel prices will increase.

We do not expect to take responsibility under our proposed contracts for a wide variety of factors outside our control. However, we may sometimes need to assume some level of risk and responsibility for certain factors - sometimes only to the extent that variations exceed specified thresholds particularly with contracts for renewable energy projects.  Although we intend to structure our contracts so that our obligation to supply a customer with electricity, for example, does not exceed the quantity produced by the production facility, in some circumstances we may commit to supply a customer with specified minimum quantities based on our projections of the facility’s production capacity. In such circumstances, if we are unable to meet such commitments, we may be required to incur additional costs or face penalties.  Despite measures to mitigate risks under these and other contracts, such steps may not be sufficient to avoid the need to incur increased costs to satisfy our commitments, and such costs could be material. Increased costs that we are unable to pass through to our customers could have a material adverse effect on our operating results.

Our business will depend on experienced and skilled personnel, and if we are unable to attract and integrate skilled personnel, it will be more difficult for us to manage our business and complete projects.

The success of our business will depend on the skill of our personnel. Accordingly, it is critical that we maintain, and continue to build, a highly experienced and specialized workforce, including engineers, project and construction management, and business development and sales professionals. In addition, our construction projects require a significant amount of trade labor resources, and other skilled workers, as well as certain specialty subcontractor skills.

Competition for personnel, particularly those with expertise in the energy services and renewable energy industries, is high, and identifying candidates with the appropriate qualifications can be costly and difficult. We may not be able to hire the necessary personnel to implement our business strategy given our anticipated hiring needs, or we may need to provide higher compensation or more training to our personnel than we currently anticipate.

In the event we are unable to attract, hire and retain the requisite personnel and subcontractors, we may experience delays in completing projects in accordance with project schedules and budgets, which may have an adverse effect on our financial results, harm our reputation and cause us to curtail our pursuit of new projects. Further, any increase in demand for personnel and specialty subcontractors may result in higher costs, causing us to exceed the budget on a project, which in turn may have an adverse effect on our business, financial condition and operating results and harm our relationships with our customers.

We operate in a highly competitive industry, and our current or future competitors may be able to compete more effectively than we do, which could have a material adverse effect on our business, revenue, growth rates and market share.

Our industry is highly competitive, with many companies of varying size and business models, many of which have their own proprietary technologies, compete for the same business as we do.  Our competitors have longer operating histories and greater resources than us, and could focus their substantial financial resources to develop a competing business model, develop products or services that are more attractive to potential customers than what we offer or convince our potential customers that they should require financing arrangements that would be impractical for smaller companies to offer.  Our competitors may also offer energy solutions at prices below cost, devote significant sales forces to compete with us or attempt to recruit our key personnel by increasing compensation, any of which could improve their competitive positions. Any of these competitive factors could make it more difficult for us to attract and retain customers, cause us to lower our prices in order to compete, and reduce our market share and revenue, any of which could have a material adverse effect on our financial condition and operating results. We can provide no assurance that we will continue to effectively compete against our current competitors or additional companies that may enter our markets.

In addition, we may also face competition based on technological developments that reduce demand for electricity, increase power supplies through existing infrastructure or that otherwise compete with our products and services. We also encounter competition in the form of potential customers electing to develop solutions or perform services internally rather than engaging an outside provider such as us.

We may be unable to complete or operate our projects on a profitable basis or as we have committed to our customers.

Development, installation and construction of energy efficiency and renewable energy projects, and operation of renewable energy projects, entails many risks, including:

Failure to obtain necessary project financing at various stages of the project; failure to receive critical components and equipment that meet our design specifications and can be delivered on schedule; failure to obtain all necessary rights to land access and use; failure to receive quality and timely performance of third-party services; increases in the cost of labor, equipment and commodities needed to construct or operate projects; permitting and other regulatory issues, license revocation and changes in legal requirements; shortages of equipment or skilled labor; unforeseen engineering problems; failure of a customer to accept or pay for renewable energy that we supply; weather interferences, catastrophic events including fires, explosions, earthquakes, droughts and acts of terrorism; and accidents involving personal injury or the loss of life; labor disputes and work stoppages; mishandling of hazardous substances and waste; and other events outside of our control.

Any of these factors could give rise to construction delays and construction and other costs in excess of our expectations. This could prevent us from completing construction of projects, cause defaults under financing agreements or under contracts that require completion of project construction by a certain time, cause projects to be unprofitable for us, or otherwise impair our business, financial condition and operating results.

Provisions in government contracts may harm our business, financial condition and operating results.

In the event that we are able to secure contracts with the federal government and its agencies, and with state and local governments, these contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts, including provisions that allow the government to:

Terminate existing contracts, in whole or in part, for any reason or no reason; reduce or modify contracts or subcontracts; decline to award future contracts if actual or apparent organizational conflicts of interest are discovered, or to impose  organizational conflict mitigation measures as a condition of eligibility for an award; suspend or debar the contractor from doing business with the government or a specific government agency; and pursue criminal or civil remedies under the False Claims Act, False Statements Act and similar remedy provisions unique to government contracting.

Generally, government contracts contain provisions permitting unilateral termination or modification, in whole or in part, at the government’s convenience. Under general principles of government contracting law, if the government terminates a contract for convenience, the terminated company may recover only its incurred or committed costs, settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting company is entitled to recover costs incurred and associated profits on accepted items only and may be liable for excess costs incurred by the government in procuring undelivered items from another source. The termination payment is designed to compensate us for the cost of construction plus financing costs and profit on the work completed.

In ESPCs for governmental entities, the methodologies for computing energy savings may be less favorable than for non-governmental customers and may be modified during the contract period. In the event we enter into ESPCs, we may be liable for price reductions if the projected savings cannot be substantiated.

In addition to the right of the federal government to terminate its contracts with us, federal government contracts are conditioned upon the continuing approval by Congress of the necessary spending to honor such contracts. Congress often appropriates funds for a program on a September 30 fiscal-year basis even though contract performance may take more than one year. Consequently, at the beginning of many major governmental programs, contracts often may not be fully funded, and additional monies are then committed to the contract only if, as and when appropriations are made by Congress for future fiscal years. If one or more of our government contracts were terminated or reduced, or if appropriations for the funding of one or more of our contracts is delayed or terminated, our business, financial condition and operating results could be adversely affected.

Government contracts normally contain additional terms and conditions that may increase our costs of doing business, reduce our profits and expose us to liability for failure to comply with these terms and conditions. These include, for example:

Specialized accounting systems unique to government contracting, which may include mandatory compliance with federal Cost Accounting Standards; mandatory financial audits and potential liability for adjustments in contract prices; public disclosure of contracts, which may include pricing information; mandatory socioeconomic compliance requirements, including small business promotion, labor, environmental and U.S. manufacturing requirements; and requirements for maintaining current facility and/or personnel security clearances to access certain government facilities or to maintain certain records, and related industrial security compliance requirements.

Insurance and contractual protections may not always cover lost revenue, increased expenses or liquidated damages payments.

Although we maintain insurance and intend to obtain warranties from suppliers, obligate subcontractors to meet certain performance levels and attempt, where feasible, to pass risks we cannot control to our customers, the proceeds of such insurance, warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenue, increased expenses or liquidated damages payments that may be required in the future.

If the cost of energy generated by traditional sources does not increase, or if it decreases, demand for our services may decline.

Decreases in the costs associated with traditional sources of energy, such as prices for commodities like coal, oil and natural gas, or electricity may reduce demand for energy efficiency and renewable energy solutions. Technological progress in traditional forms of electricity generation or the discovery of large new deposits of traditional fuels or international political developments, production and distribution policies of OPEC could reduce the cost of electricity generated from those sources and as a consequence reduce the demand for our solutions. Any of these developments could have a material adverse effect on our business, financial condition and operating results.

Our activities and operations are subject to numerous health and safety laws and regulations, and if we violate such regulations, we could face penalties and fines.

We are subject to numerous health and safety laws and regulations in each of the jurisdictions in which we will operate. These laws and regulations require us to obtain and maintain permits and approvals and implement health and safety programs and procedures to control risks associated with our projects. Compliance with those laws and regulations can require us to incur substantial costs. Moreover, if our compliance programs are not successful, we could be subject to penalties or to revocation of our permits, which may require us to curtail or cease operations of the affected projects. Violations of laws, regulations and permit requirements may also result in criminal sanctions or injunctions.

Health and safety laws, regulations and permit requirements may change or become more stringent. Any such changes could require us to incur materially higher costs than we currently have. Our costs of complying with current and future health and safety laws, regulations and permit requirements, and any liabilities, fines or other sanctions resulting from violations of them, could adversely affect our business, financial condition and operating results.

Our credit facilities and debt instruments contain financial and operating restrictions that may limit our business activities and our access to credit.

The Company and all of its wholly owned subsidiaries entered into a Credit Agreement, dated as of January 31, 2013 (the “Credit Agreement”) and effective February 22, 2013, with TCA Global Credit Master Fund, LP (the “Lender”).  The material terms of the Credit Agreement are as follows:

The lender provided a credit facility of up to $10,000,000 to Blue Earth, secured by a first priority security interest in all of the assets of Blue Earth. The initial tranche of the loan was in the amount of $1,500,000 (the “Initial Loan Draw”) and any additional requests for an increase in the revolving credit amount would be subject to the Lender’s approval based upon the intended use of proceeds.  In connection with Initial Loan Draw, Blue Earth paid the Lender, among other things, $100,000 payable in common stock of Blue Earth, Inc. The Initial Loan Draw was repaid in full in accordance with the Lock Box Agreement that was entered into in conjunction with the Credit Agreement.

Subsequently, Blue Earth and the Lender entered into the First Amendment to the Credit Agreement, dated as of September 11, 2013 (the “First Amendment”).  The material terms of the First Amendment are as follows:

The Lender increased the revolving credit facility amount to $4,000,000, of which $2,500,000 would be funded to Blue Earth (the “Second Loan Draw”), subject to the conditions of the First Amendment described below.  The Second Loan Draw was comprised of two draws with the initial draw of $1,500,000 being funded upon the execution and delivery of the First Amendment at an interest rate of 12% per annum, which loan is being repaid monthly. To date, the second draw has not been funded, as the Company raised money in November 2013 from the exercise of warrants and has not needed to draw down further on this facility.

In connection with the Second Loan Draw of $4,000,000, Blue Earth paid the Lender $100,000 payable in common stock of Blue Earth, Inc. The repayment of the Second Loan Draw is being paid via the existing Lock Box Agreement described above. The Company anticipates paying the note in full during the current quarter as we enter into larger credit facilities that meet the Company’s project finance plans as outlined herein.

Pursuant to the credit agreement, all of the Company’s and our subsidiaries’ assets, other than excluded and future projects are secured with our senior lender. Provisions in our credit facilities and debt instruments impose restrictions on our and certain of our subsidiaries ability to, among other things:

Incur additional debt; pay cash dividends and make distributions; make certain investments and acquisitions; guarantee the indebtedness of others or our subsidiaries; redeem or repurchase capital stock; create liens or encumbrances;  enter into transactions with affiliates; engage in new lines of business; sell, lease or transfer certain parts of our business or property; incur any obligations for capital expenditures of $100,000 for any single transaction or $200,000 in any fiscal year for existing projects; issue any additional capital stock of the Company or any subsidiary of the Company; and merge or consolidate.

These agreements also contain other customary covenants, including covenants that require us to meet specified financial ratios and financial tests. We may not be able to comply with these covenants in the future. Our failure to comply with these covenants may result in the declaration of an event of default and cause us to be unable to borrow under our credit facilities and debt instruments. In addition to preventing additional borrowings under these agreements, an event of default, if not cured or waived, may result in the acceleration of the maturity of indebtedness outstanding under these agreements, which would require us to pay all amounts outstanding. If an event of default occurs, we may not be able to cure it within any applicable cure period, if at all. If the maturity of our indebtedness is accelerated, we may not have sufficient funds available for repayment or we may not have the ability to borrow or obtain sufficient funds to replace the accelerated indebtedness on terms acceptable to us or at all.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources.”

If our subsidiaries default on their obligations under their debt instruments, we may need to make payments to lenders to prevent foreclosure on the collateral securing the debt.

We have formed subsidiaries to own and operate acquired companies.  These subsidiaries may incur various types of debt.  This debt may be structured as non-recourse debt, which means it is repayable solely from the revenue of the subsidiary and is secured by such subsidiary’s assets, and a pledge of our equity interests in such subsidiary. Although subsidiary debt is typically non-recourse to the Company, if a subsidiary of ours defaults on such obligations, then we may from time to time determine to provide financial support to the subsidiary in order to avoid the adverse consequences of a default. In the event a subsidiary defaults on its indebtedness, its creditors may foreclose on the collateral securing the indebtedness, which may result in our losing our ownership interest in the subsidiary. The loss of our ownership interest in a subsidiary or some or all of a subsidiary’s assets could have a material adverse effect on our business, financial condition and operating results.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations, and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world. Concerns over energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market, and the real estate market in the U.S. have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and a global recession. Domestic and international equity markets have been experiencing heightened volatility and turmoil. These events and the continuing market upheavals may have an adverse effect on our business. In the event of extreme prolonged market events, such as the global credit crisis, we could incur significant losses.

We may be exposed to product liability risks.

The Company’s operations may expose it to potential product liability risks that are inherent in the sale of energy efficiency products.  There can be no assurance that product liability claims will not be asserted against the Company.  We plan to have product liability insurance covering sales of any prospective products, which we believe will be adequate to cover any product liability exposure we may have.  However, product liability insurance is expensive and we may be unable to obtain sufficient insurance coverage at a reasonable cost to protect us against losses. An individual may bring a product liability claim against us if one of our products causes, or is claimed to have caused, an injury or is found to be unsuitable for consumer use. Any product liability claim brought against us, with or without merit, could result in:

Liabilities that substantially exceed our product liability insurance, which we would then be required to pay from other sources, if available; an increase of our product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, or at all; damage to our reputation and the reputation of our products, resulting in lower sales; regulatory investigations that could require costly recalls or product modifications; litigation costs; and the diversion of management’s attention from managing our business.

A successful product liability claim or series of claims brought against the Company could have a material adverse effect on the Company’s business, financial condition and results of operations.

We may be sued by third parties who claim that our prospective products infringe on their intellectual property rights.

We may be exposed to future litigation by third parties based on claims that our prospective products or activities infringe on the intellectual property rights of others or that  we have misappropriated the trade secrets of others.  Any litigation or claims against the Company, whether or not valid, could result in substantial costs, could place a significant strain on our financial and managerial resources, and could harm the Company’s reputation.  In addition, intellectual property litigation or claims could force us to do one or more of the following, any of which could have a material adverse effect on the Company or cause us to curtail or cease its operations:

The sale of a product material to our future operations; or obtain a license from the holder of the infringed intellectual property right, which could also be costly or may not be available on reasonable terms.

We may be subject to damages resulting from claims that the Company or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Upon completion of any acquisitions by the Company, we may be subject to claims that our acquired companies and their employees may have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers or competitors.  Litigation may be necessary to defend against these claims.  Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.  If we fail in defending such claims, in addition to paying money claims, we may lose valuable intellectual property rights or personnel.  A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain products, which could severely harm our business.

Rapid technological change could make any products that the Company sells obsolete.

Energy efficiency technologies have undergone rapid and significant change and the Company expects that they will continue to do so.  Any products or technologies that we may acquire may become obsolete or uneconomical before the Company recovers the purchase price incurred in connection with their acquisition.

The obligations associated with being a public company require significant resources and management attention, which may divert from our business operations.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition, proxy statement, and other information. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures as of December 31, 2012, were not effective in ensuring that material information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. During the year ended December 31, 2013 we hired additional financial reporting, internal controls and other financial personnel in order to develop and implement appropriate internal controls and reporting procedures.  Specifically, we added a CFO and controller  and  developed  appropriate  policies  and  procedures  which  added  to  our  general  and  administrative  expenses.   During  2013  our management performed an assessment of our internal controls and determined that our internal controls became effective during the quarter ended September 30, 2013. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our selling, general and administrative expenses.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting. In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act of 2002, then we may not be able to obtain the independent account certifications required by that act, which may preclude us from keeping our filings with the SEC current, and interfere with the ability of investors to trade our securities and our shares to continue to be quoted on the OTC QB or our ability to list our shares on any national securities exchange.

If we fail to maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud.  If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.  With each prospective acquisition we may make we will conduct whatever due diligence is necessary or prudent to assure us that the acquisition target can comply with the internal controls requirements of the Sarbanes-Oxley Act. Notwithstanding our diligence, certain internal controls deficiencies may not be detected.  As a result, any internal control deficiencies may adversely affect our financial condition, results of operations and access to capital.

Risks Related to our Securities

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. As a public company, these rules and regulations may make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

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Our ability to execute our business plan and complete prospective acquisitions; changes in our industry; competitive pricing pressures; our ability to obtain working capital financing; additions or departures of key personnel; limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock; sales of our common stock (particularly following  effectiveness  of  this  resale  registration  statement);  operating  results  that  fall  below expectations;  regulatory developments; economic and other external factors; period-to-period fluctuations in our financial results; and our inability to develop or acquire new or needed technologies.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at the time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price increases. The Board of Directors set December 31, 2010 as the record date to distribute one Series A Warrant for every two shares held of record by each shareholder on such date as a result of the spin-off of Genesis Fluid Solutions.  While this warrant distribution is similar to a dividend as no investment decision is necessary on the part of stockholders, it is not a dividend.

Our shares of common stock are thinly traded, the price may not reflect our value, and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Our shares of common stock are thinly traded, our common stock is available to be traded and is held by a small number of holders, and the price may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business, among other things. We will take certain steps including utilizing investor awareness campaigns and firms, press releases, road shows and conferences to increase awareness of our business, and any steps that we might take to bring us to the awareness of investors may require we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business, and trading may be at an inflated price relative to the performance of the Company due to, among other things, availability of sellers of our shares.

If an active market should develop, the price may be highly volatile. Because there is currently a low price for our shares of common stock, many brokerage firms or clearing firms are not willing to effect transactions in the securities or accept our shares for deposit in an account.  Many lending institutions will not permit the use of low priced shares of common stock as collateral for any loans.  Furthermore, our securities are traded on the OTC QB where it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about these companies, and (3) to obtain needed capital.

Our common stock may be deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.

Our common stock is currently subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or another national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenues of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in these securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares issuable upon the effectiveness of a registration statement, upon the expiration of any statutory holding period under Rule 144, or shares issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. On May 2, 2013, the post-effective amendment to our registration statement on Form S-1 (No. 333-181420) was declared effective by the SEC.  An aggregate of 22,083,756 shares of Common Stock including 4,029,154 shares which have already been issued upon exercise of warrants were registered for resale under such registration statement. In addition, the 1,065,000 shares of common stock issued in the 2009 Merger to the former directors and the 6,872,500 shares of common stock issued in our 2009 Private Placement which are currently issued and outstanding, as well as other shares which were prohibited from being sold for a period of 12 months from when the Company lost its former shell status which ended in November, 2010 are all available for resale.

In general, a non-affiliated person who has held restricted shares for a period of six months, under Rule 144, may sell into the market our common stock all of their shares, subject to the Company being current in its periodic reports filed with the SEC.  An affiliate may sell an amount equal to the greater of 1% of the outstanding shares or, if listed on Nasdaq or another national securities exchange, the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once every three months, and any of the restricted shares may be sold by a non-affiliate without any restriction after they have been held one year.

Because our directors and officers are among our largest stockholders, they can exert significant control over our business and affairs and have actual or potential interests that may depart from those of our other stockholders.

Our directors and executive officers and/or their affiliates beneficially own or control approximately 20% of the issued and outstanding common stock and a larger percentage on a fully diluted basis. In addition, the holdings of our directors and executive officers may increase in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional shares of our common stock.  As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring stockholder approval, irrespective of how the Company’s other stockholders, may vote, including the following actions:

To elect or defeat the election of our directors; to amend or prevent amendment of our Certificate of Incorporation or By-laws; to effect or prevent a merger, sale of substantially all assets or other corporate transaction; and to control the outcome of any other matter submitted to our stockholders for vote.

In addition, these persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Exercise of options and warrants and conversion of preferred stock may have a dilutive effect on our common stock.

If the price per share of our common stock at the time of exercise of any warrants, options, or any other convertible securities is in excess of the various exercise or conversion prices of these convertible securities, exercise or conversion of these convertible securities would have a dilutive effect on our common stock. The Company has no plans to issue additional warrants exercisable at $0.01 per share or otherwise below market; however reserves the right to do so when it is deemed to be in the best interest of the Company and its Shareholders.    As of May 7, 2014, we had outstanding options, warrants and reserved derivative securities, which if exercised would result in the issuance of 33,993,737 shares of Common Stock, consisting (i) outstanding incentive stock options to purchase 2,486,239 shares of our common stock; (ii) warrants issued to Management, consultants and vendors to purchase an aggregate of 17,533,333 shares of common stock, including approximately 7,300,000 warrants exercisable at $0.01 per share; (iii) 460,900 shares of Series C Convertible Preferred Stock outstanding convertible into 5,162,080 shares of Common Stock (including 553,080 shares issuable in payment of dividends); (iv) placement agent warrants to purchase 151,931 shares of Common Stock at an exercise price of $1.75 per share and 57,500 shares of Common Stock at an exercise price of $1.25 per share; (v) Class A Warrants to purchase 4,517,500 shares of common stock at an exercise price of $3.00 per share issued in our Series C Preferred Stock Offering; and (vi) Class B Warrants to purchase 4,029,154 shares of Common Stock at an exercise price of $6.00 per share.  Upon exercise of the outstanding 4,517,500 Class A Warrants, warrant holders will receive 4,517,500 Class B Warrants when combined with the outstanding 4,029,154 Class B Warrants are exercisable for an aggregate of 8,546,654 shares of common stock at an exercise price of $6.00 per share. Upon exercise of the outstanding Class B Warrants, warrant holders will receive 8,546,654 Class C Warrants to purchase 8,546,654 shares of common stock at an exercise price of $12.00 per share.  Therefore, an additional 17,093,308 shares of Common Stock are issuable upon full exercise of the Series B and Class C Warrants. The Class B and C Warrants have not been registered for resale under this Registration Statement. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to those of our common stock and which result in additional dilution of the existing ownership interests of our common stockholders.

Automatic Conversion of Preferred Stock

Each of the 460,900 shares of Series C Preferred Stock outstanding as of May 7, 2014, which are not converted by the holder shall be automatically converted by the Company at $1.00 per share upon the first to occur: (i) the fourth anniversary date of the issuance of the Preferred, or (ii) the closing price of the Common Stock trades at least $2.18 per share for 60 consecutive calendar days, provided there is an effective registration statement.  In July 2013, the Company automatically converted the remaining Shares of Series A and Series B Preferred Stock when the Common Stock traded above $2.25 and $2.20 per share, respectively, for 60 consecutive calendar days.

The Company will continue to pay dividends in Common Stock up until the date of conversion.  The shares issuable upon conversion, including accrued interest, shares will be registered with the SEC.  However, there will be dilution to Common Stockholders from the conversion of the Preferred Stock. In addition, conversions to date, as well as upon automatic conversion by the Company may cause significant downward pressure on the price of our Common Stock as holders who converted from Preferred Stock resell their Common Stock in the open market

Redemption of Class A warrants.

The Company may redeem each of the issued and outstanding Series A, B and C Warrants at $.001 per warrant on 20 days’ prior written notice. On October 7, 2013, the Company issued a notice of redemption for an aggregate of 8,832,126 Class A Warrants included in the Company’s Registration Statement on Form S-1 (No. 333-181420).  An aggregate of 4,029,154 Class A Warrants were exercised by holders and Standby Purchasers and the balance were redeemed.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on behalf of our company.

Our certificate of incorporation allows for our board of directors to create new series of preferred stock without further approval by our stockholders, which could act as an anti-takeover device.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock.  On September 28, 2011, the board of directors had authorized the issuance of up to 300,000 shares of Series A Preferred Stock convertible on a ten for one basis into common stock and 297,067 shares of Series A Preferred Stock were issued.  On March 30, 2012, our Board of Directors authorized the issuance of up to 300,000 shares of Series B Preferred Stock convertible on a ten for one basis into Common Stock and 283,052 shares of Series B Preferred Stock were issued.  On March 28, 2013, our Board of Directors authorized the issuance of up to 500,000 shares of Series C Preferred Stock convertible on a ten for one basis into Common Stock and subsequently amended our Certificate of Incorporation to provide for 910,000 shares and 903,500 shares of Series C Preferred Stock were issued.  Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of series of preferred stock that have greater voting power than our common stock or that are convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.  Unless the nature of a particular transaction and applicable statute require such approval, the Board of Directors has the authority to issue these shares without stockholder approval subject to approval of the holders of our preferred stock.  The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company without any further action by the stockholders.

Provisions in our charter documents and Nevada law could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

Provisions of our certificate of incorporation and by-laws, as well as provisions of Nevada law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

•

authorizing the issuance of “blank check” preferred that could be issued by our Board of Directors to increase the number of outstanding shares and thwart a takeover attempt;

•

prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates; and

•

advance notice provisions in connection with stockholder proposals that may prevent or hinder any attempt by our stockholders to bring business to be considered by our stockholders at a meeting or replace our board of directors.

Our proposed corporate governance documents and the laws described above could make a takeover attempt, which may be beneficial to our shareholders, more difficult.

Pursuant to the proposed Shareholders’ Rights Plan (the “Rights Plan”), if adopted at our shareholders' meeting scheduled for July 18, 2014, the Board of Directors will have the ability to issue additional shares of common stock without having to obtain shareholder approval for such action (often referred to as a "poison pill"). As a result, our Board could authorize the issuance of shares of common stock, which could deter or delay attempts by our shareholders to remove or replace management, and attempts of third parties either to engage in proxy contests or to acquire control of the Company. If the Board of Directors elects to take such action and the shareholders do not exercise rights pursuant to the Rights Plan, their respective interests will be immediately diluted. The Company is also seeking shareholder approval to increase the number of authorized shares of common stock from 100 million to 500 million on a fully diluted basis. As set forth under “Prospectus Summary -The Offering”, the Company has approximately 98 million shares of Common Stock issued outstanding (64 million) or reserved for issuance. The authorization of such an increase in the number of authorized shares of Common Stock could also be used to hinder a takeover attempt. For further details, please review the description of the Rights Plan in the Preliminary Proxy Statement filed on April 29, 2014.

Forward Looking Statements

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  These statements relate to future events or future predictions, including events or predictions relating to our future financial performance,  and  are  generally  identifiable  by  use  of  the  words  "may,"  "will,"  "should,"  "expect,"  "plan,"  "anticipate,"  "believe,"  "feel," "confident," "estimate," "intend," "predict,"  "forecast," "potential" or "continue" or the negative of such terms or other variations on these words or comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks described under "Risk Factors" that may cause the Company's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  In addition to the risks described in Risk Factors, important factors to consider and evaluate in such forward-looking statements include: (i) general economic conditions and changes in the external competitive market factors which might impact the Company's results of operations; (ii) unanticipated working capital or other cash requirements including those created by the failure of the Company to adequately anticipate the costs associated with acquisitions and other critical activities; (iii) changes in the Company's corporate strategy or an inability to execute its strategy due to unanticipated changes; (iv) the inability or failure of the Company's management to devote sufficient time and energy to the Company's business; and (v) the failure of the Company to complete any or all of the transactions described herein on the terms currently contemplated.  In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this Risk Factors discussion, there can be no assurance that the forward-looking statements contained in this prospectus will in fact transpire.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements.  We do not undertake any duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or changes in our expectations.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common stock has been quoted on the OTC QB under the symbol BBLU since October 29, 2010.  Prior thereto, from November 23, 2009 through October 28, 2010, it was quoted under the symbol GSFL.OB.  Prior to November 23, 2009, there was no active market for our common stock. As of May 7, 2014, there were 164 holders of record of our common stock.

The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTC QX. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Period	High	Low
Year Ending December 31, 2014
January 1, 2014 through March 31, 2014	$3.60	$2.48

Year Ended December 31, 2013
October 1, 2013 through December 31, 2013	$3.44	$1.75
July 1, 2013 through September 30, 2013	$3.50	$2.47
April 1, 2013 through June 30, 2013	$3.74	$1.10
January 2, 2013 through March 31, 2013	$1.27	$0.89

Year Ended December 31, 2012
October 1, 2012 through December 31, 2012	$1.50	$0.99
July 1, 2012 through September 30, 2012	$1.70	$1.00
April 1, 2012 through June 30, 2012	$1.45	$1.00
January 1, 2012 through March 31, 2012	$1.50	$1.01

The last reported sales price of our common stock on the OTC QB on May 9, 2014 was $2.90 per share.

Dividend Policy

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.  The Board of Directors set December 31, 2010 as the record date to distribute one Class A Warrant for every two shares held of record by each shareholder on such date as a result of the spin-off of Genesis Fluid Solutions.  While this warrant distribution is similar to a dividend as no investment decision is necessary on the part of stockholders, it is not a dividend.  While this warrant distribution is similar to a dividend as no investment decision is necessary on the part of stockholders, it is not a dividend.

SELECTED FINANCIAL DATA

The following tables set forth a summary of our consolidated financial data as of and for the five fiscal years ended December 31, 2013. The selected financial data for the five fiscal years ended December 31, 2013, have been derived from our audited consolidated financial statements. The selected financial data presented below should be read in conjunction with our consolidated financial statements, related notes, other financial information included elsewhere in this report, including the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Certain items in prior years’ information have been reclassified to conform to the current year’s presentation.  These tables have been restated for discontinued operations of HVAC for 2013, 2012 and 2011and for discontinued operations of Genesis Fluid Solutions, Ltd. for 2011, 2010 and 2009.

( in thousands, except per share data)

	Year Ended December 31,
	2013	2012	2011	2010	2009
Revenue	$10,306	$8,467	$4,914	$-	$-
Operating loss	$(25,359)	$(11,311)	$(13,150)	$(2,670)	$(223)
Net loss	$(25,473)	$(9,607)	$(14,018)	$(3,588)	$(2,248)
Loss per share-continuing operations	$(0.69)	$(0.51)	$(0.93)	$(0.18)	$(0.02)
Loss per share	$(0.70)	$(0.51)	$(0.93)	$(0.24)	$(0.19)
Cash, cash equivalents, and short-term investments	$8,404	$485	$505	$3,900	$4,759
Total assets	$86,431	$14,947	$14,083	$3,952	$5,838
Long-term obligations	$0	$0	$0	$0	$0
Stockholders’ equity	$79,338	$8,278	$7,245	$2,627	$3,952

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors”.

Company Overview

Blue Earth, Inc. and subsidiaries (the “Company”) is a comprehensive provider of energy efficiency and alternative/renewable energy solutions for small and medium sized commercial and industrial facilities. The Company also owns, manages and operates independent power generation systems constructed in conjunction with these services. Our turnkey energy solutions enable our customers to reduce or stabilize their energy related expenditures and lessen the impact of their energy use on the environment. Our services include the development, engineering, construction, operation and maintenance and in some cases, financing of small and medium scale alternative/renewable energy power plants including solar photovoltaic (PV), Combined Heat and Power (“CHP”) or on-site cogeneration and fuel cells.

Results of Operations

Twelve Months Ended December 31, 2013 Compared with Twelve Months Ended December 31, 2012

The following Managements’ Discussion and Analysis is prepared to provide an understanding of the Company’s business activities. We acquired IPS Power Engineering, Inc. effective July 15, 2013, Intelligent Power, Inc. effective July 24, 2013 and Millennium Power Solutions effective August 23, 2013. The following Managements’ Discussion and Analysis is prepared to provide an understanding of the Company’s business activities. We disposed of HVAC as of January 24, 2014 and have restated our financial statements. The following discussion excludes the discontinued operations of HVAC. We have also provided pro forma numbers as though the acquisitions were effective January 1, 2012 so that the numbers are comparable.

Revenues

We recognized $10,305,736 revenue for the twelve months ended December 31, 2013, as compared to $8,466,965 for the twelve months ended December 31, 2011. Revenue represents sales from our, wholly-owned subsidiaries Castrovilla, whose sales include retrofitting refrigeration equipment with energy management systems and gasket sales from our wholly-owned subsidiary Xnergy, Inc. which provides a wide range of energy solutions, including specialized mechanical engineering and the design, construction and implementation of energy savings products. During 2013, Castrovilla’s sales ($3,366,037) for the twelve months accounted for 32.7% of total revenues, while Xnergy’s sales accounted for 64.6% ($6,656,828) most of which is EPC work on solar projects and other sales accounted for 2.7% ($282,871). During 2012, Castrovilla’s sales ($3,444,821) for the twelve months represented 40.7% of total revenues while Xnergy’s sales accounted for 59.3% ($5,022,144). The increase in Xnergy sales was the direct result of allocating most of Xnergy’s resources to development of a pipeline of solar and alternative energy construction projects. Revenues for Xnergy are expected to increase in 2014 due to solar projects being constructed in HI and due to the signing of a solar finance partner to purchase solar projects at completion, which facilitates construction financing. Revenues for EPS are expected to increase in 2014 due to city and county agencies adopting the technology and a nationwide distribution network in place. Revenues for Castrovilla are expected to increase due to a new national service account and an increase in online sales.

Pro Forma Revenues

We recognized $10,466,736 of pro forma revenue for the twelve months ended December 31 2013, as compared to pro forma $8,566,660 for the twelve months ended December 31, 2012. Revenue represents sales from the Company’s wholly-owned subsidiaries.  Xnergy sales for the twelve months increased by 32.5% to $6,656,828 (from $5,022,144), Castrovilla’s sales for the twelve months decreased by 2.3%, (from $3,444,821 to $3,366,037).   The increase in Xnergy sales was the direct result of allocating most of Xnergy’s resources to development of a pipeline of solar and alternative energy construction projects. Revenues for Xnergy are expected to increase in 2014 due to solar projects being constructed in HI and due to the signing of a solar finance partner to purchase solar projects at completion, which facilitates construction financing. Revenues for EPS are expected to increase in 2014 due to city and county agencies adopting the technology and a nationwide distribution network in place. Revenues for Castrovilla are expected to increase due to a new national service account and an increase in online sales.

Cost of Sales and Gross Profit

Cost of sales for the twelve months ended December 31, 2013 were $7,166,464, compared to $5,609,836, for the twelve months ended December 31, 2012, resulting in a gross profit of $3,139,272, or 30.4% of revenues. Castrovilla’s gross margin was $1,828,288, or 54.3% of revenues while Xnergy’s gross margin was $1,122,074, or 16.9%. Castrovilla’s energy efficiency projects have higher gross margins than Xnergy’s construction projects.

Pro Forma Cost of Sales and Gross Profit

Pro forma cost of sales for the twelve months ended December 31, 2013 were $7,313,368, compared to $5,685,174 for the twelve months ended December 31, 2012, resulting in a gross profit of $3,153,368, or 30.7% of revenues. In 2012 Castrovilla’s gross margin was, $1,291,127, or 37.5% of revenues while Xnergy’s pro forma gross margin was $1,566,002, or 31.2%.   Castrovilla’s energy efficiency products have higher gross margins than Xnergy’s construction projects.

Operating Expenses

Operating expenses were $28,497,962 for the twelve months ended December 31, 2013 as compared to $14,167,889 for the twelve months ended December 31, 2012, an increase of $14,330,073 or 101.1%, due to common stock, options and warrants granted to management and consultants. During the year ended December 31, 2013 we incurred $17,106,843 of stock based compensation expense compared to $4,805,023 during 2012. Approximately $2,782,819 of our operating expenses for the twelve months ended December 31, 2013 were from the operations of Castrovilla and $3,052,414 were from Xnergy with the balance of $22,662,729 from our corporate administrative expenses. $2,322,778 of the operating expenses for the twelve months ended December 31, 2012 were from the operations of Castrovilla and $2,531,521 were from Xnergy with the balance of $9,313,590 our administrative expenses. Our administrative expenses for 2013 include $2,617,618 from the amortization of intangible assets acquired with Castrovilla, Xnergy, IP and MPS compared to $2,319,095 for 2012.

Pro Forma Operating Expenses

Pro forma operating expenses were $30,191,653 for the twelve months ended December 31, 2013 as compared to $15,732,561 for the twelve months ended December 31, 2012, due to an increase of $12,301,820 to common stock, options and warrants granted to management and consultants.  During the year ended December 31, 2013 we incurred $17,478,571 of stock based compensation expense compared to $4,805,023 during 2012.  Approximately $2,782,819 of our operating expenses for the twelve months ended December 31, 2013 were from the operations of Castrovilla and $3,052,414 were from Xnergy with the balance $24,356,420 from our corporate administrative expenses. $2,322,778 of the operating expenses for the twelve months ended December 31, 2012 were from the operations of Castrovilla and $2,531,521 were from Xnergy with the balance $10,878,262 from our corporate administrative expenses. Our pro forma administrative expenses for 2013 include $3,153,666 from the amortization of intangible assets acquired with Castrovilla, Xnergy, IP and MPS compared to $3,153,078 for 2012.

Net Loss

The net loss from continuing operations for the twelve months ended December 31, 2013 was $25,277,153, a $15,636,575, or 162% increase from the $9,640,578 for the twelve months ended December 31, 2012. This translates to a loss per share of $0.69 from continuing operations in 2013 compared to $0.51 in 2012.

Pro Forma Net Loss

The pro forma net loss from operations for the twelve months ended December 31, 2013 was $27,151,643, a $15,981,335 or 143% increase over the net loss of $11,170,308 for the twelve months ended December 31, 2012. This translates to a pro forma loss per share of $0.74 in 2011 compared to $0.59 in 2012.

Results of Operations

Twelve Months Ended December 31, 2012 Compared with Twelve Months Ended December 31, 2011

The following Managements’ Discussion and Analysis is prepared to provide an understanding of the Company’s business activities. We disposed of HVAC as of January 24, 2014 and have restated our financial statements. The following discussion excludes the discontinued operations of HVAC.

Revenues

We recognized $8,466,965 revenue for the twelve months ended December 31, 2012, as compared to $4,914,118 for the twelve months ended December 31, 2011 an increase of 72.3%.  Revenue represents sales from our, wholly-owned subsidiaries Castrovilla, whose sales include retrofitting refrigeration equipment with energy management systems and gasket sales from the our  wholly-owned subsidiary Xnergy, Inc. which provides a wide range of energy solutions, including specialized mechanical engineering and the design, construction and implementation of energy savings products. During 2012, Castrovilla’s sales ($3,444,821) for the twelve months represented 40.7% of total revenues while Xnergy’s sales accounted for 59.3% ($5,022,144). During 2011, Castrovilla’s sales ($3,861,534) for the twelve months accounted for 78.6% of total revenues, while Xnergy’s sales accounted for 21.4% ($1,052,584). Revenues increased from 2011 to due to management securing project financing for financing seven California solar projects and one Hawaiian solar project.

Cost of Sales and Gross Profit

Cost of sales for the twelve months ended December 31, 2012 were $5,609,836, compared to $2,559,545, for the twelve months ended December 31, 2011, resulting in a gross profit of $2,857,129, or 33.7% of revenues during 2012. Castrovilla’s gross margin was $1,291,127, or 37.5% of revenues while Xnergy’s gross margin was $1,566,002, or 31.2%. By way of comparison cost of sales for the twelve months ended December 31, 2011 were $2,559,545, resulting in a gross profit of $2,354,573, or 47.9%. Castrovilla’s gross margin was $2,268,235, or 58.7% of revenues while Xnergy’s gross margin was $86,338, or 8.2%. The decline in total gross margin percentage was due to the increase in Xnergy’s revenues as a percentage of total revenues. Castrovilla’s products have higher gross margins than Xnergy’s construction projects.

Operating Expenses

Operating expenses were $14,167,889 for the twelve months ended December 31, 2012 as compared to $15,504,604 for the twelve months ended December 31, 2011, a decrease of $1,336,715 or 8.6%, due to cost cutting activities imposed by management. During the year ended December 31, 2012 we incurred $4,805,023 of stock based compensation expense compared to $7,774,692 during 2011 which accounts the majority of the cost reductions. $2,322,778 of the operating expenses for the twelve months ended December 31, 2012 were from the operations of Castrovilla and $2,531,521 were from Xnergy with the balance of $9,313,590 were our administrative expenses. Approximately $2,837,083 of our operating expenses for the twelve months ended December 31, 2011 were from the operations of Castrovilla and $1,022,834 were from Xnergy with the balance $11,644,687 from our corporate administrative expenses. Our administrative expenses for 2012 include $2,319,095 from the amortization of intangible assets acquired with Castrovilla and Xnergy compared to $1,209,769 for 2011 since Xnergy was acquired in August 2011.

Net Loss

The net loss from continuing operations for the twelve months ended December 31, 2012 was $9,640,578, a $4,359,770, or 31.1% decrease from the $14,000,348 for the twelve months ended December 31, 2011. This translates to a loss per share of $0.51 in 2012 compared to $0.93 in 2011.

Liquidity and Capital Resources as of December 31, 2013

Net cash used in continuing operations during the twelve months ended December 31, 2013 (“Fiscal 2013”) totaled $11,969,742 which resulted primarily from the operating expenses associated with the parent company related to carrying out our business plan.  In addition to a net loss of $25,473,394, we recognized an increase in prepaid expenses and deposits of $1,013,109, an increase in accounts receivable and billings in excess of costs of $2,827,827 and an increase in construction in progress totaling $1,548,859.  These decreases were partially offset by stock based compensation expense of $17,106,843 and $2,745,126 of depreciation and amortization expense.

Net cash used in continuing operations during the twelve months ended December 31, 2012 totaled $5,686,300 which resulted primarily from the operating expenses associated with the parent company related to carrying out our business plan.  In addition to a net loss of $9,607,134, we incurred a decrease in the warrant derivative liability of $2,037,325, an increase in billings in excess of costs of $2,615,316. These decreases were partially offset by common stock, options and warrants issued for services expensed at $4,805,023 and $2,532,673 of depreciation and amortization expense.

Net cash used in continuing operations during the twelve months ended December 31, 2011 totaled $3,921,516 which resulted primarily from the operating expenses associated with the parent company related to carrying out our business plan.  In addition to a net loss of $14,018,986, we incurred an increase an increase in inventory of $347,174 and a decrease in accounts payable and accrued expenses of $260,627. These decreases were partially offset by common stock, options and warrants issued for services expensed at $8,672,945, an increase in the warrant derivative liability of $749,166, and $1,209,769 of depreciation and amortization expense.

Net cash used in investing activities during Fiscal 2013 totaled $2,321,905.  Of this amount, $126,351 was used to purchase property and equipment and $2,195,554 were loans made to unrelated parties to enhance our access to solar panels. Net cash used in continuing investing activities during Fiscal 2012 totaled $10,188 and resulted from the purchase of property and equipment. Net cash used in continuing investing activities during Fiscal 2011 totaled $1,403,181 and resulted from the purchase of property and equipment of $117,789, a license to technology of $100,000 and the acquisition of subsidiaries of $1,185,392.

Net cash provided by continuing financing activities during Fiscal 2013 totaled $22,138,931 and resulted from $8,517,315 of net proceeds from the sale of preferred stock, $12,396,321 from the exercise of warrants and options and $3,000,000 in proceeds from a line of credit. These proceeds were offset, in part, by payments on notes payable of $2,034,312 and related party loans of $691,853.  Included in the foregoing, on October 30, 2013, David Lies, a principal stockholder and selling stockholder of the Company, purchased 333,334 shares of Common Stock upon the exercise of Class A Warrants as a standby purchaser, for a purchase price of $1,000,000 evidenced by a non-interest bearing promissory note due March 31, 2014 and the pledge of the underlying common stock.  The underlying shares of common stock were purchased pursuant to an effective registration statement and the promissory note has been paid in full.  A second standby purchaser, Firerock Capital, purchased 200,000 shares of registered common stock pursuant to a promissory note for $600,000 due May 15, 2014, as extended.

Net cash provided by continuing financing activities during Fiscal 2012 totaled $5,720,251 and resulted from $3,598,388 of net proceeds from the sale of preferred stock, $91,950 from the exercise of warrants, $1,605,000 from related party loans and $1,208,008 from the proceeds of notes payable. These inflows were offset, in part, by payments on notes payable of $776,481 and payments on related party loans of $6,614.

Net cash provided by continuing financing activities during Fiscal 2011 totaled $2,113,549 and resulted from $2,000,000 of proceeds from the sale of preferred stock, $16,336 from related party loans and $1,711,655 in cash received from the acquired subsidiaries. These inflows were offset, in part, by payments on notes payable of $1,614,442.

At December 31, 2013, we had working capital of $14,321,543 including $8,403,731 in cash.  At December 31, 2012, we had a working capital deficit of $951,340, including $485,366 in cash.  The increase in working capital was the result of the completion of common stock warrant funding and the Series C preferred stock funding.

We anticipate our revenue generating activities to continue and even increase as we execute on our alternative/renewable energy and energy efficiency initiatives as well as from future  acquisitions. Our ability to execute our business plan is subject to our ability to generate profits and/or obtain necessary funding from outside sources, including by the sale of our securities, or obtaining loans from lenders, where possible. Our continued net operating losses increase the difficulty of our meeting these goals. Nonetheless, the Company expects that it has sufficient cash and borrowing capacity to meet its working capital needs for at least the next 12 months. The Company’s project financing requirements are separate and apart from our working capital needs.  Historically, we have financed our working capital and capital expenditure requirements primarily from the sales of our equity securities. We may seek additional equity and/or debt financing in order to implement our business plan.  During 2013, we completed private placements of Preferred Stock and warrants of $20,913,636, which we believe will fund our operations at least through December 31, 2014.

On February 22, 2013, we entered into a credit agreement with a $10 million line of credit of which $1,500,000 was funded and repaid during 2013. $4,000,000 is currently available upon our meeting the terms and conditions of the credit facility and a second draw of $1,500,000 was subsequently borrowed by the Company. This outstanding loan of $1,500,000 is being paid monthly with interest at 12% per annum, primarily from tax grant proceeds from five completed solar projects. The balance is expected to be fully paid during the second quarter ending June 30, 2014.  Additional draws are subject to approval of the planned use of proceeds by the lender in order to borrow against the facility.  The Company has elected to not draw down any additional funds at this time and expects to replace this credit facility with larger debt agreements that meet our ongoing project finance requirements.  See “Risk Factors -- Our credit facilities and debt instruments contain financial and operating restrictions that may limit our business activities and our access to credit.”

We are seeking additional equity and/or debt financing in order to implement our business plan.  During the fourth quarter of 2013, the Company raised approximately $12 million (including $1,600,000 payable through promissory notes) in equity capital through the exercise of approximately four million registered Class A warrants at $3 per share.  The primary use of the capital raise will be to provide the equity component of project financing of approximately $130 million for up to seven initial combined heat and power (“CHP”) projects for a large U.S and International protein provider.

The Company is negotiating with alternative financing services for a various combination of equity and debt project financing.  The Company has non-binding term sheets from an international bank and mezzanine debt providers that would result in approximately 8% equity and 92% project finance debt for our larger CHP power plants. To date, the Company is using cash on hand to advance the projects on schedule while negotiating with numerous alternative sources of funding.  The Company intends to start signing financing agreements in time to match the debt and equity components to keep the project completion dates on target. While there can be no assurance the Company will be able to secure needed financing, Management believes it will be able to select the financing package needed to insure that all seven projects can be completed in the third quarter of 2014 through the first quarter of 2015.  Any additional equity or convertible debt financing may be dilutive to existing shareholders and may involve preferential rights over common shareholders.

Between December 2013 and March 2014, the Company ordered generators for an aggregate of five of the initial seven power plant systems at a total cost of approximately $23.7 million.  The Company is funding the installment equipment payments and construction activities from cash on hand until we select the best debt financing alternatives for each project or combination of projects.  The Company believes the project financing needs will be met from a combination of warrant exercises and debt financings, none of which can be assured. Management’s present estimate of timing and funding for the seven co-generation projects is as follows:

In the event that the Company is unable to reach a definitive agreement with the intended customer or the customer is otherwise unable to commence commercial operations, the CHP equipment purchased is generic to virtually all CHP projects; the design work is usable for other potential customers and only a small amount of expenditures is site specific and would be written off.

The cost of the initial 7 projects is $5,000,000 to $25,000,000 per project with a total estimated cost of $130,000,000.  Funding will through equity (generally 8-30%), senior debt (generally 60-70%) and mezzanine debt (generally 0-30%). The equity component is expected to be provided from cash on hand and the exercise of  warrants. All seven projects are in the pre-construction phase (permitting, interconnect activities, site analysis, design engineering and procurement of equipment). The first project is expected to produce power in the third quarter of 2014, projects 2-5 are expected to produce power by late fourth quarter 2014 or early 2015 and projects 6-7 are expected to produce power in the first quarter of 2015. Furthermore, any additional equity or convertible debt financing will be dilutive to existing shareholders and may involve preferential rights over common shareholders. Debt financing, with or without equity conversion features, may involve restrictive covenants.

The Company will be obligated to pay substantially larger salaries to its management in the near term. Commencing in May 2014, the annual salaries of Messrs. Robert Potts, Brett Woodard and Ray Lundberg will each increase from $120,000 to $300,000 per annum. In addition, each of the three officers will be entitled to a bonus of $180,000 on December 31, 2014, in the event at least four power plants each commence production by that date. Furthermore, Donald R. Kendall, Jr. is being compensated at the rate of $120,000 which commenced in February 2014. See "Management - Executive Compensation".

On August 23, 2013 we committed to lending up to $6,500,000 to New Generation Power LLC under a Strategic Partnership Agreement as consideration for the grant to us of a minimum of 147 MW of projects over the next 20 months. We have loaned $2,000,000 to date. The commitment expired on March 31, 2014, however we are negotiating a possible extension of the commitment.

Related Party Transactions

During the years ended December 31, 2013 and 2012 we borrowed $420,000 and $1,605,000 from a director. We repaid $691,853 to the director during the year ended December 31, 2013.

Off-Balance Sheet Arrangements

Since our inception, except for standard operating leases, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

New Accounting Pronouncements

See Note 2 to our audited condensed consolidated financial statements for a discussion of recently issued accounting pronouncements.

Use of Estimates

Management’s discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities.On an ongoing basis, we evaluate our estimates and assumptions, including, but not limited to valuation of accounts receivable and allowance for doubtful accounts, those related to the estimates of depreciable lives and valuation of property and equipment, valuation of derivatives, valuation of payroll tax contingencies, valuation of share-based payments, and the valuation allowance on deferred tax assets.

Accounts Receivable

The Company records accounts receivable related to its construction contracts based on billings or on amounts due under the contractual terms. Accounts receivable throughout the year may decrease based on payments received, credits for change orders, or back charges incurred.

Management reviews accounts receivable periodically to determine if any receivables will potentially be uncollectible. Management’s evaluation includes several factors including the aging of the accounts receivable balances, a review of significant past due accounts, economic conditions, and our historical write-off experience, net of recoveries. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Revenue Recognition

The Company generates revenues from professional services contracts. Customers are billed, according to individual agreements. Revenues from professional services are recognized on a completed-contract basis, in accordance with ASC Topic 605-35, “Construction-Type and Production-Type Contracts.” Under the completed-contract basis, contract costs are recorded to a deferred asset account and billings and/or cash received are recorded to a deferred revenue liability account during the periods of construction. Costs include direct material, direct labor and subcontract labor. All revenues, costs, and profits are recognized in operations upon completion of the contract. A contract is considered complete when all costs except insignificant items have been incurred and final acceptance has been received from the customer. Corporate general and administrative expenses are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss as incurred.

For uncompleted contracts, the deferred asset (accumulated contract costs) in excess of the deferred liability (billings and/or cash received) is classified under current assets as Costs in excess of billings on uncompleted contracts. The deferred liability (billings and/or cash received) in excess of the deferred asset (accumulated contract costs) is classified under current liabilities as Billings in excess of costs on uncompleted contracts. Contract retentions are included in accounts receivable.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year, and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if, based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized. A liability (including interest if applicable) is established in the consolidated financial statements to the extent a current benefit has been recognized on a tax return for matters that are considered contingent upon the outcome of an uncertain tax position. Applicable interest is included as a component of income tax expense and income taxes payable.

Contractual Obligations at December 31, 2013

	Payments due by period
		Less than	2-3	4-5	More than
Contractual Obligations	Total	1 year	Years	years	5 years

Long-Term Debt Obligations	$1,504,476	$1,504,476	$ -0-	$ -0-	$ -0-
Capital Lease Obligations	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-
Operating Lease Obligations	$5,438,760	$449,532	$829,284	$727,944	$3,432,000
Purchase Obligations	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-
Other Long-Term Liabilities
Reflected on the Registrant’s	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-
Balance Sheet under GAAP
Total	$6,943,236	$1,954,008	$829,384	$727,944	$3,432,000

Quantitative and Qualitative Disclosures About Market Risk

None.

BUSINESS

Overview

Blue Earth, Inc. and subsidiaries (the “Company”) is a comprehensive provider of energy efficiency and alternative/renewable energy solutions for small and medium sized commercial and industrial facilities. The Company also owns, manages and operates independent power generation systems constructed in conjunction with these services. The Company built and owned a 500,000 watt solar powered facility on the Island of Oahu, Hawaii, which it has contracted to sell (see below) and has also built, operates and manages seven solar powered facilities in California and is designing and permitting numerous other projects. Our turnkey energy solutions enable our customers to reduce or stabilize their energy related expenditures and lessen the impact of their energy use on the environment. Our services offered include the development, engineering, construction, operation and maintenance and in some cases, financing of small and medium scale alternative/renewable energy power plants including solar photovoltaic (PV), combined heat and power (“CHP”) or on-site cogeneration and fuel cells.   Although the Company has a limited operating history and limited revenues in comparison to the size of the projects it has undertaken, as a result of the Company’s acquisitions, it is fully staffed with experienced personnel who have previously built many larger complex power plants.  As discussed below under “Corporate Strategy - CHP or Cogeneration” our first CHP power plant is expected to be completed in August 2014 with power revenues commencing soon thereafter.

We will build, own, operate and/or sell the power plants or build them for the customer to own. As we continue to expand our core energy services business as an independent power producer we intend to sell the electricity, hot water, heat and cooling generated by the power plants that we own under long-term power purchase agreements to utilities, and long-term take or pay contracts to our industrial customers. The Company also finances alternative and renewable energy projects through industry relationships.

We provide our customers with a variety of measures to improve the efficiency of their facilities’ energy consumption by designing, developing, engineering,  installing,  operating,  maintaining  and  monitoring  their  major  building  systems,  including  refrigeration,  lighting  and  heating, ventilation and air-conditioning.

We offer our utility customers, energy efficiency programs, such as our proprietary Keep Your Cool™ refrigeration program, adopted by 19 utilities, targeted to their small and medium-sized commercial customers. Our utility based, rate- payer incentive programs, are designed to help commercial businesses use less energy through the upgrade of existing equipment with new, more efficient equipment that helps reduce demand for electricity, lower energy bills and also enable utilities to satisfy state-mandated energy reduction goals. In addition to designing and administering the utility program, we perform the technical audits, sell the program to the commercial customer and in most instances, provide the installation of the equipment.

We have continued to expand our comprehensive energy solutions business through strategic acquisitions of companies that have been providing energy solutions to an established customer base or have developed a proprietary technology that can be utilized by our customers to improve equipment reliability, reduce maintenance costs and provide a better overall operating environment. The acquired companies operational activities are being conducted through the following five business units: Blue Earth Solar; Blue Earth CHP; Blue Earth EMS; Blue Earth PPS and Blue Earth EPS. The primary strategic objective for the respective business units is to establish and build brand awareness about the comprehensive energy solutions provided by the Company to its existing and future customers.   Each of the Company’s five business units is generating revenue, although Blue Earth PPS and Blue Earth CHP have limited revenues, as described below.

Proprietary technologies owned by the Company are the PeakPower® System (PPS) and the UPStealth™ System. The PeakPower® System is a patented demand response, cloud based technology, that allows remote, wireless monitoring of refrigeration units, lighting and heating, ventilation and air conditioning in thousands of facilities such as super markets and food processing, restaurants and C-stores, drug and discount stores.   Blue Earth EPS currently has several energy management systems operational in grocery stores.  Revenues are expected to ramp up in 2014, as the Company is making some system changes before a major commercial roll out in 2014. The technology enables the Company’s business unit, Blue Earth PPS, to provide energy monitoring and control solutions with real-time decision support to protect our customers’ assets by preventing costly equipment failures and food product losses. Our PeakPower® System also serves as a platform to enter into long-term services agreements that allow most types of refrigeration equipment failures to be predicted, thereby enabling preventive servicing based on need rather than periodic, scheduled and costly service calls.  The primary purpose for the acquisition of Intelligent Power on July 24, 2013 was to acquire the patent and other intellectual property rights to the above described energy saving technology.  As a result of this acquisition, approximately 4.8% of the Company’s total assets at December 31, 2013 were represented by the $4,147,832 of intangible assets acquired in this acquisition.  During the year ended December 31, 2013, the Company recognized $-0- of  revenues from the acquisition of Intelligent Power.

The patent pending UPStealth™ energy power solution (EPS) Management believes, based on its knowledge of the industry, is the only energy efficient, intelligent digital battery backup management system that was designed to power signalized intersections during loss of utility power. This system has been tested, approved and installed in several cities and municipalities throughout the United States.  UPStealth™ is designed as an alternative  to  lead-acid  battery  backup  systems,  enabling the Company’s  business  unit,  Blue  Earth  EPS,  to provide  its  customers with an environmentally friendly product that is completely recyclable with no issues of hazardous out-gassing,  corrosion, flammable or explosive characteristics.  The UPStealth™ battery backup management system can be formed in various configurations that allow the intelligent battery to bend around corners and fit into spaces that cannot be accessed by traditional battery backup systems. Compared to lead-acid battery backup systems, our innovative UPStealth™ energy power solution’s cost of ownership is less, requires less maintenance, performs several years longer, and eliminates costly hazardous disposal issues. We also offer a finance program, which allows cities and municipalities to replace existing systems without capital expenditures.  As a result of the Company’s acquisition of Millennium Power Solutions on August 23, 2013, the above described system represented approximately 11.6% ($10,039,872) of the Company’s total assets  at December 31, 2013.  The Company recognized revenues of $107,253, and a net loss of $236,014 for the year ended December 31, 2013 from the operations of Millennium Power Solutions.

There are several other market verticals where we believe both our proprietary technologies can be applied, separately, or in combination, as a viable, cost effective solution. Examples include: services for data centers, oil and natural gas wells, remote cell towers, risk management services, and demand response systems to decrease energy usage during peak load pricing periods charged by utilities.

Corporate Strategy

Our strategic objective is to provide our customers with turnkey energy solutions and help them identify and maintain low cost or even no cost savings opportunities to reduce or stabilize their energy related expenditures and lessen the impact of their energy use on the environment.

Key components to our corporate strategy include the following:

Our primary focus in the near term is expected to be organic growth within our combined heat and power (CHP), solar engineering, procurement, and construction (EPC), energy efficiency (EE)/technology business units; although we continue to evaluate and consider strategic acquisition opportunities. Our organic growth focus in each of these areas is summarized as follows.

1) CHP or Cogeneration:  Our business model is to construct and own, on a customer’s site under a long term lease, CHP or cogeneration systems, selling the thermal power to the customer and the electricity to the customer and the utility grid under long term power purchase agreements (PPAs). We have targeted large companies within the food-processing sector.  To date, the Company has signed a letter of intent with a large U.S. and international protein provider to design, build and operate seven (7) CHP plants.  We have invested significant revenues into the feasibility and permitting of these projects, have designed and ordered equipment for these projects and are negotiating and finalizing the various operating contracts.  We have continued to negotiate these operating contracts while all of the foregoing work has been carried out and expect to enter into the initial contracts in the near term.   The PPA agreements with our customers will be on a take or pay basis at a guaranteed discount rate from what they currently pay to their local utility providers. To date, Blue Earth CHP has received limited revenue from engineering work done for a large food processor.  Revenues from the sale of electricity generated, which is the foundation of this business unit, are expected to commence in the third quarter of 2014, when the first power plant is scheduled to be completed. The Company raised adequate equity to build this first power plant through its $12 million warrant exercise in November 2013.  In December 2013, the Company ordered generators, costing approximately $6.1 million for two power plants for which the total cost is expected to be approximately $17 million.  The Company is making the equipment installment payments and construction costs from cash on hand, while selecting among several project debt financing options.  The Company will install, own and operate the systems at two food-processing facilities selling thermal and electric power to the customer and the local utility under 20 year power purchase agreements, none of which have been signed.  The units are modular, so construction is primarily assembly that is expected to be completed with power revenues commencing in or about August of 2014.  In March 2014, the Company ordered generators costing approximately $17.6 million for three power plants, for which the total cost is expected to be approximately $67 million.  These facilities are expected to be operational in the fourth quarter of 2014.  In the event that the Company is unable to reach a definitive agreement with the intended customer or the customer is otherwise unable to commence commercial operations, the CHP equipment purchased is generic to virtually all CHP projects; the design work is usable for other potential customers and only a small amount of expenditures is site specific and would be written off.  Although these are the Company’s first CHP power plants, Blue Earth team members have extensive experience building many, larger, more complex CHP power plants with prior employers. The Company also employs large engineering companies for selected engineering and procurement activities as budgeted and planned.

The purpose of the Company’s acquisition of IPS Engineering Inc. (IPS) and  Global Renewable Energy Group Inc.(GREG) was to acquire the plans and development of the above described CHP projects.  As a result of this acquisition, the percentage of the Company’s total assets represented by construction in progress assets of $44,029,229 at December 31, 2013, was approximately 51%.  The Company recognized revenues of $11,444 and a net loss of $319,931 for the year ended December 31, 2013 from IPS and GREG.

2)  Solar EPC: Our strategy is to joint venture with under-financed solar developers in order to gain EPC gross margins that exceed the 8-12% common within the industry.  The Company is currently constructing 27 solar projects in Hawaii, has recently constructed seven (7) solar projects in California, and is designing and permitting numerous other projects.  Our joint venture agreement with NGP and Talesun contractually commits them to use the Company exclusively as an EPC for over 150 MW of solar project construction. Under the terms of the joint venture agreement, the Company invested $2.0 million in cash and signed a promissory note for $4.5 million, all of which remains outstanding and the terms of which note are being renegotiated.  The 150 MW of committed projects represent approximately a $300 million “pipeline” (as defined herein) of solar work as provided in the joint-venture Agreement first announced in September 2013 with a contracted 20% gross margin on a cost plus basis. It is possible that the Company may reduce the gross margin in some select cases to accelerate conversion of pipeline to backlog, as defined below.  Projects that have not yet been funded are considered to be “pipeline.”  It is only when project financing is arranged that projects are moved from pipeline to backlog. The Company has not generated any revenues, to date, from this joint venture.

Historically, the Company’s pipeline for acquisition was large and generally not realized for various reasons, including site control, permitting, engineering, interconnect, and an inability to obtain project financing.  Specifically, the $585 million pipeline announced in September 2011 in connection with the Company’s acquisition of Xnergy, Inc. included in excess of 60 projects, which were not converted into significant revenues for all of the different reasons as described above and no longer exists.  However, the Company’s new solar management team has significant experience in converting pipeline into backlog and completing projects and is focused on converting the current $300 million pipeline originating from the joint-venture projects and other projects under development by the Company into revenues. From the September 26, 2011 acquisition of Xnergy through December 31, 2013, the Company recognized total revenues of $12,731,559 from Xnergy.

3)  EE/Technology: Our historical EE business has focused on installing lighting, refrigeration and HVAC equipment for our customers which, based on Management’s knowledge of the industry, we believe can reduce our customer’s costs by 25-60%.  We based our projected savings on our having provided energy efficiency services to approximately 11,000 small to medium sized commercial customers. The Company has verified these savings through its monitoring of customer electricity bills and by using energy monitoring equipment that measures energy consumption between the old equipment and the new more effective energy efficient equipment.  We anticipate cross-selling to our larger CHP food processor customers. Our two recent technology acquisitions provide us proprietary intelligent battery technology and low cost, cloud based energy management systems that Management expects will  give us a competitive edge with our commercial customers. The technology will be added to our proprietary Keep Your Cool™ utility program that has been accepted by 20 West Coast utilities, which is expected to facilitate the roll out of our utility program across the United States.

Expand Scope of Product and Service Offerings. We plan to continue to expand our offerings by including new types of energy efficiency services, products and improvements to existing products based on technological advances in energy savings strategies, equipment and materials. Through the acquisitions of Intelligent Power Inc. and Millennium Power Solutions, LLC we significantly expanded our offerings of proprietary energy management and energy power solutions, which have enhanced our capabilities to offer our customers comprehensive energy savings solutions.

Meet Market Demand for Cost-Effective, Environmentally-Friendly Solutions.  Through our energy efficiency measures and products, we enable customers to conserve energy and reduce emissions of carbon dioxide and other pollutants. We plan to continue to focus on providing sustainable energy solutions that will address the growing demand for products and services that create environmental benefits for customers.

Increase Recurring Revenue. We intend to continue to seek opportunities to increase our sources of recurring revenue as we continue to expand our core energy services business to become an independent power producer, or IPP, by selling the electricity, hot water, heat and cooling generated by on-site power plants that we build and own under long term power purchase agreements, or PPA’s.

Utility Programs. We intend to offer utilities energy efficiency programs such as our Keep Your Cool™ refrigeration program and broaden our utility program offerings to their small and medium-sized commercial and industrial customers.

Strategic Acquisitions. We will continue to identify and acquire energy management companies and technologies that will enable us to expand our capabilities in our alternative/renewable energy and energy efficiency products and services offerings.

The Company has recognized revenues of $10,305,736, $8,466,965 and $4,914,118 for years ended December 31, 2013, 2012 and 2011, respectively, with net losses of $(25,277,153), $(9,640,578) and $(14,000,348), respectively.  As of December 31, 2013, the Company had an accumulated deficit of $(62,727,793).

Corporate History

On October 30, 2009, the Company entered into an Agreement of Merger and Plan of Reorganization (the “2009 Merger”) with Genesis Fluid Solutions, Ltd. (“GFS”), a privately held Colorado corporation and upon closing of the transaction GFS, as the surviving corporation, became a wholly-owned subsidiary of the Company which changed its name to Genesis and the Company succeeded to the business of GFS as its sole line of business.  GFS began operations in 1994 and is engaged in the design and development of water restoration and water remediation technology and equipment for the environmental, mining and paper industries.

As of August 31, 2010, Genesis completed a Stock Purchase Agreement (the “SPA”) pursuant to which the Buyers who signed the SPA, including the then Chairman and Interim Chief Executive Officer of the Company, agreed to purchase from the Company on or before August 31, 2010, all of the issued and outstanding common stock of GFS then its wholly-owned subsidiary (the “GFS Spin-off”).  GFS had not generated sufficient revenues or earnings as a result of its activities.  See “Certain Relationships and Related Transactions and Director Independence” for the terms of the GSF Spin-Off.”

Effective October 21, 2010, Genesis Fluid Solutions Holdings, Inc. (“Genesis”) an operating Delaware corporation formed on March 30, 2007 under the name Cherry Tankers, Inc. merged with and into Blue Earth Inc., a Nevada corporation formed on October 6, 2010, solely as a reincorporation and name change.

Effective January 1, 2011, Blue Earth acquired Castrovilla, Inc. based in Mountain View California which manufactures, sells and installs commercial refrigeration and freezer gaskets and sells and installs motors and controls to approximately 11,000 small commercial businesses operating under our Blue Earth EMS division. See “Castrovilla Acquisition” below.

On September 7, 2011, Blue Earth acquired Xnergy, Inc., and its wholly owned subsidiary HVAC Controls & Specialties, Inc., a Carlsbad, California based energy services company.  Simultaneously, the Company purchased ecoLegacy, LLC, which served as a financing vehicle for Xnergy.  Xnergy, currently operating under our Blue Earth Solar division, provides a broad range of comprehensive energy solutions including the specialized mechanical engineering, the design, construction and implementation of energy savings projects, energy conservation, energy infrastructure outsourcing, power generation and energy supply and risk management.   See “Xnergy Acquisition” below.

Effective January 24, 2014, the Company sold HVAC Controls and Specialties to George Todd Peterson, its former owner, who was a key employee during the Company’s ownership of such subsidiary. The HVAC business unit was geographically isolated from the remainder of the energy efficiency and technology business units and was not expected to make significant contributions to the revenue growth of the Company as the larger projects of Blue Earth CHP and Blue Earth Solar units ramp up. The purchase price is $160,000, consisting of $70,000 of forgiveness of debt to buyer and buyer’s promissory note to the Company for $90,000. The note bears interest at 6% per annum.  It is payable in monthly payments of $1,757.10 over a five (5) year period, due March 1, 2019.  The Company’s financial statements have been retroactively restated for all periods presented to reflect the assets, liabilities and operations of HVAC, as discontinued.  Accordingly, revenues for the discontinued operations have been eliminated and there will be no effect on the Company’s financial statements for 2014.

Blue Earth entered into a Purchase and Sale Agreement dated as of July 26, 2012, with White Horse Energy, LLC for the Company to acquire 100% of the issued and outstanding limited liability company interests in Waianae PV-02, LLC, a Hawaii limited liability company which is the owner of certain rights to construct an approximately 497 kilowatt photovoltaic solar energy system in Waianae, Hawaii, on the Island of Oahu. Construction began in the first quarter of 2013 and is now in the commissioning process (producing power, but yet being paid). On April 4, 2014, the Company signed an asset purchase agreement to sell this system for $2,070,000 to Kenyon Energy.  The proceeds from the sale will provide the Company with the additional corporate revenues for working capital and for use to fund installment purchases of equipment and construction costs until project financing debt decisions are finalized. In addition, the Company signed a letter of intent for Kenyon Energy to acquire two additional solar systems totaling 785,000 watts on the Island of Oahu.

On August 3, 2012, Blue Earth announced it acquired the exclusive right to construct seven (now six) different solar PV projects totaling approximately 3.5 megawatt DC in Hawaii.  These projects are located on the island of Oahu and are primarily ground mount solar systems.  The Company intends to begin construction of two of these projects in the second quarter of 2014.  See “Hawaii Solar Energy Acquisitions” below.

The construction of the Sunvalley solar PV projects located in California, began in the third quarter of 2012 and are completed. The Sunvalley Solar projects have signed engineering, procurement and construction (“EPC”) agreements with the owners of the businesses for each of the respective construction sites. All of the customers have agreed to assign to the Company cash grants they receive for placing in service certain renewable energy projects under Section 1603 of the American Recovery and Reinvestment Act of 2009.  These utility incentives are an inducement for the utilities’ customers to buy energy efficient products by providing sales tax exemptions, credits or rebates on qualified products.   All of the projects are 1603 Grant eligible having started before 2010.  Cash grants have been received on two of the projects with the balance expected to be received in the second quarter of 2014. Based on a seven (7) year anticipated revenue stream from these projects and the above-described tax grants, Management has valued these projects at approximately $4 million.

On July 15, 2013, Blue Earth acquired IPS Power Engineering Inc. (“IPS”) an EPCM company (engineering, procurement construction and management) and an affiliated renewable energy company that specializes in the combined heat and power (“CHP”) alternative energy space operating under our Blue Earth CHP division. Blue Earth CHP is permitting, engineering, designing, ordering equipment and performing other preconstruction activities on seven power plants as an independent power producer.  The thermal and electric power will be sold to a large food processor whose identity will be disclosed at completion of the first facility or prior to that when the customer is prepared to announce their sustainability  goals.   Excess  electricity  will  generally  be  sold  to  local  utilities  through  long-term  power  purchase  agreements.   See  “IPS Power Engineering Acquisition” below.

On July 24, 2013 Blue Earth acquired Intelligent Power Inc. (“IP”), which is now operating as our Blue Earth PPS division with patented demand response, cloud based technology, which allows remote, wireless monitoring of refrigeration units, lighting and heating, ventilation and air conditioning in thousands of facilities, such as, super markets, and food processing, restaurants and C-stores, drug and discount Stores.  Blue Earth PPS’s innovative PeakPower® System is a turnkey solution that monitors and controls energy and most of the equipment within the store.  The Company holds issued patents on both the Peak Power System and the roll-lock snap-on current transformer.  See “Intelligent Power Acquisition” below.

On August 23, 2013, Blue Earth acquired Millennium Power Solutions (“MPS”), an intelligent digital battery technology company.  MPS designs and manufactures intelligent, digital, rechargeable battery products and backup systems with twice the energy of lead acid batteries in a smaller space operating under our Blue Earth EPS division.  The environmentally friendly product is completely recyclable with no issues of hazardous out-gassing, corrosion, flammable or explosive characteristics.  See “Millennium Power Solutions Acquisition” below.

On August 30, 2013 the Company entered into a Strategic Partnership Agreement with Talesun Solar USA, Ltd. (“Talesun”) and New Generation Power LLC (“NGP”), as amended on October 23, 2013, which includes a commitment from Talesun to grant the Company engineering, procurement and construction contracts (“EPC”) for 18 MW of Talesun Solar PV projects. NGP granted the Company EPC contracts for approximately 150 MW of projects over the next 20 months. EPC contracts have been signed for several projects, but project financing has not occurred; therefore, they are still considered pipeline.   The Company loaned NGP $2,000,000, which was collateralized by safe harbored solar panels to be utilized on NGP’s solar projects. NGP will contract with the Company to build the solar projects on a cost plus basis. The loan is to be repaid during the construction phase of the projects.

As of January 31, 2014, Blue Earth purchased 100% of the equity interests in Kenmont Solutions Capital GP, LLC (“Kenmont”), a company owned by Donald R. Kendall, Jr.  Mr. Kendall, as CEO of Blue Earth Capital, Inc. (“BEC”), will focus on sourcing equity and debt capital for the Company’s combined heat and power or co-generation projects, its solar PV projects and energy efficiency projects.  The capital formation entity will also source capital for strategic acquisitions and joint development opportunities.

As described above, the acquired companies’ operational activities are being conducted through the following five divisions:  Blue Earth EMS; Blue Earth Solar; Blue Earth CHP; Blue Earth PPS, and Blue Earth EPS. The primary strategic objective for the respective divisions or business units is to build brand awareness about our comprehensive energy solutions provided by the Company to its current and future customers.

Management also intends to accelerate introduction of our PeakPower® energy demand management system and the UPStealth™ digital battery backup system by offering and installing them through energy management service and distribution companies, which have an established base of customers at the local, state, regional and national levels. In order to accelerate product introduction, management expects to enter into varying types of agreements with these energy management service and distribution companies, including joint development, shared revenue, private label, licensing and acquisition agreements, as may be appropriate, for each company and geographic territory.

Management has also identified several energy management and energy management service companies that have been successfully operating in the small and medium-sized commercial and industrial business segment of the energy efficiency and alternative/renewable energy sectors. These energy service companies specialize in three categories that address small commercial businesses energy efficiency needs:   lighting, refrigeration and heating, ventilation and air conditioning (HVAC). The targeted acquisition candidates currently provide energy efficiency retrofit services to the small commercial and medium-sized businesses space.  Management believes that these companies are ideal candidates from which to build a nationwide distribution, installation and service network through a combination of joint venture/associate relationships and/or acquisitions.

We generate all of our revenues from professional services contracts. The contracts are of three types: construction management, HVAC services and  energy  efficiency  installation.  Our  customers  are  billed,  according  to  individual  agreements.  Revenues  from  professional  services  are recognized on a completed-contract basis. Under the completed-contract basis, contract costs are recorded to a deferred asset account and billings and/or cash received are recorded to a deferred revenue liability account during the periods of construction. Costs include direct material, direct labor and subcontract labor. All revenues, costs, and profits are recognized in operations upon completion of the contract. A contract is considered complete when all costs except insignificant items have been incurred and final acceptance has been received from the customer. However, in the event a loss on a contract is foreseen, we recognize the loss as incurred. We do not manufacture any products. Our cost of sales is comprised of direct labor, parts purchased from third parties and other direct costs incurred in fulfilling the contracts.

Industry Overview

The market for energy efficiency services has grown significantly, driven largely by rising and volatile energy prices, advances in energy efficiency and renewable energy technologies, governmental support for energy efficiency and renewable energy programs and growing customer awareness of energy and environmental issues.  End-users, utilities and governmental agencies are increasingly viewing energy efficiency measures as a cost- effective solution for saving energy, renewing aging facilities and reducing harmful emissions.

The clean-tech industry is a multi-billion global industry comprising several market sectors as follows: energy efficiency, including green building; water and wastewater; recycling and waste; LED lighting; energy storage; alternative energies and renewables; batteries/storage; smart grid electrical distribution system; alternative transport; and various green business, research and financial services.

According to a “Clean Energy Trends 2013” report by Clean Edge, a Clean-Tech market authority, the fundamental global economic drivers for clean technology remain largely intact. Intensifying resource constraints (everything from freshwater to energy feedstocks) cannot be ignored, especially with a global population exceeding seven billion. In the aftermath of unprecedented climate interruption in the U.S. and abroad, resiliency and adaptation are becoming critical business and policy drivers as organizations scramble to meet a literally changing landscape. In the U.S. President Obama has signaled a strong commitment to expanding clean energy and energy efficiency in his second term calling for a doubling of renewable power by 2020.

We are a comprehensive provider of energy efficiency and alternative/renewable energy solutions for small and medium-sized commercial and industrial facilities. Our turnkey energy solutions enable our customers to reduce or stabilize their energy related expenditures and lessen the impact of their energy usage on the environment.

Corporate Structure

Our corporate structure for energy efficiency and alternative/renewable energy related acquisitions is designed to separate the acquired companies into five wholly owned subsidiaries/divisions of the Company, which are operated as separate business units in order to establish and build brand awareness about the comprehensive energy solutions provided by the Company.

Although our five subsidiaries operate independently, they will work in concert to develop, manage, implement and monitor our turnkey energy solutions for small and medium-sized commercial and industrial customers, as well as our specific programs developed for utilities.

We believe that the implementation and execution of our corporate strategy will benefit our shareholders and attract investors who are looking at two bottom lines: financial profitability and social or environmental benefits produced by the Company and its products and services.

Castrovilla Acquisition and Operations- part of our Blue Earth EMS Division

On January 19, 2011, Castrovilla Energy, Inc., a recently formed California subsidiary of the Company, acquired substantially all of the assets of Humitech of Northern California, LLC (“Humitech”), a California limited liability company and its related company, Castrovilla, Inc. (collectively, with Humitech, the “Castrovilla Acquisition”) with an Effective Date (as defined) of January 1, 2011.  Founded in 2004, Castrovilla, doing business under our Blue Earth EMS division, based in Mountain View, California, had approximately $3.4 million in audited revenues in 2010, which is more than twice its 2008 revenues. Blue Earth EMS currently serves approximately 11,000 small commercial businesses in Northern California with its 27 employees as of March 31, 2014.  Blue Earth EMS manufactures, sells and installs commercial refrigeration gaskets and strip curtains, which it sells and installs alongside many other energy efficiency products, such as EC motors, LED lights and a variety of control technologies. Blue Earth EMS’ strategy is to sell energy efficiency bundled retrofits (refrigeration, lighting, HVAC), to its customer base.

Blue Earth EMS participates in several ratepayer funded utility companies energy efficiency rebate programs, both through third-party programs and through its own small commercial business program,  Keep Your CoolTM. The  Keep Your Cool  program was created in response to a Request For Proposals put out by a local municipal utility, Silicon Valley Power.  Castrovilla’s proposal was accepted and the program funded several hundred thousand dollars.  This eventually resulted in contracts with over a dozen municipal utilities throughout Northern California to provide turnkey  program  administration  and  implementation. In 2008,  Castrovilla  acquired  the  assets  of  Bay  Area  Refrigeration, a  fully  licensed commercial refrigeration contractor that has serviced the San Francisco Bay Area for some 30 years.

Blue Earth EMS has created a business model for sustainably generating and delivering kW and kWh that benefits both the utility and the end user. Blue Earth EMS provides energy efficiency services to small commercial businesses and delivers custom programs directly to utilities.  The model is both expandable and scalable.  Blue Earth EMS intends to become a statewide and regional service provider.

Since acquiring Bay Area Refrigeration and the C-38 refrigeration contractor’s license, Blue Earth EMS is qualified to install Electronically Commutated (EC) motors, Evaporator Fan Controllers, Anti-Sweat Heater Controllers and LED Case Lighting and other technologies.  This has made the Company’s retrofit projects far more comprehensive, which is a significant competitive advantage over companies that target only a single measure.  In fact the largest rebate programs require comprehensive retrofits to qualify for rebates.

In addition to energy efficiency retrofits, Blue Earth EMS also has on-going contracts to provide periodic maintenance to numerous restaurants and other refrigerated facilities throughout the San Francisco Bay Area.  This includes 24 x 7 emergency refrigeration services.

In mid-2009 Blue Earth EMS opened an online-store (www.bayarearefrigeration.com) to sell manufactured gaskets and strip curtains on both a wholesale and retail basis.  The web site also allows us to distribute refrigeration hardware, plumbing fixtures, kitchen equipment, water filtration, electrical and tools and accessories.

On  December  30,  2010,  Castrovilla  Energy,  Inc.  (“CEI”),  a  wholly-owned  subsidiary  of  the  Company’s  subsidiary,  Blue  Earth  Energy Management Services, Inc. (“BEEMS”) entered into an Agreement and Plan of Merger (the “Plan”) with Castrovilla, Inc. and the Stockholders of Castrovilla, Inc. with an Effective Date of January 1, 2011. CEI merged with and into Castrovilla, Inc. on January 21, 2011, which continued its existence as a wholly-owned California subsidiary of BEEMS.  Under the Plan, the Company issued an aggregate of 1,011,905 shares of its Common Stock valued at $1.90 per share, or $1,921,081, to the stockholders of Castrovilla, Inc. in exchange for all of the outstanding capital stock of Castrovilla, Inc.  All of the Company’s shares issued in the Castrovilla Acquisition were subject to Lock-up/Leak-out and Guaranty Agreements, as amended, which have expired.  No payments were made by the Company under the Guaranty.

The purchase price for Humitech, under the Asset Purchase Agreement (“APA”) was $658,928.  This consisted of the payment of $150,000 of affiliated debt, the issuance of 267,857 shares of restricted Common Stock of Blue Earth, Inc. with an agreed upon value of $508,928, or $1.90 per share and the assumption of approximately $575,265 of related party debt.

Blue Earth EMS Products and Services

In 2013 and 2012, Blue Earth EMS’s revenues were generated primarily from sales of parts and equipment for refrigeration and LED Case Lighting, refrigeration service, preventative maintenance, consulting, and on-line sales.  Currently, the only materials that are purchased in large quantities are its gasket materials.  All other inventory including EC motors, Anti-Sweat heaters (ASH) controllers, LED Case Lights and other hardware are kept in low quantities or purchased on an as needed basis.

Our Blue Earth EMS division accesses a variety of rebate programs, always choosing the best one for a given project.  The funds that pay for the rebate programs utilized by Blue Earth EMS are the result of California Public Utilities Commission (CPUC) requirements that all utilities in the State of California collect a “Public Benefits” charge as a percentage of the total bill.  These funds are required to be invested in energy savings programs.  Several of these programs are provided through third-party programs, which are usually administered by ESCO and consulting companies and implemented by refrigeration, lighting, HVAC and solar companies. Each program has different eligibility requirements and/or is available in different areas.  Participating in the programs in its market area allows us to provide the broadest coverage to our customers.   Our financial statements reflect that revenues were negatively impacted during specific time periods. The utility rebate programs are typically three year programs. During the referenced reporting period, the utilities were in the transition period between the previous three year program and the new three year program. This transition period generally results in decreased funding for a few months. However, the new three year utility programs have more dollars allocated than the previous program. Therefore, the negative effects to our revenue were temporary and not material to our business going forward.

Our management believes that the key to sustaining and expanding its program is to take part in or take advantage of a constant stream of technological innovation.  By identifying, evaluating and verifying the best new measures Blue Earth EMS is able to serve its approximately 11,000 small commercial customers and bring in new ones.  In some cases Blue Earth EMS is introduced to customers through our work for other companies, which it can assimilate into Keep Your Cool.TM

Xnergy Acquisition - part of our Blue Earth Solar Division

On September 7, 2011, Blue Earth, Inc. acquired Xnergy, Inc. (“Xnergy”), a Carlsbad, California based energy services company (the “Xnergy Acquisition”), which now operates as our Blue Earth Solar division.  Blue Earth Solar provides a broad range of comprehensive energy solutions including specialized mechanical engineering the design, construction and implementation of energy savings projects, energy conservation, energy infrastructure outsourcing, power generation and energy supply and risk management.   The Solar EPC business unit benefits from tax incentive programs, which are in place through 2016. It is uncertain what the effect of the expiration of these tax incentive programs will have on the solar industry. Costs for solar projects, solar panels and other materials, have declined dramatically over the past few years due to the scale achieved by the solar industry. It is uncertain whether tax incentive programs will be extended and it is uncertain what the effect of the expiration will be if it occurs. Rising costs of power from traditional electric generation combined with economies of scale for solar make it difficult to predict the business consequences in 2017.

In order to maximize the effectiveness of any energy efficiency measures, the following steps should be taken:

Blue Earth Business Strategy - Energy Efficiency

Determine the energy efficiency goals and priorities. Each company or organization has different priorities with regard to their energy efficiency goals.

Reduce energy demand through Commissioning.  A thorough commissioning study will ensure that a building is performing to its design intent and will look at the following:

Lighting

Mechanical / HVAC systems and controls

Refrigeration

Equipment (office, process, and manufacturing)

Building Envelope (windows, foundation, walls, ceiling roof, and insulation)

Electrical Systems

Energy audit.  Energy usage, history, and costs may be gathered from the utility company which will be helpful in determining what areas of the facility could improve the most by implementing certain energy efficiency measures.

Recommend energy efficiency strategies to attain goals.  Some of these recommendations may be implemented under the second bullet above. Other energy-saving measures include more efficient equipment, self-generating systems, new controls and variable speed drives.

Alternative Energy Systems / Distributed Generation.

An alternative energy system needs to suit the facility and its owner’s needs.  The following are several systems that Blue Earth Solar has a great deal of experience with:

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Photovoltaics / Solar Power.  This popular method converts the sun’s energy directly into electricity. Photovoltaics (PV) is a viable method of generating power and more panel manufacturers are constantly increasing the efficiency and effectiveness of their equipment.

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Fuel Cells. Fuel Cells use hydrogen and oxygen, the molecules that create water, to produce electricity with no pollution. A fuel cell operates like a battery, however a fuel cell does not run or require recharging. It will produce energy in the form of electricity and last as long as fuel is supplied.

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Gas Turbines.  These are used for distributed generation of electricity. They are reliable and have minimal maintenance costs, and have control requirements to address air pollutants.

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Combined Heat & Power (CHP) using Fuel Cells or Other Technologies.  Waste heat from the power generation process is used to create either steam or hot water which can in turn be used for heat for the building.

Energy Procurement / Finance Options / Incentives

Along with the increasing demand for energy resources there are also more and more incentives to implement energy saving strategies for traditional and alternative energy systems.  Along with these incentives there are some creative methods to attain and pay for power, all of which the Company uses:

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Power Purchase Agreements (PPA’s).This popular method is a long-term agreement to buy power from a source that produces electricity.  Under a standard PPA, the power source assumes the risk of operating and managing the electricity.  This method frees up capital that a company could use elsewhere in its business operations while still maintaining low electricity costs.  Blue Earth Solar has established relationships with the financing sources and can find and broker the right deal for the facility.

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Synthetic Lease Agreements (SLA’s).  This method enables a lessee to obtain equipment without having the debt on the company balance sheet.  The lessee can still get all the tax benefits (and burdens) of ownership, including the asset depreciation.

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PV: California Solar Initiative (CSI) Incentive:  For photovoltaic/solar systems, the CSI provides an incentive - based on the system size - for a newly implemented PV system.  Blue Earth Solar will help navigate the process and can assist in filling out the application and necessary paperwork needed in order to acquire the incentive.

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Tax Credits for Alternative Energy Implementation.  The federal government has extended the tax credits to companies upon the implementation of alternative energy systems. This credit can exceed 30%, depending on the tax bracket.

Xnergy Plan of Merger

Pursuant to the terms and conditions of an Agreement and Plan of Merger (the “Plan”), the Company purchased all of the capital stock of Xnergy for a purchase price of $14,158,999.  The Company issued to the two shareholders of Xnergy, D. Jason Davis and Joseph Patalano (the “Xnergy Stockholders”) an aggregate of 4,500,000 shares of restricted Common Stock, valued at $1.72 per share in the merger agreement. The Company also assumed payment to a former stockholder of the unpaid balance of $1,415,088 for his shares which was paid in full when the former stockholder elected to convert the note into equity.

D. Jason Davis, as CEO of Xnergy, and Joseph Patalano as COO of Xnergy, entered into five-year employment agreements with the Company. Their employment agreements included a bonus plan based upon sharing a percentage of earnings above certain minimum thresholds for the three fiscal years ending December 31, 2013,  none of which were met. As of February 17, 2014, Messrs. Davis and Patalano ceased to be officers, employees and directors of Xnergy and entered into a consulting agreement with the Company and the bonuses have been eliminated.  They will focus their business time on project development, rather than construction of projects.  They will be paid a success fee on projects they develop. All of their shares are subject to a new lock up/leak out agreement, which will result in the 500,000 escrowed shares being released from escrow over a nine month period. Mr. Davis is permitted to sell 10,000 shares per week and Mr. Patalano is permitted to sell 3,000 shares per week through the nine month period. The 566,400 warrants held by Mr. Davis and 83,600 warrants held by Mr. Patalano were vested and the exercise price was reduced from $1.16 per share to $0.60 per share.  The non-competition and non-solicitation agreement for Davis and Patalano extend until two years after voluntary separation from employment. All Xnergy employees, other than Messrs. Davis and Patalano, are eligible to participate in the Company’s employee stock option plan.  Certain key employees, selected by Jason Davis, received a total 66,667 shares issuance based on a formula of years of services and salary and restricted shares of the Company’s Common Stock.

Fiscal 2013 Acquisitions

We have continued to expand our comprehensive energy solutions business through the strategic acquisitions of IPS Power Engineering Inc. (“IPS”), Intelligent Power Inc.(“IP”) and Millennium Power Solutions LLC (“MPS”), during the third quarter of 2013.  Our acquisition of IPS, whose operations are now conducted under our Blue Earth CHP division, expands our alternative energy services offerings to private sector commercial customers including upgrades to a facility’s energy infrastructure and the design, construction, operation and maintenance of smaller- scale combined heat and power or CHP energy power plants.  IP, whose operations are conducted through our Blue Earth PPS division, developed our patented PeakPower® energy management system, which enables us to offer our utility customers and our small to medium-sized commercial and industrial customers a turnkey solution that helps them achieve their respective energy reduction goals.  MPS, whose operations are conducted through  our  Blue  Earth  EPS  division,  developed  our  proprietary  UPStealth™  battery  backup  system,  which we  believe  based  on  Management’s knowledge of the industry, is the only lead-acid free, energy efficient, intelligent digital battery backup system designed to power signalized traffic intersections during loss of power.

IPS Power Engineering Acquisition - under our Blue Earth CHP division

On July 15, 2013 Blue Earth completed an Agreement and Plan of Merger (the “Agreement”) with IPS Power Engineering Inc. (“IPS”), Global Renewable Energy Group, Inc. (“GREG”) and the stockholders of IPS and GREG (the “IPS Acquisition”).  IPS is operated as a wholly owned subsidiary of Blue Earth under our Blue Earth CHP division.   Pursuant to the terms of the Agreement, an aggregate of 15,550,000 shares of Blue Earth Common Stock (the “Merger Consideration”) were issued to the former stockholders of IPS and GREG (the “Stockholders”).  The Merger Consideration was determined by the parties based on the mutually agreed upon future revenues and earnings forecast prepared by management of IPS and GREG.   The Merger Consideration consisted of:  5,000,000 Blue Earth shares issued at closing to the Stockholders, which vested immediately, but are subject to lock-up agreements; 150,000 Blue Earth shares issued as finders’ fees; and 10,500,000 Blue Earth shares issued at closing to the stockholders, and held in escrow, and which will be released from escrow at the rate of 1,500,000 Blue Earth shares on the dates that the CHP or co-generation power plants, as mutually agreed to by Blue Earth and IPS, commence producing commercial power.

Intelligent Power Acquisition - under our Blue Earth PPS division

On July 24, 2013 Blue Earth completed an Agreement and Plan of Merger (the “Agreement”) with Intelligent Power, Inc. (“IP”), and the Stockholders of IP (the “IP Acquisition”).  IP is operated as a wholly-owned subsidiary of Blue Earth under our Blue Earth EPS division.  Pursuant to the terms of the Agreement, an aggregate of 1,383,400 shares of Blue Earth Common Stock was issued to the former stockholders of IP.   The merger consideration was based on the ten-day average closing price of $2.88 for Blue Earth shares through June 8, 2013 when the agreement in principle was reached.

Millennium Power Solutions Acquisition - under our Blue Earth EPS division

On August 23, 2013, Blue Earth completed an Agreement and Plan of Merger (the “Agreement”) with Millennium Power Solutions, LLC (“MPS”) and the Key Members of MPS (the “MPS Acquisition”).  MPS is operated as a wholly- owned subsidiary of Blue Earth under our Blue Earth EPS division.  Pursuant to the terms of the Agreement, an aggregate of 3,694,811 shares of Blue Earth Common Stock was issued to the former members of MPS.  In addition, the principals of MPS shall be entitled to receive a per-year earnout equal to ten (10%) percent of the profits of MPS as a separate wholly-owned subsidiary of Blue Earth payable in Blue Earth shares of Common Stock valued at the then current fair market value. The earnout is limited to a five year period and has an aggregate cap of $3,572,199.

Hawaii Solar Energy Acquisitions

Blue Earth entered into a Purchase and Sale Agreement (the “PSA”) dated as of July 26, 2012, with White Horse Energy, LLC.  The PSA provided for the Company to acquire 100% of the issued and outstanding limited liability company interests in Waianae PV-02, LLC, a Hawaii limited liability company (the “SPE”). The SPE is the owner of certain rights to construct an approximately 497 kilowatt photovoltaic ground mounted solar energy system in Waianae, Hawaii.  Construction began in the first quarter of 2013 and is now in the commissioning process (producing power, but not yet being paid).   The Company has signed a binding asset purchase agreement with Kenyon Energy to sell this facility for $2,070,000.  The final closing is scheduled to be in or about May of 2014.  The SPE has a fully executed 20 year power purchase agreement with Hawaiian Electric Company (“HECO”). The power generated by the plant will be sold to HECO in the form of kilowatt-hours (electricity).

Hawaii has the largest Renewable Portfolio Standard in the US, requiring 40% of the state’s energy be supplied by renewable energy by 2030. HECO’s Feed-In-Tariff (“FIT”) program is designed to encourage the addition of more renewable energy projects in Hawaii.  Pre-established FIT rates and standardized FIT contract terms facilitate the process of selling renewable energy to HECO.

On August 3, 2012, Blue Earth announced that it acquired the exclusive rights to construct seven (now six, as amended) different solar PV projects totaling approximately 3.5 megawatts DC in Hawaii. The projects are located on the island of Oahu and are primarily ground mount solar systems.  While construction hasn't yet commenced, the Company intends to begin construction of two of the plants in the second quarter of 2014.   Kenyon Energy has signed letters of intent to purchase these two power plants prior to completion, which is expected within this fiscal year. Six projects acquired by BBLU meet the requirements of the Renewable Energy Feed-in Tariff offered by HECO.  The Company uses local trade people during their construction.  Blue Earth Solar, Inc. will provide the engineering procurement and construction (“EPC”) for the respective projects.

Market Size

Blue Earth, Inc. is a comprehensive provider of energy efficiency and alternative/renewable energy solutions for small and medium sized commercial and industrial facilities. We also own, operate and manage independent power generation systems constructed (distributed solar PV generation systems and cogeneration systems) in conjunction with these services.

According to a July 2012 report from Pike Research titled “Energy Efficiency Retrofits for Commercial and Public Buildings”, the market for energy efficiency retrofits in commercial buildings will nearly double by 2020, reaching $152 billion worldwide. Western Europe will remain the largest market for energy efficiency retrofits in commercial and public buildings, but its share of world revenues will drop from 41% in 2011 to 37% in 2020.  Essentially equaling Western Europe, Asia Pacific, which represented 32% ($26 billion) of the revenue stream in 2011, will increase to 36% ($54.6 billion) by 2020.  North American energy efficiency revenues will more than double over the remainder of the decade, increasing to $35.3 billion by 2020.

As with other power sources, demand for solar power is driven by residential, commercial, and industrial electricity demand, which increases with population and economic growth. Additionally, growing concern over environmental and geopolitical issues surrounding fossil fuels has boosted interest in renewable energy sources such as solar. The revenue earned from distributed solar power sales is expected to reach $112 billion annually by 2018, according to a 2013 report titled “Distributed Solar Energy Generation” report from cleantech market research firm Navigant Research.

Combined heat and power (CHP) systems, also known as cogeneration systems are used for the simultaneous generation of both electricity and heat energy. Driven by low natural gas prices, CHP for commercial buildings will surpass $11 billion in market value by 2022, according to the above described report from Pike Research.  Current installations of combined heat and power (CHP) systems in commercial buildings are mostly confined to developed markets in Europe, South Korea, Japan, and the United States.  The market has been limited, until recently, by high upfront capital costs associated with CHP systems.  Today, though, a growing number of commercial users - from hospitals to schools to business parks - are installing CHP systems as a means of reducing operating expenses, improving power reliability, and reducing carbon emissions.

Additional Market Drivers

Utility Rebate Programs. In a number of markets throughout the U.S., local electrical utilities and related organizations are offering rebates for the purchase and installation of energy efficient products and systems. Ratepayer funded programs are offered by utilities to encourage load reductions by its customers. These incentives may be structured as one-time up-front rebates on energy efficient equipment or may consist of payments per measured kWh saved over a course of several years. Small commercial businesses can leverage the cost of retrofits with incentives received through ratepayer-funded energy efficiency programs.

Rebate incentives are typically used to buy down utility retrofit project costs for energy efficiency programs. The customer can receive the rebate directly from the utility, or the energy service company may assist in identifying programs that the small commercial business may qualify for and may collect the rebate on the customer’s behalf.

Many utility companies employ demand side management programs to help reduce energy consumption. These regulated programs benefits the customer by subsidizing the first cost of capital improvements that provide long - term energy and operational cost savings. Currently, energy efficiency rebates are only offered by specific electrical utilities and the respective rebate programs and requirements change frequently.

Aging and Inefficient Facility Infrastructure. Many organizations continue to operate with an energy infrastructure that is significantly less efficient and cost-effective than what is now available through more advanced technologies applied to lighting, heating, cooling and other building systems. As these organizations explore alternatives for renewing their aging facilities, they often identify multiple areas within their facilities that could benefit from the implementation of energy efficiency measures, including the possible use of renewable sources of energy.

Movement Toward Industry Consolidation. As energy efficiency solutions continue to increase in technological complexity and customers look for service providers that can offer broad geographic and product coverage, we believe smaller niche energy efficiency companies will continue to look for opportunities to combine with larger companies such as the Company that can better serve their customers’ needs. Increased market presence and size of energy efficiency companies should, in turn, create greater customer awareness of the benefits of energy efficiency measures.

Increased Use of Third-Party Financing. Many organizations desire to use their existing sources of capital for core investments or do not have the internal capacity to finance improvements to their energy infrastructure. These organizations often require innovative structures to facilitate the financing of energy efficiency and renewable energy projects.

Blue Earth EMS Sales and Marketing

Blue Earth EMS’s key markets in 2013 and 2012 were third-party utility rebate programs, Keep Your CoolTM rebate program, restaurant and convenience store maintenance and service, consulting and wholesale and Internet sales.  Blue Earth EMS services the San Francisco Bay Area, California’s Central Valley region, Sacramento and San Diego, California and Spokane, Washington.

Blue Earth EMS Customers

Blue Earth EMS’s key customers, in 2013 were  PECI, City of Riverside Utilities, City of Pasadena Utilities, Asuza Power and Ecology Action in 2012; were KEMA, Keep Your Cool, Ecology Action-Right Lights utility program and the barefrigeration.com web site, and in 2011, the key customers were KEMA, Keep Your Cool, Ecology Action - Right Lights Program and PECI - Energy Smart Jobs Program.

Blue Earth Solar Sales and Marketing

Since Blue Earth Solar is a multi-faceted company with more service offerings than most, there are several unique sales and marketing strategies that are used.  These can be both very positive to the business model while being challenging to properly implement.  A summary of our sales approach for our varying capabilities is as follows:

As an ESCO, our sales and marketing approach is to offer customers customized and all-encompassing energy efficiency solutions tailored to meet their economic, operational and technical needs. The sales process for these opportunities can take up to 24 months, with public agency / governmental customers tending to require the longest sales processes. We identify project opportunities through referrals, conferences, warm leads, cold calls and occasionally through requests for proposals. Our direct sales force develops and follows up on customer leads and, in some cases, works with customers to develop their facility’s energy strategies.

The Blue Earth Solar plan involves decreasing a facility’s energy consumption and demand first through identification of Energy Conservation Measures (ECM’s).  Through our knowledge of the federal, state, local governmental and utility environment, we assess the availability of energy, utility or environmental-based incentives for usage reductions, which helps us optimize the economic benefits of a proposed project for a customer.

After we have identified and implemented these ECM’s, the facility demand has been reduced and now we move on to the self-generation options that would benefit the customer.  We can provide these projects “turn-key” to the customer.  Depending on the particular scenario, we can engineer, install, commission, and maintain the system after it is installed.  We also are able to offer financing options via lease or PPA’s.  Through a PPA, we would finance the project, then sell the power to the client at a rate less than and/or more consistent than what they get from the utility.

After the project has been completed our Operations & Maintenance group can service and maintain the equipment that was installed.

General Contractor

Blue Earth Solar offers engineering, construction, and construction management services to a variety of industries.  Blue Earth Solar has tradesmen that perform the majority of work for most projects.  The trades which are most prevalent for us:

Mechanical Pipefitting/Plumbing

Electrical Framing/Drywall/Concrete

Our ability to self-perform these trades enables us to keep costs down for our customers by not having the third-party markups adding margin into projects.

Having certain engineering and construction capabilities “in-house” enables us to provide turn-key projects to our clients. Having these abilities also makes it a natural fit for us to perform design-build projects, which save our customers money while also enabling the projects to have the minimum number of challenges/issues.

Knowing our strengths and the types of facilities that most benefit from our services allow us to concentrate sales and marketing efforts on industries such as life sciences, semi-conductor, and other high-technology organizations.  We are active participants in associations that involve professionals from these target companies, and use these as networking opportunities to help increase sales leads.

Service:  Operations & Maintenance (“O & M”)

Blue Earth Solar offers O&M services for HVAC and energy systems.  We offer traditional HVAC services including repairs, retrofits, and preventive maintenance contracts.  These contracts can be year-to-year or multi-year.  We also offer agreements which essentially provide the client warranty coverage if any of the components we are maintaining break down.

Commissioning

Our sales and marketing approach for commissioning is similar to our General Construction and Service segments in terms of the target markets. The Blue Earth Solar commissioning group, labeled Benchmarcx®, performs energy audits, HVAC testing and balancing, and system start-up for all construction and energy projects.  Benchmarcx® is able to target other general and mechanical contractors that do not have the in-house commissioning capabilities so Benchmarcx® can market itself to them.  This is done through direct sales and marketing efforts.  In addition to these targets, Benchmarcx® also focuses on the end-users directly. These include clients occupying space where commissioning is more critical, such as labs, clean rooms, and manufacturing suites.

Blue Earth EPS Sales and Marketing

Blue Earth EPS’s key market for its proprietary UPStealth™ intelligent digital battery backup system technology users is the traffic industry.  For the traffic industry, Blue Earth EPS will be the manufacturer, offering inside sales and distribution support to authorized distributors. The Traffic UPStealth™ has been introduced to end users, such as Departments of Transportations, city and county agencies “agencies”, design firms, contractors and distributors through over 200 webinars. We are also considering private labeling of our UPStealth™ products to large scale traffic equipment manufacturers through licensing agreements.

Blue Earth PPS Sales and Marketing

Blue Earth PPS’s marketing strategy for our patented PeakPower® energy management system is to use a concentrated segmentation strategy to focus primarily on large supermarket chains.  Blue Earth PPS has a three pronged strategy with supermarket executives on its Advisory Board making direct sales introductions at high levels.  We intend to leverage the large sales forces, and installed bases of major refrigeration equipment manufacturers by signing OEM deals with select companies and co-marketing. Then, given the geographic dispersion of the individual stores, Blue Earth PPS is establishing relationships with regional refrigeration contractors to assist with installation and become our first level of support.

Pricing strategy will include options for leasing, purchasing and a no-cost option that involves sharing energy savings with customers. A lynchpin of the marketing plan is the communications strategy. A combination of tools including PR, trade shows, digital, social, and advertising will be utilized to create awareness and solidify the PeakPower® brand

The potential applications for our PeakPower® technology span numerous industries and apply globally.  The following is a breakdown of the primary and secondary markets.

Primary: Heavy users of refrigeration equipment-food industry

Food Retailing (including convenience stores) Food distribution and storage

Food processing

Refrigerated food transport (including fishing vessels) Restaurants·

Secondary: Other users of refrigeration and heavy HVAC users

Restaurants

Convenience Stores

Pharmaceutical manufacturing, storage and distribution

Commercial and Industrial HVAC (including data centers)

Measurement and Verification  like LEED, Green Globes and Energy Star.

Blue Earth CHP Sales and Marketing

There is a large opportunity for implementing co-generation systems if the systems are built and owned by the Company on land leased from the customer at the point of energy use.  Selling expensive power plants that require the customer to make large capital expenditures in this economic environment is a much more difficult sale than providing the energy savings to the customer with no capital expenditures.  Companies that have not allocated budgets or do not want to spend capital on large co-generation projects, but want the lower electricity and lower heat generation costs that co-generation systems can provide are excellent candidates.  This sales model gives companies the option to preserve capital to finance their core business while still realizing additional less quantifiable benefits including:

1)

On site electricity generator maintains power even if the power company grid fails.

2)

Co-generating system provides more efficient production of steam/hot water with the current boiler systems in place as a backup.

3)

Increased ability to meet sustainability objectives which are being incorporated in purchase agreements with greater frequency.

We implement our proprietary design procedure in order to properly size and provide redundant energy source solutions that have positive ROIs. In order to successfully market a co-generation system the base proposition to the manufacturer is that this is a rate change to lower utility rates, lower current maintenance labor, and eliminate maintenance parts costs by shutting down old inefficient systems and providing for redundant sources. BE CHP covers the cost of the equipment, system installation, and ongoing maintenance so there is no capital expenditure to the customer.

We are profiling customers that have large thermal (heat) loading processes that are part of their manufacturing process.  Ideally, the customer will already have boilers that provide steam generation with the entire process infrastructure such as pipes, valves, and system controls in place and functioning within the original design specification.  Because of the standard inefficiencies of boilers and furnaces, we can generate steam to match heat requirements and generate electricity the same fuel cost the customer is currently paying to only generate steam.  In essence, the fuel required to run the turbine generator is “free” since the company is already paying to generate the hear from the fuel.  This allows us to sell the electricity and hear to the end user at a lower rate than that they currently use.  The net savings effect is between 8-20% lower utility costs, based on the Company’s historical experience.

Competition

Blue Earth EMS

The clean-tech industry is highly competitive. The energy efficiency segment for small commercial businesses is also highly competitive.  Blue Earth EMS competes with various types and sizes of companies ranging from local and national service providers, local refrigeration contractors, such as Egain and Energywise and rebate program administrators.  Blue Earth EMS differentiates itself as the only fully-licensed, comprehensive contractor in Northern California which sells and installs energy efficiency projects through utility rebate programs, and which contracts directly with utilities, allowing it to perform retrofit services and secure rebates for its small and large customers who operate locations served by multiple utilities.

Few contractors in our market area actually participate in the third-party program process.  The reluctance is attributable to the considerable amount of paperwork required for each project.  Having completed thousands of applications, however, Blue Earth EMS is accustomed to preparing the appropriate documents.  Because of the new comprehensiveness requirement for refrigeration projects, several of the previously participating companies are no longer qualified.  Finally, both the utilities and the third-party administrators have become stricter about contractor participation requirements, which is actively removing unqualified and unscrupulous vendors.  Blue Earth is a contractor which is regularly contacted by the utilities and the third-party program administrators to repair issues left behind by others.

We intend to compete based on the following:

Comprehensive Service Provider. We offer to our customers expertise in addressing almost all aspects of energy efficiency. Our staff from acquired companies is expected to provide the capability and flexibility to determine what energy efficiency measures are best suited to achieve the customer’s energy efficiency and environmental goals.

Independence. We are an independent company with no affiliation to any equipment manufacturer, utility or fuel company. Unlike affiliated service companies, we have the freedom and flexibility to be objective in selecting particular products and technologies available from different acquisition candidates and suppliers in order to optimize our solutions for customers’ particular needs.

Experienced Management. Our executive officers each has almost 30 years of experience in founding, acquiring and operating publicly held companies in diverse business sectors.

Federal and State Qualifications. The federal governmental program under which federal agencies and departments can enter into ESPCs requires that  energy  service  providers  have  a  track  record  in  the  industry  and  meet  other  specified  qualifications.  Over  20  states  require  similar qualifications. We intend to acquire companies which meet these qualifications. This will provide us with the opportunity to continue to grow our business with federal, state and other governmental customers and differentiates us from energy efficiency companies that have not been similarly qualified.

Federal. In 2007, the United States enacted the Energy Independence and Security Act which mandates that federal buildings reduce energy consumption by 30% by 2015 compared to their 2003 baseline and contains multiple provisions promoting long-term ESPCs. The U.S. Department of Energy also has a number of research, development, grant and financing programs - most notably the DOE Loan Guarantee Program - to encourage energy efficiency and renewable energy. Additionally, the United States has adopted federal incentives for renewable energy, including the production tax credit, investment tax credit and accelerated depreciation.

State.  At the state level, the American Council for an Energy-Efficient Economy stated in its 2012 State Energy Efficiency Scorecard that significant measures to support energy efficiency have been implemented, including as of October 2012, the following:

•

Annual savings from customer-funded energy efficiency programs topped 18 million MWh in 2010, a 40% increase over a year earlier. This is roughly equivalent to the amount of electricity the State of Wyoming uses each year.

•

Utility budgets for electric and natural gas efficiency programs rose to almost $7 billion in 2011, a 27% increase over a year earlier.  Of this amount $5.9 billion went to electric efficiency programs, with the remaining $1.1 billion for natural gas programs.  These represent 29% and 18% increases, respectively, over 2010 budgets.

•

Twenty-four states have adopted and adequately funded an Energy Efficiency Resource Standard, which sets long-term energy savings targets and drives investments in utility-sector energy efficiency programs.  The states with the most aggressive savings targets include Arizona, Hawaii, Maryland, Massachusetts, Minnesota, New York, Rhode Island and Vermont.

Economic Stimuli.  Governments worldwide have allocated significant portions of economic stimuli to clean energy.

Recovery and Reinvestment Act of 2009 allocated $67 billion to promote clean energy, energy efficiency and advanced vehicles. Additionally, the Emergency Economic Stabilization Act instituted a grant program that provides cash in lieu of the investment tax credit for eligible renewable energy generation sources which commence construction in 2010.

Key  factors  in  the  award  of  contracts  include  system  and  service  performance,  quality,  price,  design,  reputation,  technology,  application engineering capability and energy management services. Competitors for contracts in the small commercial businesses marketplace include many local, regional, national and international companies with greater resources than we have.

The domestic energy services market for small commercial businesses is highly fragmented, which we believe, provides a viable point-of-entry for acquiring established, reputable, profitable energy services companies who are seeking access to growth capital and innovative, commercially proven, cost-effective energy efficient technologies.

There are three principal types of energy efficiency companies:

Independent Energy Services Companies - Energy efficiency companies such as the Company, which are not associated with an equipment manufacturer, utility or fuel company. Most of these companies are small and focus either on a specific geography or specific customer base.

Utility-Affiliated Energy Services Companies - Companies owned by regulated North American utilities, many of which were traditionally focused on the service territories of their affiliated utilities, but have since expanded their geographical markets. Examples include Constellation Energy Projects and Services and ConEdison Solutions.

Equipment Manufacturers - Companies owned by building equipment or controls manufacturers. Many of these companies have a national presence through an extensive network of branch offices. Examples include Honeywell, Johnson Controls and Siemens.

Blue Earth Solar

The energy services segment for non-residential customers and utility scale projects is highly fragmented and also highly competitive on a local, regional and national basis. Blue Earth Solar competes with various types and sizes of companies ranging from local energy and mechanical services providers including Pacific Rim Mechanical and Apex Mechanical and national energy services providers such as Johnson Controls, Inc. and Ameresco. Blue Earth Solar has only a few competitors in the Life Sciences portion of its business including Pacific Building Group and DBC Inc. on a local basis and DPR Construction on a regional and national basis. The competitors in the engineering, procurement and construction (EPC)/alternative energy segment of its business include AECOM, Chevron Energy Solutions on a national basis and solar project installers including Borrego Solar, Helio Power and Sullivan Solar among others on a local basis. Also, several Chinese solar panel manufacturers have begun to provide EPC services as part of their vertical market strategy. The competitors for our commissioning business activities include KEMA, Inc. and MBO, Inc.

Blue Earth Solar differentiates itself from its competitors in a number of ways, including providing its customers with an in-depth array of turnkey services and energy efficient products. Blue Earth Solar is technology neutral and diligently seeks to locate and provide its clients with the most beneficial technology that is currently available. We are unique in our capability to install solar, cogeneration, fuel cells, geothermal and wind- powered systems. The majority of our competitors specialize in designing or installing only one of these types of energy systems. Also in contrast to several of our competitors, we offer complete engineering and energy analysis (energy auditing or retro-commissioning) to ensure its clients are using their existing energy in the most efficient manner prior to designing an alternative energy option. We also differentiate ourselves by being fully licensed and self-performing most of the major and critical trades including electrical, piping, HVAC, plumbing and general construction work.  Being vertically integrated with our Service Group allows us to offer complete after construction O & M services through the life of the energy asset.

Blue Earth EPS

The battery backup system market segment for traffic intersections is highly fragmented and is also highly competitive on a local, regional and national basis. Blue Earth EPS competes primarily with lead-acid based battery backup and uninterrupted power systems manufacturers including Alpha Technologies, Clary Corp, Sensata Technologies (Dimensions), Tesco and Meyers. The sales channel primarily consists of distributors/resellers of lead-acid based battery back and uninterrupted power systems. Blue Earth EPS differentiates itself by offering a nickel/zinc based battery with its proprietary UPStealth™ intelligent digital battery backup system.

Blue Earth PPS

The refrigeration controls market segment including compressor controller systems is highly competitive on a local regional and national basis. Blue Earth PPS competes primarily with refrigeration compressor controller systems manufacturers such as Emerson Einstein, E2, Novar (Honeywell) and Danfoss. The Blue Earth PPS patented PeakPower® system differentiates itself from its competitors products based on exacting performance criteria, pricing and ease of system installation. The PeakPower ® system Thermal Sensors are simply placed at each end of coolers and freezers, much less complex than our competitors.

Blue Earth CHP

The combined heat and power (CHP) market segment is highly competitive on a local, regional and national basis.  Competitors vary widely in terms of CHP developer engineering firms that only provide design and feasibility studies to full service ESCO companies that will design/build/maintain.  Several are fringe competitors that provide just back-up generators and not full CHP solutions -- however, they do provide a distributed generation  solution.   IPS Power Engineering competes  with  the  following,  as well  as  other  companies:   AltaGen  Energy  Corp., Concentric Power, Inc., FOG Energy Corporation, Green Tech Energy Solutions, LLC and Duke Energy Generation Services.  National energy services providers such as Johnson Controls, Inc. and Ameresco. The competitors in the engineering, procurement and construction (EPC)/alternative energy segment of its business include AECOM, Chevron Energy Solutions on a national basis and solar project installers including Borrego Solar, Helio Power and Sullivan Solar among others on a local basis. Also, several Chinese solar panel manufacturers have begun to provide EPC services as part of their vertical market strategy. The competitors for our commissioning business activities include KEMA, Inc. and MBO, Inc.

Government and Environmental Regulation

Energy Efficiency

Various regulations will affect the conduct of our business. Federal and state legislation and regulations enable us to enter into ESPCs with government agencies in the United States. The applicable regulatory requirements for ESPCs differ in each state and between agencies of the federal government.

Our projects must conform to all applicable electric reliability, building and safety, and environmental regulations and codes, which vary from place to place and time to time. Various federal, state, provincial and local permits are required to construct an energy efficiency project or alternate renewable energy plant.

Intellectual Property

The Company owns an issued patent on its PeakPower® energy management system and an issued patent for its roll-lock snap-on current transformer. The Company has several patents filed and in the pending stage. While the Company believes patents are important to its business operations and in the aggregate constitute a valuable asset, Management believes based on their knowledge of the industry that no single patent or group of patents is critical for the success of the business.

The Company has applied for trademark for the name eecoStationTM.   The Company has been issued a registered service mark in the name of Benchmarcx®.   The  Company  was  issued  a  registered  service  mark  in  the  name  of  Peak-Power®.   Trademarks  have  been  applied  for UPStealthTM, Keep Your CoolTM and eecoBlueTM.

Employees

As of May 7, 2014, Blue Earth, Inc. had ten  employees, consisting of three executive officers and seven administrative persons at the parent level and  86 full-time employees on a Company-wide basis.  Blue Earth EMS had 27 full-time, non-union employees, including its President, John Pink and two part-time employees.  Blue Earth EMS employees include 2 key management, 6 in administration, 11 technicians who perform product installation and field service, 5 engaged in sales and marketing and 3 in shop/gasket manufacturing.

Blue Earth Solar had 21 full-time non-union employees, and 9 part-time employees.  Blue Earth Solar employees include 3 key management, 2 in sales and business development, 6 in service operations, 10 in construction operations and 9 part-time employees.

Blue Earth CHP had 3 full-time employees, including 1 key management and 2 in engineering.  Blue Earth PPS had 7 full-time employees and 3 part-time employees.   Blue Earth PPS employees include 1 key management and 6 engineers.

Blue Earth EPS had 17 full time employees and 3 part time employees. Blue Earth EPS employees include 2 key management, 1 in administration, 2 technicians, 3 in sales and business development, 2 in engineering and 7 in manufacturing.

Blue Earth Capital had 1 full-time employee including 1 key management.

The Company expects to continue to use subcontractors and independent consultants until such time as further acquisitions are made.

Properties

The Company’s executive offices are located at 2298 Horizon Ridge Parkway, Suite 205, Henderson, NV 89052; Tel (702) 263-1808. The Company entered into a 37 month lease for the facility expiring December 31, 2016 at a monthly rental of $3,000 for approximately 2,500 square feet of office space.

Blue Earth EMS’s  executive offices are located at 253 Polaris Avenue, Mountain View, California under a lease ending on June 30,

2014.  The monthly rental is $5,000 for approximately 7,300 square feet of space, which features one conference room and shop and can accommodate three crews per day manufacturing gaskets.

Blue Earth Solar’s executive offices are located at 2721 Loker Avenue, West Carlsbad, CA 92010.  The monthly rental is $22,000 for approximately 19,332 square feet of manufacturing and office space.  The Company is paying Jeff Gosselin, a co-founder of Xnergy $22,000 per month for rent on its premises.

Blue Earth CHP’s executive offices are located at 4778 N. 300 W., Suite 230, Provo, UT 84604 for approximately 3,400 square feet of space.  The monthly rental is $1,630 under a 36 month lease ending June of 2016.

Blue Earth PPM and EPS share executive offices located at 27120 SW 95th Street, Suite 3230, Wilsonville, OR 97010.  The facility has 14,754 square feet of space.  The monthly rental is $8,331 under a five-year lease ending in 2018.

Legal Proceedings

From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of business. Except as described below, no legal proceedings, government actions, administrative actions, investigations or claims are currently pending against us or involve the Company which, in the opinion of the management of the Company, could reasonably be expected to have a material adverse effect on its business or financial condition.

There are no proceedings in which any of the directors, officers or affiliates of the Company, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to that of the Company.

MANAGEMENT

Set forth below is certain information regarding our executive officers and directors. Each of the directors listed below was elected to our board of directors to serve until our next annual meeting of stockholders or until his (her) successor is elected and qualified. All directors hold office for one-year terms until the election and qualification of their successors. The following table sets forth information regarding the members of our board of directors and our executive officers:

Name	Age	Position with the Company
Laird Q. Cagan	56	Chairman of the Board of Directors
Johnny R. Thomas, Ph.D.	72	Chief Executive Officer and a Director
Robert Potts	52	President, Chief Operating Officer and Director
Brett Woodard	62	Chief Financial Officer
Donald R. Kendall, Jr.	61	Chief Executive Officer of Blue Earth Capital
William (Bill) Richardson	66	Director
James A. Kelly	56	Director
Michael W. Allman	53	Director

Laird Q. Cagan, Director. Director. Mr. Cagan has served as a director of the Company since February 21, 2011.   He is an investor in the Company who has served as a director and officer of several publicly traded companies. He has 25 years of experience in investing in and building high growth technology companies as well as five years in the investment banking industry.  During the 1990’s he invested in and helped build 15 high tech companies with over $500 million of equity capital invested in those companies.  He is a co-founder and Managing Director of Cagan McAfee Capital Partners, LLC (“CMCP”) a private investment firm he founded in 2002.  CMCP has founded, funded and taken public 10 companies in a  variety  of  industries  including  energy, alternative  energy, healthcare, information  technologies,  and  environmental.   CMCP portfolio companies have raised over $600 million of equity capital and over $2 billion of capital has been invested in those companies or their projects.   Mr. Cagan previously worked for two of the largest investment banks in the world, Goldman, Sachs & Co. and Drexel Burnham Lambert.  In all, he was involved in over 30 transactions valued at more than $15 billion, bankruptcy work-out transactions of more than $2 billion, and a variety of equity, high-yield bond and senior debt financings.  Mr. Cagan was the founding Chairman of Evolution Petroleum Corporation (NYSE: EPM), a company he founded to develop mature oil & gas fields with advanced technologies.  He is a director and founder of Calpian, Inc. (CLPI), and a former director of AE BioFuels, Inc. (n/k/a Aemetis (AMTX)), and Pacific Asia Petroleum (n/k/a Camac Energy, Inc. (NYSE: CAK). He held Series 24, 7 and 63 licenses, however, he is not currently registered with any FINRA firm.  He was a registered representative and Managing Director of Colorado Financial Services Corporation (“CFSC”), a FINRA-licensed broker-dealer from 2008 to 2012 and other firms dating back to 2003.  He served an administrative suspension from December 15-29, 2008 for violation of a FINRA rule, failure to provide copies of personal brokerage statements from his prior broker-dealer to his new broker-dealer.   Mr. Cagan attended M.I.T. and received BS, MS and MBA degrees from Stanford University.  He is a graduate of the UCLA Director’s Training Program.  He is the founding Chairman of the SF Bay chapter of the Young Presidents’ Organization and is currently Chairman of the San Francisco Chapter of the World Presidents’ Organization.  He is a former member of the Stanford University Athletic Board and is a member of the Olympic Club, the oldest athletic club in America.   As a result of Mr. Cagan’s extensive experience in finance and start-up companies, as well as experience in the energy industry, all of which strengthens the Board’s collective qualifications, skills and experience.

Johnny R. Thomas, Chief Executive Officer and President. Dr. Thomas has been a director of the Company since February 22, 2011.  He has been employed by the Company as Chief Executive Officer since September 1, 2010, and also served as President from September 1, 2010 until May 16, 2013.  Prior thereto, he served as Chairman of the Board, Chief Executive Officer and President of Consolidation Services, Inc. (OTCBB:CNSV) from that company’s inception on January 26 ,2007 until April 2, 2010.  The company was engaged in the acquisition of land and mineral rights in Eastern Kentucky and is now engaged in oil and gas production. From January 2000 until September 2010, Dr. Thomas was self- employed as an investor in securities, real estate and limited custom home development.  Prior thereto, he was a founder and served as Chairman of the Board and CEO of AgriBioTech, Inc. from September 1993 until February 1999. AgriBioTech and several of its subsidiaries filed a voluntary petition for bankruptcy in January 2000 (and was subsequently liquidated in Chapter 7), approximately eleven months following Dr. Thomas’s departure from the Company.  Dr. Thomas received his Ph.D. in genetics/plant breeding from Oregon State University in 1966.  For more than 30 years, Dr. Thomas has successfully guided start-up companies from their formation through commercialization.  His experience in finance and the public securities markets has provided the Board with the necessary guidance to acquire, integrate and manage acquired companies and act as a liaison with the Company’s independent advisors, all of which strengthens the Board’s collective qualifications, skills and experience.

Robert C. Potts, President and Chief Operating Officer.   Robert Potts was appointed President and Chief Operating Officer of the Company on May 16, 2013 and a director on January 1, 2014.  Since February, 2010, Mr. Potts has been a founder, director, CEO and President of IPS Engineering Inc. (“IPS”).  IPS is a Provo Utah based engineering, procurement and construction management (EPCM) company specializing in combined heat and power (CHP) alternative energy space, which was acquired by the Company in May 2013.  From February, 2008 until December 2009, Mr. Potts was President and an owner of Heavy Equipment Parts, Orem, UT, a ground engaging parts and fabrication services company.  From 2001, until he formed IPS, he was the President and CEO of several portfolio companies for a private equity firm.  These include: Prinexus, Finlay Systems, Color By Pergament, Direct Group, Direct Fulfillment, Mack Color Graphics, Halo Design Systems, and Tukan.  He has broad experience with successful start-up and turnaround ventures and has particular knowledge and experience in the energy industry and finance, which strengthens the Board’s collective qualifications, skills and experience. Mr. Potts earned his B.S. Mechanical Engineering, at Brigham Young University and an M.B.A. - Finance at Lehigh University.

Brett Woodard, Chief Financial Officer. Mr. Woodard was appointed Chief Financial Officer of the Company on May 16, 2013.  He served as a founder, director and CFO of IPS Engineering, Inc. from 2012 until its acquisition by the Company in May 2013.  Prior thereto, from 2007, Mr. Woodard served as the CFO of Wasatch Wind, Inc., an enterprise that developed wind energy projects in the Western US and Eastern Canada.  With over 25 years’ experience in structuring turnkey project finance transactions throughout the Americas, Europe and Asia in roles with Nokia (large telecommunications infrastructure), GE Capital and Nortel Networks, he has worked extensively with international financing organizations including several Export Credit Agencies.  Mr. Woodard holds an MBA, Finance from the University of Utah and Post Graduate Studies (PhD. Program), Finance, Wharton School, PA.

Donald R. Kendall, Jr., CEO of Blue Earth Capital, Inc.  Mr. Kendall was elected Chief Executive Officer and a director of BEC as of January 31, 2014.  He had been the Chief Executive Officer of Kenmont Solutions Capital Partners and Kenmont Solutions Capital GP LLC (“KSC”), an investment management firm specializing in alternative investments and private equity from 1998 and its  affiliated finance company, respectively, until KSC’s acquisition by the Company in January 2014.  Mr. Kendall also utilized his extensive background in the power, energy and clean energy industries overseeing event driven, distressed, capital structure arbitrage and private equity investments in these sectors for Carlson Capital, L.P, while overseeing Kenmont's private equity and venture capital fund of funds.  From 1993 to 1998, Mr. Kendall was President of Cogen Technologies Capital Company, L.P.  His responsibilities included acquisitions, domestic and international project development, project and corporate financings, asset management, strategic planning and the initiation of Cogen's planned reorganization, initial public offering and ultimate sale for $1.1 billion.  In addition to his duties at Cogen, Mr. Kendall was the founding Chairman and Chief Executive Officer of Palmetto Partners, Ltd., a family office and investment management company for a Forbes 400 family.  Mr. Kendall's duties included identifying, analyzing, structuring, investing, monitoring and exiting investments in private equities on a direct basis and through private equity funds.  In addition, Mr. Kendall managed various public equity hedge fund and fixed income portfolios for affiliated entities and three charitable foundations.  He also serves as a director of American Midstream Partners, LP (NYSE: AMID), Solar City Corporation (NASDAQ: SCTY), Stream Energy and Tangent Energy Solutions, Inc.  Mr. Kendall also serves on the following Non Profit Boards:  Earthwatch Institute, the Houston Zoo Conservation Committee, the Jane Goodall Institute and the Prospect Park Alliance.  Mr. Kendall received a B.A. degree from Hamilton College and an MBA from The Amos Tuck School of Business Administration at Dartmouth College.  Mr. Kendall received a B.A. degree from Hamilton College and an M.B.A. from The Amos Tuck School of Business Administration at Dartmouth College.

Governor Bill Richardson, Director Governor Richardson was elected to the Company’s Board of Directors effective January 1, 2014. Governor Richardson brings to the Board his knowledge of the energy industry and regulatory affairs, as well as his experience serving on numerous boards of directors, which greatly strengthens the Board’s collective qualifications, skills and experience. Governor Richardson is a leading proponent of energy, efficiency, technology as evidenced by the green initiatives he passed as Governor of New Mexico.  As a former Secretary of Energy, he has extensive knowledge on all aspects of our business model, including distributed generation, energy efficiency and technologies.  Furthermore, he is an ideal person to advise the Company on political issues at the state and federal level.  Political initiatives are continually on the agenda of most states and the federal government that can affect the Company’s business.  Governor Richardson currently serves as Senior Fellow for Latin America at Rice University’s James A. Baker III Institute for Public Policy, and participates on several non-profit and for-profit boards including Abengoa’s International Advisory Board, the fifth largest biofuels producer in the United States, WRI World Resources Institute, and the National Council for Science and the Environment.  Governor Richardson is also currently serving as Chairman of Global Political  Strategies  for  APCO  Worldwide.  From  January  2003  through  January  2011,  he  was  the  Governor  of  New  Mexico.  Prior  to  his governorship, Governor Richardson was the U.S. Secretary of Energy (1998-2001), U.S. Ambassador to the United Nations (1997-1998) and a member of the U.S House of Representatives for New Mexico (1983-1997). Governor Richardson has a BA from Tufts University and an MA from Tufts University Fletcher School of Law and Diplomacy.  In addition to his service as member of the Board of Abengoa Solar and Tecnicas Reunidas. He is currently serving on the following Boards:  Afina; American Progress/Enough Fellow; AMP Holding; Aside/EAG; CarCharging; Dallas National Insurance; DayStar Technologies; Ergo; EX-IM Bank; Foundation to Preserve New Mexico Wildlife; National Council for Science and Environment (NCSE); P3GM; PT Capital; Refugees International; Richardson Center for Global Engagement; Ryan Governmental Services; Viridis Learning; V-Me; Vola LLC; and World Resources Institute (WRI).

James A. Kelly, Director was elected to the Company’s Board of Directors effective January 1, 2014.  James Kelly has over thirty-eight years of experience in the energy industry.  Mr. Kelly possesses particular knowledge and experience in accounting, management and the energy industry to strengthen the Board’s collective qualifications, skills and experience.  The grid experience of Mr. Kelly with a major utility is relevant to all of our combined heat and power and solar business units, as distributed generation projects all involve direct interaction with utilities.  Mr. Kelly also has extensive knowledge and experience in all of the technology activities of the Company, since utilities generally see new, emerging technologies at an early stage as new technologies are submitted for potential inclusion in rebate programs.  Mr. Kelly has served on the Management Committee of a Fortune 500 Company.  Mr. Kelly has had exclusive responsibility for multiple external audits and management reviews of energy company operations.    Mr. Kelly was Senior Vice President for Southern California Edison Co. from November 1973 through July 2011, which is the electric utility company for Southern California.  Mr. Kelly obtained his Bachelor of Science from California State University, Long Beach in 1977 and a Master of Science from California State Polytechnic University in 1978. Mr. Kelly also serves as a director of Muni-Fed Streetlight Solution, Coachella Partners, the Don Bosco Technical Institute and as CEO and Director of ARES.

Michael W. Allman, Director was elected to the Company’s Board of Directors effective January 1, 2014.  Mr. Allman has experience as a CEO and CFO of various renewable energy companies and with a global consulting firm, with exceptional breadth of experience in business strategy design and implementation, operations, finance, risk management, investor communications, business development, mergers and acquisitions and internal business.  The grid experience of Mr. Allman with a major utility is relevant to all of our combined heat and power and solar business units, as distributed generation projects all involve direct interaction with utilities.  Mr. Allman also has extensive knowledge and experience in all of the technology activities of the Company, since utilities generally see new, emerging technologies at an early stage as new technologies are submitted for potential inclusion in rebate programs.  As a result of this experience, Mr. Allman possesses particular knowledge and experience in each of the above areas to serve as the Company’s Audit Expert and strengthens the Board’s collective qualifications, skills and experience.  Mr. Allman previously served as President and CEO of Sempra Generation between October 2006 and March 2010.  Sempra Generation was an electrical division of Sempra Energy, a Fortune 300 energy services company.   From March 2010 through June 2012, Mr. Allman served as Chairman, President and CEO of Southern California Gas Company, a gas distribution company in the United States.  Mr. Allman received his bachelor of science in Chemical Engineering from Michigan State University in 1982 and obtained his MBA from the University of Chicago in 1985, with a specialization in finance.

There are no family relationships among any of our directors and executive officers.

Energy Efficiency Advisory Board

The Company has organized an Energy Efficiency Advisory Board (“EEAB”) although there are not currently any members. The members of the EEAB are expected to have different energy efficiency backgrounds.  These categories include, but are not limited to, HVAC, lighting and refrigeration, international relationships, energy management programs and verification, technologies, political/public regulatory commission experience (both State and Federal), utilities contacts and expertise.

The members of the EEAB will advise and consult with Management, and the Board of Directors, on an informal basis from time to time on business matters in their respective areas of expertise and will be reimbursed for expenses in attending meetings.  Each advisor will receive non- qualified stock options at the then current fair market value as their compensation and are expected to sign three-year agreements.  Members will also be paid consulting fees normally charged by such persons for additional work performed at the Company’s request.

Each member of the EEAB is expected to devote only a small portion of his time to the Company’s affairs.  Members of the EEAB are employed by employers other than the Company (or are retired) and accordingly will have no fiduciary duty to the Company.  The Company’s need for the expertise of a particular member of the EEAB will depend on the development of the Company’s technologies and any acquisitions made. Accordingly, members of the EEAB as such, have no formal duties, authority or management obligations.  Each of the members of the EEAB will agree to keep confidential information provided to them.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Directors’ and Officers’ Liability Insurance

We have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures us against losses which we may incur in indemnifying our officers and directors. In addition, we have entered into indemnification agreements with key officers and directors and such persons shall also have indemnification rights under applicable laws, and our certificate of incorporation and bylaws.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have determined that it is in the best interests of the Company and its shareholders to keep these roles separate.

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of our board of directors. The Audit Committee receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. In addition, the Audit Committee reports regularly to the full Board of Directors, which also considers our risk profile. The Audit Committee and the full Board of Directors focus on the most significant risks facing our company and our company’s general risk management strategy, and also ensure that risks undertaken by our Company are consistent with the Board’s appetite for risk. While the Board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board leadership structure supports this approach.

Independent Directors

We believe Laird Cagan is an “independent director,” as that term is defined by listing standards of the national securities exchanges and SEC rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 of the Exchange Act.  The Company’s Board of Directors has elected Michael W. Allman, James A. Kelly and Governor Bill Richardson to its Board of Directors.  Each serves as an independent director for a two-year term which commenced on January 1, 2014. Each of these three persons will serve as an independent director and where noted on the respective committees listed below.

We believe that our Board of Directors should be composed of individuals with sophistication and experience in many substantive areas that impact our business.  We believe that experience, qualifications, or skills in the following areas are most important:  experience in the energy industry; regulatory; accounting and finance; capital markets; strategic planning; business development practices; and board practices of other corporations.  These areas are in addition to the personal qualifications described above for each director.  We believe that all of our current Board members possess the professional and personal qualifications necessary for Board service, and have highlighted particularly noteworthy attributes for each Board member in the individual biographies above.

Our combined heat and power and solar projects, generate electricity at the customer’s site, as such, they interface with the traditional electric grid. Mr. Allman and Mr. Kelly have managed large electric grids for many years; therefore their grid experiences are directly applicable to our core business. In addition, public utilities, such as those they managed for many years, oversee multi-billion dollar rebate programs for energy efficiency. These experiences are directly relevant to our energy efficiency business. As part of the administration of the large rebate programs, the public utilities that they managed are early reviewers and evaluators of new technology.  Therefore, we believe they provide exceptional inputs to the Company when evaluating technology acquisitions and for marketing of our existing technology. Federal and State governments have many policies and programs that directly influence our business model in all areas, alternative energy, energy efficiency and technology. Governor Richardson provides valuable insight and access to the political process and political decision making leaders.

Committees of the Board of Directors

In June 2013, the board of directors adopted charters relative to its audit committee, compensation committee and nominating committee. Until January 1, 2014, the entire Board determined all matters and no Committees had been formed.

Audit Committee

The audit committee’s duties are to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The audit committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee oversees the independent auditors, including their independence and objectivity. However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The audit committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the audit committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors. Our audit committee members possess an understanding of financial statements and generally accepted accounting principles. Michael W. Allman serves as Chairman of the Audit Committee, which also consists of James A. Kelly and Laird Q. Cagan.

Audit Committee Financial Expert.  The Board of Directors has determined that Michael W. Allman is an “audit committee financial expert” as such term is defined by the SEC. As noted above, Mr. Allman, as well as the other members of the Audit Committee, has been determined to be “independent” within the meaning of SEC and exchange regulations.

Compensation Committee

The compensation committee has certain duties and powers as described in its charter, including but not limited to periodically reviewing and approving our salary and benefits policies, compensation of our executive officers, administering our stock option plans, and recommending and approving grants of stock options under those plans.   James A. Kelly serves as Chairman of the Compensation Committee, which also consists of Michael W. Allman and Laird Q. Cagan.

Nominating Committee

The nominating and corporate governance committee considers and makes recommendations on matters related to the practices, policies and procedures of the board of directors and takes a leadership role in shaping our corporate governance. As part of its duties, the nominating and corporate governance committee assesses the size, structure and composition of the board of directors and its committees, coordinates evaluation of board performance and reviews board compensation. The nominating and corporate governance committee also acts as a screening and nominating committee for candidates considered for election to the board of directors.   James A. Kelly serves as Chairman of the Nominating and Corporate Governance Committees, which also consists of Michael W. Allman and Laird Q. Cagan.

Compensation Committee Interlocks and Insider Participation

None of our directors or executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors.

Executive Compensation

The table below sets forth, for the last three fiscal years, the compensation earned by (i) each individual who served as our principal executive officer or principal financial officer, and (ii) our most highly compensated executive officers, other than those listed in clause (i) above, who was serving as executive officers at the end of the last fiscal year (together, the “Named Executive Officers”). No other executive officer had annual compensation in excess of $100,000 during the last fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option/ Warrant Awards ($)	All Other Compensation ($)	Total ($)

Dr. Johnny R. Thomas, Chief Executive Officer	2013	$174,000(1)	-	$4,184,437(2)	-	$4,358,437
	2012	$174,000(1)	-	2,417,022	-	$2, 591,022
	2011	$167,792(3)	-	1,349,544	-	$1,517,336
John C. Francis, Executive V.P. Corporate Development	2012	$150,000	-	-	-	$150,000
Robert Potts, President and Chief Operating Officer	2013	$77,405(4)	-	$2,360,345	-	$2,437,750
Brett Woodard Chief Financial Officer	2013	$76,202(4)	-	$2,360,345	-	$2,436,547

(1)  Consists of $ 150,000 cash paid to Dr. Thomas and $2,000 per month, or an aggregate of $24,000, withheld in the payment of the excise price of 24,000 warrants.

(2)   Includes 1,000,000 warrants authorized by the Board in December 2013, with an effective date of January 1, 2014.

(3)  On September 1, 2010, Johnny R. Thomas was elected Chief Executive Officer of the Company.  Consists of $25,000 cash paid to Dr. Thomas and $2,000 per month, or an aggregate of $8,000, withheld in payment of the exercise price of 8,000 warrants.

(4)  Messrs. Potts and Woodard each commenced employment on May 16, 2013 under employment agreements which pay them $300,000 per year, although they agreed to a reduced salary of $120,000 each for the first year.

(5)  As disclosed in Note 9 to the audited financial statements for the year ended December 31, 2013, The Company estimates the fair value of share-based compensation utilizing the Black-Scholes option pricing model, which is dependent upon several variables such as the expected option term, expected volatility of our stock price over the expected option term, expected risk-free interest rate over the expected option term, expected dividend yield rate over the expected option term, and an estimate of expected forfeiture rates. The Company believes this valuation methodology is appropriate for estimating the fair value of stock options granted to employees and directors which are subject to ASC Topic 718 requirements. These amounts are estimates and thus may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants. The Company recognizes compensation on a straight-line basis over the requisite service period for each award. The following table summarizes the assumptions the Company utilized to record compensation expense for stock warrants and options granted during the years ended December 31, 2013:

Expected term (years)	5.0 - 10.0
Expected volatility	101.49-103.25%
Weighted-average volatility	101.49-103.25%
Risk-free interest rate	3.64-3.99%
Dividend yield	0%
Expected forfeiture rate	0%

Outstanding Equity Awards at Fiscal Year-End

Other than as set forth below, there were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our named executive officers as of December 31, 2013.

			Option Award			Stock Award
Name	Number of Securities Underlying Unexercised Warrants Exercisable	Number of Securities Underlying Unexercised Warrants Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Warrants	Warrant Exercise Price ($)	Warrant Expiration Date	Number of Shares or Units of Stock That Have Not Vested #	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Johnny R. Thomas	765,000 (2)	117,000(2)	-0-	$.01	March 1, 2021	-0-	-0-	-0-	-0-
						-0-	-0-	-0-	-0-
John C. Francis	1,100,000 (2)	150,000(2)	-0-	$.01	March 1, 2021	-0-	-0-	-0-	-0-

John C. Francis	1,100,000 (2)	150,000(2)	-0-	$.01	March 1, 2021	-0-	-0-	-0-	-0-

Brett Woodard	-0-	1,200,000	-0-	$1.18	May 16, 2023	-0-	-0-	-0-	-0-

(1)   The Closing Price of the Company’s Common Stock on December 31, 2013 was $2.72 per share.

(2)   On August 5, 2013, Johnny R. Thomas and John C. Francis were issued 1,000,000 and 400,000 new warrants which have not fully vested in connection with the extension of their employment contracts. These warrants vest one quarter (25%) upon grant and then in quarterly increments over the next three years ending September 30, 2016. At the time of grant, these were the only warrants held by Messrs. Thomas and Francis, as all prior warrants had been assigned for either estate planning purposes or assigned to third parties to exercise with the proceeds to the Company.

Employment Agreements

There are no material plans, contracts or arrangements pursuant to which any executive officer is a party or in which he participates other than those available to all officers and directors of the Company.

On August 31, 2010, the Company entered into an "at will" employment agreement, effective as of September 1, 2010, with Dr. Johnny R. Thomas, as Chief Executive Officer and President of the Company. Dr. Thomas' base salary was initially ninety nine thousand dollars ($99,000.00) per annum. He is eligible to receive a bonus to be established by the Compensation Committee of the Board of Directors for extraordinary performance. The agreements provides for a non-competition and non-solicitation period of one-year from the termination of employment. In the event that an officer is terminated without cause: (i) he shall receive a cash settlement of $75,000, and (ii) 50% of all unvested warrants issued under his employment agreement, as amended, shall vest immediately.  Dr. Thomas was granted warrants to purchase an aggregate of one (I) million shares of Common Stock, exercisable for ten (l0) years at $1.00 per share, all of which have vested.

On August 31, 2010, the Company entered into an “at will” employment agreement, effective as of September 1, 2010, with John C. Francis, as Vice-President, Corporate Development and Investor Relations of the Company. Mr. Francis's base salary was initially seventy-five thousand dollars ($75,000.00) per annum. All other terms of employment are the same as set forth in Dr. Thomas' agreement described above.

On March 1, 2011, the Board of Directors of the Company amended the employment agreements of Dr. Johnny R. Thomas and John C. Francis.    Each of their employment agreements dated September 1, 2010 were amended effective February 1, 2011, pursuant to Board of Directors’ resolutions, to increase their annual salaries by $75,000.  Johnny R. Thomas’s salary increased from $99,000 to $174,000 and John Francis’s salary from $75,000 to $150,000.  Effective as of May 16, 2013, upon the Company entering the employment agreements with Robert Potts and Brett Woodard, John Francis was no longer deemed to be an executive officer of the Company.

Johnny R. Thomas and John C. Francis were each awarded five-year performance warrants to purchase 1,000,000 shares each at an exercise price of $1.25 per share.   In November 2012 the warrant exercise price was reduced to $0.01 per share, the warrants was extended to ten years and the vesting criteria was amended to remove the milestone criteria. All of these warrants also vest when the holders exercise the warrants and purchase Common Stock and are therefore deemed to be currently exercisable.  All of these warrants are fully vested.

On August 5, 2013, the Board of Directors of the Company approved a three-year extension to Dr. Thomas’ employment agreement through August 31, 2016.  Dr. Thomas’ salary remained at $174,000 per annum.  The Board approved the grant of ten (10)-year warrants to purchase 1,000,000 shares at an exercise price of $.01 per share.  The warrants vested one quarter (250,000 shares) upon grant and 62,500 shall vest quarterly on the last day of each calendar quarter until the remaining 750,000 warrants vest on September 30, 2016.

On August 5, 2013, the Board of Directors of the Company approved a three-year extension to Mr. Francis’ employment agreement through August 31, 2016.  The Board approved the grant of ten (10)-year warrants for services rendered to purchase 400,000 shares at an exercise price of $.01 per share which vest over a three-year period.

On October 5, 2013, the Board of Directors granted Mr. Francis ten-(10) year warrants to purchase 200,000 shares at an exercise price of $.01 per share for services rendered, all of which were fully vested.  All of the foregoing issuances were simultaneous with the assignment of a part of the warrants for estate planning purposes. The Board evaluated the performance of Mr. Francis relative to his compensation and determined that his contributions to the Company warranted bonus compensation. Mr. Francis was a critical manager in the development and implementation of the business model, the acquisitions, investor relations and capital formation. The Company has raised over $20 Million in equity in 2013, which would not have been possible without the efforts of Mr. Francis, the Chairman and Dr. Thomas.

The Company entered into an employment agreement effective May 16, 2013, with Robert Potts.  Under this Agreement, Mr. Potts will serve as Chief Operating Officer of the Company for a five-year period.  The Agreement is automatically renewable for one-year periods on the same terms and conditions unless the Company gives written notice to Mr. Potts at least one-year before May 15, 2018.  Mr. Potts’ base salary is $300,000 per annum, however, he agreed to reduce his first year salary to $120,000.   Mr. Potts will be entitled to a bonus of $180,000 on December 31, 2014, in the event at least four power plant projects reach commercial operations by that date.  In addition, Mr. Potts will be entitled to a cash bonus equal to a percentage of pre-tax net profits of the Blue Earth CHP division above those forecasted at the time Mr. Potts’ employment commenced.  Mr. Potts will forfeit 25% per year (up to 75% in total) of the 3,070,000 shares of the Company’s Common Stock which he received upon the acquisition of IPS, subject to release from escrow as initial power plants are turned on, if he terminates the Agreement without good reason on at least two months prior notice.  Mr. Potts also received warrants to purchase 1,200,000 shares exercisable at $1.18 per share for ten years.  If the Agreement is terminated by Mr. Potts for good reason he will be entitled to an amount equal to his annual base salary for one year, any earned but unpaid bonus and any deferred compensation.  The Agreement is also terminable by the Company for cause.  The Agreement provides for a one-year restricted period following termination of employment, from engaging in a competitive business, or for soliciting employees from and terminating their employment with the Company or hiring any person previously employed by the Company within 90 days of such hiring.

The Company entered into an employment agreement effective May 16, 2013 with Brett Woodard to be the Chief Financial Officer of the Company.  It is a five-year agreement with substantially the same terms as Mr. Potts’ agreement.

On January 31, 2014, the Company entered into a two-year employment agreement with Donald R. Kendall, Jr. which shall be automatically extended for one-year periods unless terminated by either party on at least thirty (30) days’ prior written notice.  There is no specific time requirement under the contract. Mr. Kendall is being compensated at the rate of $120,000 per annum.  He received an aggregate of 1,300,000 stock options under his employment contract exercisable at $2.00, the fair market value of the Company’s common stock, when the purchase price was agreed to on December 4, 2013.  The Company agreed to negotiate in good faith success fees for transactions he introduces or for which Kendall is actively involved.  Mr. Kendall is entitled to a year’s severance pay, plus earned bonuses if his contract is terminated by him for good reason or if he is terminated without cause.  Kendall is subject to a non-compete and non-solicitation for the longer of the period he is employed by the Company or for two years from the execution of his agreement.

Simultaneously with entering into Mr. Kendall’s employment, the Company purchased 100% of the equity interests in Kenmont Solutions Capital GP, LLC (“Kenmont”), the Company owned by Donald Kendall.  The Company issued 25,000 shares of its restricted common stock pursuant to an Equity Exchange Agreement.  The Company simultaneously entered into a Sale of Goodwill Agreement to purchase Kendall’s personal goodwill.  The purchase price for Kendall’s goodwill was 1,725,000 shares of restricted common stock of the Company and options to purchase 200,000 shares of common stock at an exercise price of $2.00 per share.  The above-described 1,750,000 restricted shares of the Company’s common stock are subject to an eighteen (18)-month lock-up period and for a leak-out provision for the following twelve (12)-month period ending thirty (30) months from January 31, 2014.

Consulting Agreements

In connection with the Company’s acquisition of IPS Engineering, Inc. it entered into substantially similar Independent Contractor and Service Agreements with Broadway Family Group LLC and Planet Investment Consultants, affiliates of IPS Engineering, Inc. on June 3, 2013, and July 1, 2013, respectively.  The agreements are for three years to provide consulting services to the Company.  The consultants each received warrants to purchase 1,200,000 shares exercisable at $1.18 per share for ten years.  The Warrants vest when the various power plants commence production and produce revenues.  The consultants are subject to non-solicitation and non-compete provisions during their consulting and for a one- year period thereafter.

The Company entered into an Independent Consulting Agreement effective as of November 15, 2011 with Remanco Inc., an entity controlled by David Lies, a principal shareholder of the Company.  On October 12, 2013, the Agreement was extended until November 14, 2014. Mr. Lies was granted warrants to pursuant 100,000 shares of Common Stock at $.01 per share for five years.  See “Certain Relationships and Related Transactions and Director Independence” below for information concerning various warrants issued to Members of Management.

Effective February 17, 2014, D. Jason Davis and Joseph Patalano entered into a consulting agreement with Blue Earth and ceased to serve as officers and directors or employees of Xnergy as of this date.  They will focus their business time on project development, rather than construction of projects.  They will be paid a success fee on projects they develop.  Mr. Davis was paid $50,000 against future compensation that may be due to him, and Mr. Patalano was awarded 35,000 shares of common stock as a consultant fee.  Messrs. Davis and Patalano will be paid for projects they source and develop a success fee of 8% of gross profits if no developer is involved and 4% if a developer is involved, and for projects which the consultants develop they will be paid a developer fee mutually agreed to based on the economics of the project.

Equity Incentive Plan

On October 30, 2009, our board of directors and stockholders adopted the 2009 Equity Incentive Plan. The purpose of the 2009 Equity Incentive Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship, and to stimulate an active interest of these persons in our development and financial success. Under the 2009 Equity Incentive Plan, we are authorized to issue up to 4,542,000 shares of Common Stock, including incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and long term incentive awards. The 2009 Equity Incentive Plan will be administered by our board of directors until authority has been delegated to a committee of the board of directors. On the closing  date of the 2009 Merger, certain of our executive officers, directors and other persons were granted options to purchase common stock exercisable at prices ranging from $0.90 to $1.00 per share.

On December 14, 2010, the Company granted Dale Gustavson and Robert Leebern each options to purchase 15,000 shares of Common Stock, exercisable for ten (10) years at $1.70 per share upon their joining the EEAB.

Effective January 1, 2011, upon the Castrovilla Acquisition, 23 employees of Castrovilla were granted an aggregate of 54,459 incentive stock options with one and three year vesting schedules exercisable for ten (10) years at $1.68 per share.  John Pink, President of Castrovilla, was granted a performance based incentive stock option to purchase 30,000 shares of Common Stock, exercisable for ten years at $1.68 per share. As long as he is employed by Castrovilla, Mr. Pink’s option remained exercisable in three equal installments of 10,000 shares each on December 31, 2011, 2012 and 2013, only if Castrovilla operations as currently situated achieve EBITDA levels of $870,000, $1,044,000 and $1,252,000, respectively.  These levels were not achieved and these 30,000 options were cancelled.  Mr. Pink was also granted an option to purchase 13,332 shares of Common Stock exercisable for ten years at $1.68 per share exercisable in three equal installments of 4,444 shares which vested on December 31, 2011, 2012 and 2013, respectively.

Effective September 1, 2011, upon the Xnergy and HVAC Controls & Specialties, Inc. Acquisition, 27 employees of Xnergy, Inc. and 11 employees of HVAC Controls & Specialties, Inc. were granted an aggregate of 135,250 incentive stock options with one and three year vesting schedules exercisable for ten (10) years at $1.72 per share.   An aggregate of 94,329 of these options were subsequently cancelled.

On October 4, 2011, the Company granted John Pink options to purchase 450,000 shares of Common Stock exercisable at $1.72 per share for ten (10) years with one-third vested upon grant, one-third upon billing of 500 petroleum sites and one-third vested upon billing of an additional 1,000 petroleum sites, the latter of which two-thirds have not vested.

On January 1, 2012, the Company granted Philip Kranenburg options to purchase 1,000,000 shares of Common Stock as described above.   As a result of the termination of Mr. Kranenburg’s employment, he exercised an aggregate of 52,740 options and the remaining 947,260 were cancelled.

On October 16, 2012, the Company granted Edith Vasquez, a Company employee, options to purchase 10,000 shares of Common Stock exercisable at $1.23 per share for ten (10) years with one third-vested at grant and one-third vested annually thereafter.

On December 5, 2012, the Company granted three Xnergy, Inc. employees and one HVAC Controls & Specialties, Inc. employee an aggregate of 175,000 ten (10) year options to purchase Common Stock at $1.27 per share with one-half of the options vested on December 1, 2013 and the other one-half vesting on December 14, 2014.

As a result of the foregoing, there were options to purchase an aggregate of 960,761 shares of Common Stock issued and outstanding as of December 31, 2012.

On August 23, 2013, the Company granted 17 Millennium Power Solutions employees an aggregate of 100,000 incentive stock options with a vesting schedule of 1/3 vested after six months and 1/3 on the anniversary of the initial vesting and 1/3 on the vesting of the second anniversary of the initial vesting, exercisable for ten years at an exercise price of $2.90 per share.

On January 31, 2014, the Company granted Donald R. Kendall, Jr. incentive stock options under the 2009 Equity Incentive Plan to purchase 100,000 shares of Common Stock at $2.00 per share, the price on December 4, 2013 when the purchase price for his company was agreed upon and non-qualified stock options to purchase 1,400,000 shares of Common Stock at $2.00 per share.  The incentive stock options vest 50,000 shares on February 28, 2014 and 50,000 shares vest on February 28, 2015.  The non-qualified stock options vest 200,000 immediately and 1,200,000 at the end of eight (8) three-month periods in 150,000 share increments commencing upon the third month anniversary date of the date of grant.

As of March 25, 2014, the Company granted Ruben R. Fontes options to purchase an aggregate of 150,000 shares of common stock at $3.00 per share which vest over a three-year period.

As a result of the foregoing issuances, cancellations and exercises, there were options to purchase an aggregate of 1,061,872 shares of Common Stock issued and outstanding as of December 31, 2013 and 2,486,239 shares as of March 31, 2014.

Director Compensation

During 2011, 2012 and 2013, the entire Board of Directors consisted of Laird Cagan, Chairman of the Board and Johnny Thomas, Chief Executive Officer.  As stated above, the Company believed that Laird Cagan is an “independent director,” as that term is defined by listing standards of the national securities exchanges and SEC rules. Effective January 1, 2014, the Board of Directors elected Governor Bill Richardson, James A. Kelly and Michael W. Allman, as independent directors.   The Company also elected Robert Potts, Chief Operating Officer of the Company, to the Board of Directors effective January 1, 2014.

Upon his joining the Board of Directors, Laird Cagan was granted 100,000 restricted shares of Common Stock with one-half vested immediately and one-half upon the first anniversary date.  Mr. Cagan also entered into a two-year consulting agreement under which he was granted warrants to purchase 500,000 shares of Common Stock (of which 62,500 were assigned to his then employer) exercisable at $1.24 per share (the average closing market price for the prior ten trading days).  The warrants vested 62,500 per quarter for the two-year-period beginning on the effective date of the consulting agreement and are exercisable for ten years, as amended. Mr. Cagan also entered into a services agreement dated November 6, 2012, under which he was granted warrants to purchase 1,000,000 shares of Common Stock exercisable at $0.01 per share and are exercisable for ten years. Mr. Cagan was granted ten year warrants exercisable at $0.01 per share to purchase 212,500 shares of Common Stock as equity compensation in conjunction with a $650,000 loan to the Company which has been repaid.  Mr. Cagan was granted ten-year warrants as of April 17, 2013, exercisable at $0.01 per share to purchase 1,000,000 shares of Common Stock in consideration of his serving as an emergency financing source.  Mr. Cagan was also granted ten-year warrants as of January 1, 2014 exercisable at $.01 per share to purchase 1,000,000 shares of Common Stock in consideration of services rendered.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Laird Cagan	$155,448 (1)		$3,634,483(2)

(1)  Consists of accrued interest at the rate of 12% per annum paid to Mr. Cagan pursuant to a demand promissory note dated February 22, 2013 in the amount of $913,147, which includes prior amounts loaned to the Company.  Mr. Cagan has never received any cash director’s fees from the Company.

(2)  Mr. Cagan was granted ten-year warrants as of April 17, 2013, exercisable at $0.01 per share to purchase 1,000,000 shares of Common Stock in consideration of his serving as an emergency financing source.  Mr. Cagan was granted ten-year warrants as of December 19, 2013, exercisable at

$0.01 per share to purchase 1,000,000 shares of Common Stock in consideration of his performance as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information as of May 7, 2014 regarding the beneficial ownership of our common stock, by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock; (ii) our executive officers named in the Summary Compensation Table above; (iii) each director; and, (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o Blue Earth, Inc., 2298 Horizon Ridge Parkway, Suite 205, Henderson, NV 89052 Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of the date of this prospectus, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned(1)

Executive Officers and Directors:

Johnny R. Thomas	1,132,000 (2)(3)	1.7%
Laird Q. Cagan	4,105,000(4)	6.1%
Brett Woodard	4,270,000(5)	6.6%
Robert Potts	4,270,000(5)(6)	6.6%
Donald R. Kendall, Jr.	2,235,090(7)	3.5%
William (Bill) Richardson	100,000(8)	*
James A. Kelly	100,000(8)	*
Michael W. Allman	100,000(8)	*

All executive officers and directors as a group eight (8) persons)	16,312,090(2)(3)(4)(5)	22.8%

5% Owners

Ray Lundberg 1917 Prairie Road Saratoga Springs, UT 84048	4,270,000(5)	6.6%

Broadway Family Group LLC 1350 E. Flamingo Road # 77 Las Vegas, FL 33180 (9)	4,329,000 (5)(9)	6.6%

Green Planet Consultants LLC 20533 Biscayne Blvd., Suite 4-321 Miami, FL 33180 (10)	4,329,000 (5)(9)	6.6%
D. Jason Davis 2721 Loker Avenue West Carlsbad, CA 92010	3,391,092(12)	5.3%
David Lies 1701 E. Lake Avenue, Suite 260 Glenview, IL 60025	5,398,559(13)	8.2%

* Less than 1% of the issued and outstanding shares of common stock.

(1)  Based on 63,951,292 shares of our common stock outstanding on May 7, 2014. Does not include shares of our common stock issuable upon exercise of outstanding options, warrants and warrants issuable upon grant and full exercise of Series C Warrants or conversion of Preferred Stock.

(2) Represents shares issuable upon exercise of management warrants assigned by Johnny R. Thomas to JRT Trust for which he claims beneficial ownership.   Does not include any other warrants or shares issued under warrants issued pursuant to his employment agreement, as amended, and assigned to affiliates for estate planning purposes over which shares he does not have the power to vote or dispose of the shares and accordingly disclaims beneficial ownership. See “Executive Compensation” above.

(3) Dr. Thomas intends to establish a Rule 10b5-1 Plan under the Exchange Act to sell shares of Common Stock held in the name of JRT Trust. The plan will be implemented when he is not in possession of any material non-public information.

(4) Includes (a) 300,000 shares beneficially owned by Cagan Capital LLC, a company that Mr. Cagan beneficially owns; (b) 100,000 shares beneficially owned by Mr. Cagan’s minor children; (c) 100,000 shares received by Mr. Cagan as a director (d) 437,500 warrants issued to Mr. Cagan that are exercisable at $0.01 per share; (e) 1,000,000 warrants exercisable at $0.01 per share issued as of April 17, 2013, in consideration of his serving as an emergency financing source; (f) 955,000 warrants issued under a consulting agreement in November 2012 at an exercise price of $.01 per share, (g) 212,500  warrants exercisable at $0.01 per share issued as compensation for a $650,000 loan to the Company, and (h) 1,000,000 warrants exercisable at $0.01 per share issued as of January 1, 2014 for services rendered as set forth under “Certain Relationships and Related Transactions and Director Independence” below.

(5) Consists of 3,070,000 shares issued in exchange for shares owned in IPS Engineering, Inc. and also includes 1,200,000 shares issuable upon the exercise of the warrants issued pursuant to employment and consulting agreements dated May 16, 2013, at an exercise price of $1.18 per share and shall vest in accordance with the terms thereof.

(6) The 3,070,000 shares described in Note (5) above were acquired by Robert Potts and assigned for estate planning services to Apiary Investment LLC, an entity of which the reporting person is a principal and beneficially owns.

(7) Does not include an aggregate of 1,100,000 shares of common stock issuable upon exercise of options, which are not currently exercisable, however includes 200,000 options which vested on January 31, 2014, 50,000 which vested on February 28, 2014 and 150,000 options exercisable on April 30, 2014, as well as 30,000 shares issuable upon exercise of Class B Warrants.

(8) Consists of restricted shares issued upon election to the Board of Directors which vest one-half on January 1, 2015 and one-half on January 1, 2016.

(9) Includes 84,000 shares issued under a consulting agreement.

(10) Allison Panos holds the power to vote and dispose of these shares. (11)  Beatrice S. Beke holds the power to vote and dispose of these shares.

(12) Includes 2,824,692 shares of Common Stock held by a trust of which Mr. Davis is the executor and beneficiary, and 566,400 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Mr. Davis exercisable at $0.60 per share.

(13)  Consists of (a) 160,000 shares of Series C Preferred Stock convertible into 1,600,000 shares of common stock exclusive of any accrued dividends payable in common stock; (b) 182,000 shares of common stock held by Remanco Inc. of which Mr. Lies is a control person, 8,750 shares held by an IRA account and 3,507,609 shares held by Mr. Lies directly; and (c) 100,000 shares issued upon exercise of consulting warrants held by Mr. Lies.  Does not include 800,000 shares issuable upon exercise of Class A warrants issued in connection with the Company’s Series C Preferred Stock Offering; 1,310,720 shares issuable upon exercise of Class B warrants which Mr. Lies and the Company have entered into a Blocking Amendment to such warrants, and 333,333 shares held in escrow by the Company pursuant to a promissory note and pledge agreement entered into by Mr. Lies.   Mr. Lies does not have the power to vote and dispose of shares under the Blocking Amendment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Except as set forth below, during the past three years, there have been no transactions, whether directly or indirectly, between the Company and any of its officers, directors and 5% or greater shareholders, or their family members.

Employment Agreements/Warrants

The Company has entered into substantively similar employment agreements effective September 1, 2010, as last amended on August 5, 2013, with Dr. Johnny R. Thomas as Chief Executive Officer and President and John Francis as Vice President of Corporate Development and Investor Relations. Pursuant to their contracts, Messrs. Thomas and Francis were each awarded warrants to purchase 1,000,000 shares of Common Stock in August 2010; 1,000,000 warrants in April 2013 and 1,000,000 warrants to Dr. Thomas and 400,000 warrants to Mr. Francis in August 2013 and 200,000 warrants to Mr. Francis in October 2013, as set forth above under “Executive Compensation - Employment Agreements.”

On April 19, 2013, the Board of Directors awarded ten-year warrants to Laird Cagan, Johnny R. Thomas and John C. Francis, to each purchase 1,000,000 shares of Common Stock at $0.01 per share, with a combined value of $3,717,865.  The warrants issued to Johnny R. Thomas and John C. Francis were issued in consideration of the early exercise and/or assignment (without compensation) of management warrants granted to them in September 2010.  The Warrants were assigned and exercised by non-affiliated third parties to assist the Company with its cash flow needs.   An aggregate of approximately $1,734,000 was paid to the Company and zero cash was received by Johnny R. Thomas, John C. Francis or their affiliates. Since all of the prior warrants were assigned and/or exercised, Messrs. Thomas and Francis did not increase their ownership position through the grant of new warrants.  Mr. Cagan’s warrants were awarded in consideration of his serving as an emergency funding source and having relinquished his first lien position on Orange Center and Sun Valley projects to the Company’s senior lender.

Effective May 16, 2013, upon the Company’s acquisition of IPS Engineering, Inc., the Company entered into substantially similar five- year employment agreements with Robert Potts and Brett Woodard as Chief Operating Officer and Chief Financial Officer of the Company, respectively.  The Company also entered into a substantially similar five-year employment agreement with Ray Lundberg, to serve as a non- executive officer of the Company.  Each of these three officers were granted ten-year warrants to purchase 1,200,000 shares of Common Stock exercisable at $1.18 per share, with a combined value of $7,081,036.   See “Executive Compensation - Employment Agreements.”

On December 19, 2013, the Board of Directors awarded ten-year warrants, effective January 1, 2014, to Laird Cagan, Johnny R. Thomas and John C. Francis, to purchase 1,000,000 shares, 1,000,000 shares and 300,000 shares, respectively, of Common Stock at $0.01 per share, with a combined value of $5,508,949.  The warrants were awarded in consideration of reaching certain milestones in developing the operations of the Company.

On  January  31,  2014,  upon  the  Company’s  acquisition  of  Kenmont  Solutions  Capital  GP,  LLC,  the  Company  entered  into  an employment agreement with Donald R. Kendall, Jr. as Chief Executive Officer of Blue Earth Capital, Inc.  See “Executive Compensation - Employment Agreements.”

Consulting Agreement/Warrants

On February 24, 2011, the Company entered into a Consulting Agreement with Cagan McAfee Capital Partners, an entity controlled by Laird Cagan, Chairman of the Company’s Board of Directors.  Mr. Cagan received warrants to purchase 500,000 shares of Common Stock at $1.24 per share valued at $616,353, for a ten-year period, as amended. On November 6, 2012, the Company entered into a services agreement with Laird Cagan, Chairman of the Company’s Board of Directors in which he received warrants to purchase 1,000,000 shares of Common Stock at $0.01 per share valued at $1,494,562, for a ten-year period. Mr. Cagan also received on December 12, 2012, 212,500 warrants to purchase Common Stock at $0.01 per share valued at $233,214, for a ten-year period. These warrants were issued in consideration of a $650,000 secured loan made by Mr. Cagan to the Company.

On February 22, 2013, the Company executed a demand promissory note to Mr. Cagan in the amount of $913,147 which included prior amounts loaned to the Company.  The note bore interest at the rate of 12% per annum.  Between March 19, 2013 and March 29, 2013 the Company received an aggregate of $420,000 in proceeds under demand notes payable from Mr. Cagan. The Company also repaid $691,853 of principal and $58,147 of accrued interest on several of the above-described notes during 2013.  The demand notes payables accrued interest at 12% per annum and are unsecured.  Mr. Cagan was also granted ten-year warrants exercisable as of April 17, 2013, at $0.01 per share, valued at $1,239,288, to purchase 1,000,000 shares of Common Stock in consideration of his serving as an emergency financing source.

The Company granted Mr. Cagan 1,000,000 ten-year warrants exercisable at $0.01 per share, valued at $2,395,195, as of December 19, 2013.  These warrants were issued in recognition of his work in a tireless manner as an executive chairman without any cash compensation or bonus during the past three years.  This included his efforts in the successful acquisition of six companies and strategically rendering the business from a position of zero revenues and no employees to growth of over 100 employees, together with raising $20 million of equity and a market capitalization of approximately $150 million.

In connection with the Company’s May 16, 2013 acquisition of IPS Engineering Inc. the Company entered into substantially similar consulting agreements with Broadway Family Group LLC and Green Planet Consultants LLC for which they each received ten-year warrants to purchase 1,200,000 shares of common stock exercisable at $1.18 per share, valued at a total of $7,178,745.  See “Executive Compensation - Consulting Agreements.”

On August 5, 2013, the Board of Directors authorized the grant of 100,000 ten (10)-year warrants to David Lies or his assignees at an exercise price of $0.01 per share, valued at $308,197, under his consulting agreement with the Company.   See “Executive Compensation - Consulting Agreements,” for information concerning a consulting agreement entered into with Remanco, Inc., an entity controlled by David Lies.

See “Executive Compensation” for information concerning a consulting agreement entered into with D. Jason Davis, a former officer and director of Xnergy and a principal shareholder of the Company.

SELLING STOCKHOLDERS

Up to 4,517,500 warrants and 32,311,015 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holders and include the following:

•

4,517,500 shares of Common Stock issuable upon exercise of Class A Warrants issued in the Company’s 2013 Series C Preferred Stock offering.

•

7,400,000 shares of our Common Stock issuable (4,609,000 shares) upon conversion of Series C Preferred Stock outstanding and previously converted (2,791,000 shares) issued in our 2013 Series C Preferred Stock Offering, as well as 553,080 shares issuable and 334,920 shares previously issued upon payment of 12% annual dividends paid in Common Stock.

•

27,000 shares issuable upon exercise of placement agent warrants issued in our Series A and B Preferred Stock Offerings.

•

57,500 shares issuable upon exercise of placement agent warrants issued in our 2009 Private Offering.

•

10,000 shares of common stock issuable upon exercise of warrants issued to 360 Partners LLC under a consulting agreement.

•

6,000,000 shares of Common Stock issuable upon exercise of warrants issued to members of management, employees and their assignees in

•

May 2013 under employment and consultant agreements in connection with the Company’s acquisition of IPS Engineering, Inc.

•

2,650,000 shares of Common Stock issuable upon exercise of warrants issued to Laird Cagan, our Chairman of the Board, in connection with financing transactions (45,000 of which were assigned to third parties), as well as 200,000 restricted shares beneficially owned by Mr. Cagan and

•

his children.

•

400,000 shares of our Common Stock (100,000, 240,000, 50,000 and 10,000 shares) issuable upon exercise of warrants issued to four consultants and their designees;

•

4,650,000 shares of our Common Stock issuable upon exercise of warrants issued to our officers to replace warrants exercised and assigned to the following entities:  Putun LLC (725,000) JRT Trust (882,000) CKC LLC (770,000) Cricket Trust (60,000) Lady Bug Trust (60,000) Camelot FLP (385,000) Bosque FLP (800,000) Dave Living Trust dated 8/14/13 (28,000) and Manzano Limited Partnership and assignees (940,000).

•

152,059 shares issued to certain investment advisors and equipment vendors in connection with a  completed acquisition.

•

650,000 shares issuable upon exercise of warrants issued to the former owners of Xnergy.

•

2,824,692 shares held by the Davis Revocable Declaration of Trust, an affiliated entity of a former owner of Xnergy.

•

726,264 shares issued to Joseph Palatano, a former owner of Xnergy.

•

54,831 shares issued to James C. Davis.

•

150,000 shares issued to Robert Nickolas Jones in connection with a completed acquisition

•

80,000 shares issued to Jim Mao, a consultant to the Company.

•

505,952 shares issued to Adam Sweeney in connection with the acquisition of Castrovilla Inc.

•

An aggregate of 144,368 shares which includes: 15,000, 79,368, and 50,000 shares of our Common Stock granted to three consultants and their designees.

•

38,209 shares of our Common Stock issued to a former officer of the Company.

•

84,000 shares of our Common Stock issued to each of Broadway Family Group, LLC and Green Planet Investment Consultants, LLC under consultant agreements.

•

17,000 shares issued to Michael Bayes.

Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act. The Shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.  We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus.  None of the selling stockholders have had a material relationship with us within the past three years other than described in the footnotes to the table below or as a result of their acquisition of our shares or other securities.  To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.  Beneficial ownership is determined in accordance with the rules of the SEC.

Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 63,951,292 shares of common stock outstanding as of May 7, 2014, except where noted.  The number of shares beneficially owned after the Offering assumes that all shares offered hereby are sold.

					After Offering (1)

Selling Stockholder	Ownership Before Offering Number of Shares of Common Stock Beneficially Owned	Common Stock Issued and/or Issuable Upon Conversion of Series C Preferred Stock (2)	Class A Warrants Offered (3)	Other Securities Offered	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned

Anderson, Steven J and Laura	81,000	56,000	25,000	0	0	0%
Arakelian, David	40,500	28,000(42)	12,500	0	0	0%
Arnold, Steven and Tammy	81,000	56,000(42)	25,000	0	0	0%
The AWT Family Limited Partnership(5)	81,000	56,000	25,000	0	0	0%
Baker, Roxie B.	42.500	0	0	42,500(31)	0	0%
Baker, Samantha	20,000	0	0	20,000(31)	0	0%
Banister, Fiona J.	32,400	22,400(42)	10,000	0	0	0%
Banister, Henry F.	24,300	16,800(42)	7,500	0	0	0%
Bay Area Lyme Foundation	10,000	0	0	10,000	0	0%
Bard Micro-Cap Value Fund, L.P.	162,000	112,000	50,000	0	0	0%
Bennett, Ronnie and Susan	32,400	22,400	10,000	0	0	0%
Berman, Douglas	40,500	28,000	12,500	0	0	0%
Marshall G. Berol	16,200	11,200(42)	5,000	0	0	0%
Bishop Cortezz &/or Tammie Cortezz	20,000	0	0	20,000(31)	0	0%
Brian Swift IRA Roth	12,500	0	12,500	0	0	0%
Brian G. Swift and Suzanne B. Swift TTES UTD 3/13/91	12,500	0	12,500	0	0	0%
The Michael C. Brown Trust dated 6/30/2000(6)	486,000	336,000(42)	150,000	0	0	0%
Cagan, Laird	4,105,000(8)	0	0	2,850,000	1,255,000	1.9%
Caesar Capital Group LLC	25,000	0	25,000	0	0	0%
Clements, Gordon	162,000	112,000(42)	50,000	0	0	0%
Colorado Financial Service Corp. (7)	68,196	0	0	13,696(4)	0	0%
Cori Anaya &/or Christie Treen	20,000	0	0	20,000(31)	0	0%
Cortezz, Tammie	42,500	0	0	42,500(31)	0	0%
Danny Ray Thomas & Siobahn H. Gray JT Tenant	30,000	0	0	30,000(31)	0	0%
Daugherty, William S.	48,600	33,600(42)	15,000	0	0	0%
Ferriera, Rui	40,500	28,000	12,500	0	0	0%
Field, Patrick	32,400	22,400(42)	10,000	0	0	0%
Fred C. Shaker Rev. Trust U/A DTD 5/18/2006	162,000	112,000(42)	50,000	0	0	0%
Glenndahl, Thomas P.	48,600	33.600(42)	15,000	0	0	0%
Goren Brothers Limited Partnership	243,000	168,000	75,000	0	0	0%
Goren Cousins I, LLC	162,000	112,000	50,000	0	0	0%

					After Offering (1)

Selling Stockholder	Ownership Before Offering Number of Shares of Common Stock Beneficially Owned	Common Stock Issued and/or Issuable Upon Conversion of Series C Preferred Stock (2)	Class A Warrants Offered (3)	Other Securities Offered	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned

Group 10 Holdings, LLC	25,000	0	25,000	0	0	0%
Gross, David G.	81,000	56,000(42)	25,000	0	0	0%
Guenther, Keith	810,000	560,000	250,000	0	0	0%
Helton, Sarah	20,000	0	0	20,000(31)	0	0%
Hom, Beatrice	25,000	0	25,000	0	0	0%
JAG Multi Investments	243,000	168,000	75,000	0	0	0%
Jan Run Sandell	16,200	11,200(42)	5,000	0	0	0%
Janotta, Jon J.	81,000	56,000(42)	25,000	0	0	0%
Johnson, Timothy B.	162,000	112,000	50,000	0	0	0%
Joseph Treen &/or Christie Treen	20,000	0	0	20,000(31)	0	0%
JR Sandell IRA	25,000	25,000	25,000	0	0	0%
Judy Weigart Bossuat Roth IRA	16,200	11,200	5,000	0	0	0%
Kentor Trust U/A DTD 9/18/2002	40,500	28,000	12,500	0	0	0%
KH William Krueger	121,500	84,000(42)	37,500	0	0	0%
Kurt E. Maier and Jana Maier Trust	81,000	56,000	25,000	0	0	0%
Kutay, Aydan	12,500	0	12,500	0	0	0%
Lavitt, Wendy	81,000	56,000(42)	25,000	0	0	0%
Lies, David	5,590,359(9)	1,792,000	800,000	179,368(35)	2,818,991	4.4%
Lotus Capital Markets, LLC	100,000	0	100,000	0	0	0%
Ma, Ning	162,000	112,000	50,000	0	0	0%
Maceo Cortezz &/or Tammie Cortezz	20,000	0	20,000(31)	0	0	0%
Mao, Jim (41)	746,000	336,000(42)	150,000	260,000(33)	0	0%
Marlice Gardner IRA	25,000	0	25,000	0	0	0%
Miller, Howard	81,000	56,000(42)	25,000	0	0	0%
Minkovsky, Yury and Eleonora	40,500	28,000(42)	12,500	0	0	0%
Mitchell, Jennifer	20,000	0	0	20,000(31)	0	0%
New Rock Capital LLC	40,500	28,000(42)	12,500	0	0	0%
O’Neil Daryl	5,000	0	0	5,000(30)	0	0%
Orsak Family Trust	648,000	448,000	200,000	0	0	0%
Osearo, Charles T.	32,400	22,400(42)	10,000	0	0	0%
Pasternack, Alla	40,500	28,000(42)	12,500	0	0	0%
Portola Valley Presbyterian Church	5,000	0	0	5,000(34)	0	0%
Quinn Vanessa Thomas &/or Danny R. Thomas	20,000	0	0	20,000(31)	0	0%
Rogers Family Trust UTD 1/21/1981	567,000	392,000(42)	175,000	0	0	0%

					After Offering (1)

Selling Stockholder	Ownership Before Offering Number of Shares of Common Stock Beneficially Owned	Common Stock Issued and/or Issuable Upon Conversion of Series C Preferred Stock (2)	Class A Warrants Offered (3)	Other Securities Offered	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned

Bradford Roller	162,000	112,000(42)	50,000	0	0	0%
Ross, Murray	16,200	11,200	5,000	0	0	0%
Rotter, Bradley	243,000	168,000(42)	75,000	0	0	0%
Roy and Ruth Rogers Unitrust UTD 9/28/1989	243,000	168,000(42)	75,000	0	0	0%
Sisson, Daniel	64,263	0	0	64,263(10)	0	0%
Staffan Lofgren	25,000	0	25,000	0	0	0%
Stanford University	5,000	0	0	5,000(30)	0	0%
Stewart, Brian	162,000	112,000	50,000	0	0	0%
Swing, James L.	162,000	112,000(42)	50,000	20,000(31)	0	0%
Swing, Roger	243,000	168,000(42)	75,000	0	0	0%
Telesoft Capital, L.L.C.	810,000	560,000	250,000	0	0	0%
Thomas, Bonnie Sue	30,000	0	0	30,000(31)	0	0%
Thomas, Cale &/or Jolene	20,000	0	0	20,000(31)	0	0%
Thomas, David &/or Linda	30,000	0	0	30,000(31)	0	0%
Thomas, Jesus &/or Deaun	20,000	0	0	20,000(31)	0	0%
Treen, Christie	30,000	0	0	30,000(31)	0	0%
Triage Capital Management, L.P.	121,500	84,000(42)	37,500	0	0	0%
University of Santa Monica	10,000	0	0	10,000(30)	0	0%
Vogel, Frederick W.	486,000	336,000	150,000	0	0	0%
Welin, Nils	5,000	0	5,000	0	0	0%
WHC Capital LLC	500,000	0	500,000	0	0	0%
Williamson, John and Karin	202,500	140,000(42)	62,500	0	0	0%
Winfield, Christian	20,000	0	0	20,000(31)	0	0%
Winfield, Keegan	20,000	0	0	20,000(31)	0	0%
Woodrock Capital Partners	40,500	28,000(42)	12,500	0	0	0%
Woodrow, Hedy	105,300	72,800(42)	32,500	0	0	0%
Wooldridge, Glen S.	10,000	0	0	10,000(30)	0	0%
Xu, Dan	25,000	0	25,000	0	0	0%
Helen Thomas (32)	379,080	262,080	117,000	0	0	0%
Karen Mikuszewski	16,200	11,200	5,000	0	0	0%
Firerock Global Opportunities Fund, LP	115,020	79,520(42)	35,500	0	0	0%
Safron Capital Corp.	81,000	56,000(42)	25,000	0	0	0%
JRT Trust (21)	1,132,000	0	0	882,000	250,000	*
Putun LLC(22)	1,015,000	0	0	865,000	150,000	*
Camelot FLP(22)	385,000	0	0	385,000	0	0%
CKC LLC(11)	770,000	0	0	770,000	0	0%
Cricket Trust(11)	60,000	0	0	60,000	0	0%
Lady Bug Trust (11)	60,000	0	0	60,000	0	0%
Bosque FLP(36)	1,270,000	0	0	770,000	500,000	0%

					After Offering (1)

Selling Stockholder	Ownership Before Offering Number of Shares of Common Stock Beneficially Owned	Common Stock Issued and/or Issuable Upon Conversion of Series C Preferred Stock (2)	Class A Warrants Offered (3)	Other Securities Offered	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned

Manzano Limited Partnership (37)	745,000	0	0	495,000	250,000	*
Dave Living Trust Dated 8/14/13(37)	28,000	0	0	28,000	0	0%
Woodard, Brett	4,270,000	0	0	1,200,000(12)	3,070,000	4.8%
Apiary Investments, LLC (28)	4,270,000	0	0	1,200,000(23)	3,070,000	4.8%
Lundberg, Ray	4,270,000	0	0	1,200,000(23)	3,070,000	4.8%
D. Jason Davis (13)	3,391,092	0	0	3,391,092(14)	0	0%
Joseph Patalano (15)	809,864	0	0	809,864(16)	0	0%
James C. Davis	54,831	0	0	54,831	0	0%
Adam James Sweeney	505,952	0	0	505,952(17)	0	0%
Steven D. Lee	100,000	0	0	100,000(18)	0	0%
Bin Tu	50,000	0	0	50,000(19)	0	0%
Xinyu Liu	10,000	0	0	10,000(19)	0	0%
Robert Nickolas Jones	150,000	0	0	150,000(20)	0	0%
Frank D. Magdlen	43,898	0	0	43,898(24)	0	0%
Constance A. Schadewitz	43,898	0	0	43,898(24)	0	0%
Ellis, Bradley	3,400	0	0	3,400(40)	0	0%
Evanson, Dave	2,000	0	0	2,000(40)	0	0%
Furman, Scott	150	0	0	150(40)	0	0%
Gar Wood Securities (7)	1,682	0	0	1,682(25)	0	0%
Gregrozeski, William	5,041	0	0	5,041(25)	0	0%
Jesup and Lamont(7)	350	0	0	350(25)	0	0%
Moskowitz, Mark L.	4,250	0	0	4,250(25)	0	0%
Murphy, Daniel	825	0	0	825(25)	0	0%
Schwadewitz, Constance	5,041	0	0	5,041(25)	0	0%
Spears, Jackson, Jr.	5,041	0	0	5,041(25)	0	0%
Kaylynn Lim Caldwell	10,000	0	0	10,000(40)	0	0%
Charles Thomas Forest	3,000	0	0	3,000(40)	0	0%
Culian Ma	2,000	0	0	2,000(40)	0	0%
The Del Mar Consulting Group, Inc.	50,000	0	0	50,000(35)	0	0%
360 Partners LLC (38)	10,000	0	0	10,000(26)	0	0%
Philip Kranenburg	38,209	0	0	38,209(27)	0	0%
Broadway Family Group LLC (29)	4,329,000	0	0	1,284,000(34)	3,070,000	4.8%
Green Planet Consultants LLC	4,329,000	0	0	1,284,000(34)	3,070,000	4.8%
Michael Bayes	17,000	0	0	17,000(39)	0	0%
Totals	52,366,842	8,288,000	4,517,500	19,505,515	-- -- -- -	-- -- -- -

(1)

Represents  the  amount of  shares  that  will be  held by  the selling  stockholders after completion of  this  offering  based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of our common stock are acquired or sold by the selling stockholders prior to completion of this offering. However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(2)

An aggregate of 2,791,000 shares of Common Stock issued and 4,609,000 shares issuable upon the conversion of the Series C Preferred Stock, inclusive of 12% dividends payable in an aggregate of 888,000 shares of Common Stock consisting of 553,080 shares issuable and 334,920 shares previously issued.

(3)

An aggregate of 4,517,500 shares issuable upon exercise of Class A Warrants at $3.00 per share issued in the Company’s Series C Preferred Stock Offering.  This registration statement does not include 4,517,500 Class B Warrants issuable upon exercise of the Class

A Warrants and an equal number of shares of Common Stock issuable upon exercise of the Class B Warrants at $6.00 per share and

4,517,500 Class C Warrants issuable upon exercise of the Class B Warrants and an equal number of shares of Common Stock issuable upon exercise of the Class C Warrants at $12.00 per share.

(4)

Included among 27,000 shares issuable upon exercise of Placement Agent Warrants at $1.75 per share issued in the 2013 Series A and B Preferred Stock Offerings.

(5)

Anthony W. Thompson has voting and dispositive power over these securities as General Partner.

(6)

Michael C. Brown, as Trustee, has voting and dispositive power over these securities.

(7)

Denotes a broker-dealer.  Selling stockholder is a statutory underwriter of this offering. The Company has no material relationship with such selling stockholder other than as stated herein. The underwriter has no arrangement under which the underwriter may purchase additional shares in connection with this offering. At the time of acquisition of the securities, the selling stockholder had no understanding, directly or indirectly, with any person to distribute the securities being offered hereunder.

(8)

Includes (a) 300,000 shares beneficially owned by Cagan Capital LLC, a company that Mr. Cagan beneficially owns; (b) 100,000 shares beneficially owned by Mr. Cagan’s minor children; (c) 100,000 shares owned by Mr. Cagan for director’s fees;  (d) 437,500 warrants issued to Mr. Cagan that are exercisable at $0.01 per share; (e) 1,000,000 warrants exercisable at $0.01 per share issued as of April 17, 2013, in consideration of his serving as an emergency financing source; (f) 955,000 warrants (as well as  45,000 warrants assigned to third parties) issued under a consulting agreement in November 2012 at an exercise price of $.01 per share, (g) 212,500 warrants exercisable at $0.01 per share issued as compensation for a $650,000 loan to the Company, and (h) 1,000,000 warrants exercisable at $0.01 per share issued as of January 1, 2014 for services rendered.

(9)

Comprised of (a) 179,200 shares of Preferred Stock convertible into 1,792,000 shares of common stock including accrued dividends payable in common stock; and (b) 182,000 shares of common stock held by Remanco Inc. of which Mr. Lies is a control person, 8,750 shares held in an IRA account and 3,507,609 shares held by Mr. Lies directly.  In addition, Mr. Lies and the Company amended 800,000 Class A Warrants, 1,310,720 Class B Warrants and 333,333 shares held in escrow by the Company pursuant to a promissory note and pledge agreement, effective November 1, 2013, to provide that no exercise shall occur if as a result Mr. Lies would beneficially own more than 9.9% of the issued and outstanding stock of the Company.

(10)

Shares issued on June 17, 2013 in exchange for the acquisition of certain equipment, valued at $195,360.

(11)

An entity formed for estate planning purposes, for which John Francis, Vice President of the Company, does not have the power to vote or dispose of the shares and therefore disclaims beneficial ownership.  Briget Francis, Mr. Francis’s wife, has the sole power to vote and dispose of the shares held by CKC, LLC and Lady Bug Trust.  Karrina Francis, Mr. Francis’s adult daughter, has the power to vote and dispose of the shares held by Cricket Trust.

(12)

Shares issuable upon the exercise of the warrants issued pursuant to the employment agreements dated May 16, 2013 at an exercise price of $1.18 and shall vest in accordance with the terms thereof.

(13)

Former Chief Executive Officer of Xnergy Inc.

(14)

Former includes 566,400 shares issuable upon exercise of warrants issued to D. Jason Davis exercisable at $0.60 per share (as amended), and 2,824,692 shares held by the Davis Revocable Declaration of Trust obtained in connection with the sale of Xnergy,

Inc. to the Company.

(15)

Former Chief Operating Officer of Xnergy.

(16)

726,264 shares acquired in connection with the Company’s acquisition of Xnergy and 83,600 shares issuable upon exercise of warrants issued in March 2012 and exercisable at $0.60 per share (as amended).

(17)

Acquired the shares in connection with the acquisition of Castrovilla Inc.

(18)

Shares issuable upon exercise of warrants issued in July 2012 for legal services rendered, exercisable at $1.00 per share.

(19)

Shares issuable upon exercise of warrants issued in December 2012 for services rendered, exercisable at $1.00 per share.

(20)

Shares issued in connection with a completed acquisition.

(21)

Johnny Thomas, CEO of the Company, has the power to vote and dispose of these shares.

(22)

John C. Francis, Vice President of the Company has the power to vote and dispose of these shares.

(23)

Rob Potts, Chief Operating Officer of the Company, as trustee, has the power to vote and dispose of these securities.

(24)

Shares issued to advisors in connection with a completed acquisition.

(25)

Placement Agent warrants issued in the 2009 Private Placement, exercisable at $1.25 per share.

(26)

Shares issuable upon exercise of warrants granted to an independent consultant on May 7, 2012, exercisable at $1.32 per share.

(27)

Shares issued to our former Chief Financial Officer pursuant to a settlement agreement.

(28)

Beatrice S. Beke has the power to vote and dispose of these shares.

(29)

Allison Panos has the power to vote and dispose of these shares.

(30)

Shares issuable upon issuance of warrants donated by Laird Cagan, Chairman of the Board, exercisable at $.01 per share.

(31)

Johnny R. Thomas, CEO of the Company, assigned certain warrants to Manzano Limited Partnership (“Manzano”) for estate planning purposes.  Pursuant to Rule 13d-3 under the Exchange Act, Dr. Thomas disclaims beneficial interest of these shares issuable at $.01 per share as he lacks the power to vote and dispose of the shares.  The manager of Manzano, who is not an affiliate of the Company, distributed these warrants to various family members, none of whom have had any relationship with the Company during the last three years.

(32)

Mrs. Thomas is the spouse of Dr. Johnny R. Thomas, CEO of the Company, and acquired these securities in the Series C Preferred Offering with her own funds.  Dr. Thomas disclaims beneficial ownership of such shares.

(33)

Includes 240,000 shares issuable upon exercise of consultant warrants at $1.00 per share issued in December 2012 for services rendered plus 20,000 restricted shares issued for services rendered.

(34)

Consists of 84,000 shares issued pursuant to consulting agreements and 1,200,000 shares issuable pursuant to exercise of Warrants at $1.18 per share value consulting agreements.

(35)

Includes 79,368 restricted shares and 100,000 shares issued upon exercise of consultant warrants held in the name of Remanco Inc. for which David Lies has the power to vote and dispose of these shares. See “Executive Compensation - Consulting Agreements” for the terms and conditions of a consulting agreement dated November 5, 2011, as amended, between the Company and Remanco Inc.

(36)

An entity formed for estate planning purposes, for which Johnny Thomas, CEO of the Company disclaims beneficial ownership.

(37)

An entity formed for estate planning purposes, for which Johnny Thomas, CEO of the Company disclaims beneficial ownership. Danny R. Thomas, Johnny Thomas’s adult son who lives in his own household, has the power to vote and dispose of these shares held by Manzano Limited Partnership.

(38)

Cliff Bream has the power to vote and dispose of these shares

(39)

Shares issued for services rendered.

(40)

Restricted shares issued upon prior exercise of private placement warrants.

(41)

Mr. Mao is a Managing Member of East West Energy Partners, LLC, which is a party to a consulting agreement with the Company dated July 16, 2012, as amended.

(42)

Reflects shares previously issued upon conversion of Series C Preferred Stock and offered hereby for resale.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

The following description of our capital stock and provisions of our articles of incorporation and by-laws are summaries and are qualified by reference to our articles of incorporation and by-laws. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

We have authorized 125,000,000 shares of capital stock, par value $0.001 per share, of which 100,000,000 are shares of common stock and 25,000,000 are shares of “blank check” preferred stock.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future. As of May 7, 2014, 63,951,292 shares of Common Stock were issued and outstanding held by 164 shareholders of record and approximately 1,300 beneficial owners of our shares of Common Stock.

Preferred Stock

Our board of directors will be authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

On September 29, 2011, the Company filed a Certificate of Designation and Preferences with the Secretary of State of Nevada to authorize the issuance of up to 300,000 shares of Series A Convertible Preferred Stock, $10.00 face value, $.001 par value per share (“Series A Preferred Stock”). The Series A Preferred Stock was offered in a private placement (the “Preferred Stock Offering”) of Units each consisting of one share of Series A Preferred Stock at $10.00 per share and warrants to purchase one share of Common Stock for each two shares of Common Stock issuable upon conversion of Preferred Stock. An aggregate of 297,067 shares of Series A Preferred Stock were issued and outstanding convertible into 2,970,670 shares of Common Stock.  As of the date of this Prospectus all shares of Series A Preferred Stock were converted into shares of Common Stock.  The Series A Preferred Stock paid dividends at 8% per annum if paid in cash, or 12% if paid in Common Stock, all of which were paid in Common Stock. In the event of a conversion prior to the payment of the first year of dividends, the Company paid the holder such dividends equal to what the holder was to receive for the first full year from the date of issuance. Each share of Series A Preferred Stock was convertible at a rate of ten (10) shares of Common Stock, or $1.00 per share. Each share not previously converted by the holder was automatically converted by the Company at $1.00 per share (unless adjusted) upon the first to occur: (i) the fourth anniversary date of the issuance of the Series A Preferred Stock, or (ii) the closing price of the Common Stock trades at least $2.25 per share for 60 consecutive calendar days which occurred. The Series A Preferred Stock carried a $10.00 per share liquidation preference plus unpaid dividends, and voted on an as converted basis with the Common Stock.

On April 2, 2012, the Company filed a Certificate of Designation and Preference to authorize the issuance of up to 300,000 Shares of Series B Convertible Preferred Stock, $10.00 face value, $.001 par value per share (“Series B Preferred Stock”). The Series B Preferred Stock was virtually identical to the Series A Preferred Stock except it was automatically converted by the Company at $1.00 per share when the closing price of the Company’s Common Stock traded at least $2.20 (rather than $2.25) per share for 60 consecutive calendar days.  An aggregate of 283,052 shares of Series B Preferred Stock were sold.  As of the date of this Prospectus, all shares of Series B Preferred Stock were converted into shares of Common Stock.

On April 2, 2013, the Company filed a Certificate of Designation and Preference to authorize the issuance of up to 500,000 Shares of Series C Convertible Preferred Stock, $10.00 face value, $.001 par value per share (“Series C Preferred Stock”), which was subsequently amended to increase the authorized shares of Series C Convertible Preferred Stock to 910,000.  The Series C Preferred Stock is virtually identical to the Series A and B Preferred Stock except it may be automatically converted by the Company at $1.00 per share of the closing price of the Company’s Common Stock trades at least $2.18 per share for 60 consecutive calendar days. As of July 3, 2013, an aggregate of 903,500 shares of Series C Preferred Stock (of which 570,000 shares remained outstanding as of December 31, 2013) were issued and outstanding convertible into 9,035,000 shares of Common Stock and 460,900 shares of Series C Preferred Stock were outstanding as of May 7, 2014.

Securities Offered Under this Prospectus

Series C Preferred Stock and Class A Warrants

The Series C Convertible Preferred Stock (“Preferred Stock”), was offered at $10.00 per share convertible into ten shares of Common Stock at $1.00 per share, and (ii) Class A warrants (“Warrants”) to purchase one share of Common Stock for each two shares of Common Stock issuable upon conversion of the Preferred Stock.   The terms and conditions of the Series C Preferred Stock are set forth in the paragraph immediately preceding this one and in the Certificate of Designation of the Rights, Preferences, Privileges and Restrictions of Series C, as amended.    Pursuant to the 2013 Series C Preferred Stock offering, the Company issued 903,500 Units at $10 per Unit consisting of 903,500 shares C Preferred Stock (of which 460,900 shares remain outstanding as of May 7, 2014) and Class A Warrants to purchase one share of Common Stock (4,517,500 shares) for each two shares of Common Stock issuable upon conversion of the Series C Preferred Stock.

The terms and conditions of the Warrants are as follows:

•

Each Class A Warrant is exercisable at $3.00 per share (the "Exercise Price "), until May 31, 2014, as extended;

•

Upon exercise of a Class A Warrant, a holder thereof will receive in addition to one share of common stock, a Class B Common Stock Purchase Warrant exercisable at $6.00 per share, for a period of three (3) years from the date of issuance of such Class B Warrant;

•

Upon exercise of a Class B Warrant, a holder will receive in addition to one share of common stock, a Class C Common Stock Purchase Warrant exercisable at $12.00 per share, for a period of three (3) years from the date of issuance of such Class C Warrant (collectively, the “Warrants”);

•

The Exercise Price may be paid in non-cash consideration (e.g., property or promissory notes) at fair market value deemed acceptable by the Company;

•

Upon prior written notice, the Exercise Price of the Warrants may be temporarily reduced. At the end of such discretionary reduction period, the price shall revert back to the original Exercise Price;

•

All Warrants shall be redeemable on at least 30 days’ prior written notice, at $.001 per share, with the Company’s  right to simultaneously transfer those Warrants not exercised to accredited investors who agree to be standby purchasers. Any presently unidentified standby purchaser will be deemed to be an underwriter under the Securities Act and subject to the prospectus delivery requirements of the Securities Act;

•

The exercise price is subject to adjustment for dividends or other distributions, reorganizations, consolidations, mergers or sale, but not for price protection, other than a discretionary temporary reduction as set forth above; and

•

All underlying shares of Common Stock are being registered with the SEC under this registration statement.

Other Warrants outstanding as of May 7, 2014

•

Warrants to purchase 57,500 shares of common stock at an exercise price of $1.25 per share issued to the placement agents in connection with the 2009 Private Placement.

•

Warrants to purchase 151,931 shares of common stock at an exercise price of $1.75 per share issued to the placement agents in connection with the Series A, B and C Preferred Stock Offerings.

•

Warrants to purchase:  an aggregate of 4,650,000 performance warrants issued to management in August 2010, March 2011, April 2012, August 2013 and October 2013 exercisable at $.01 per share which were assigned for estate planning purposes to CKC, LLC (770,000), Camelot FLP (385,000), Putun LLC (725,000), JRT Trust (882,000), Lady Bug Trust (60,000), Cricket Trust (60,000), Manzano Limited Partnership and assignees (940,000), Dave Living Trust (28,000) and Bosque FLP (800,000).

•

Warrants to purchase 650,000 shares of Common Stock (originally 800,000 warrants) at $0.60 per share, as amended, to two officers of a subsidiary in exchange for indebtedness owed to them by the Company in March 2012.

•

Warrants to purchase 437,500 shares of Common Stock at $1.24 per share to Laird Q. Cagan, the Company’s Chairman of the Board and his designees, for consulting services; warrants to purchase 1,000,000 shares (as amended) of Common Stock at $0.01 per share granted to our Chairman of the Board (and his designees) in connection with a November 6, 2012 Consulting Agreement; warrants to purchase 212,500 shares of Common Stock at $0.01 per share as compensation for our Chairman’s loan to the Company; warrants to purchase 1,000,000 shares of Common Stock exercisable at $.01 per share awarded in April 2013 in consideration of a loan (of which 45,000 warrants have been gifted) and warrants to purchase 1,000,000 shares of Common Stock exercisable at $0.01 per share awarded in January 2014 for services rendered.

•

Warrants to purchase 300,000 shares of Common Stock at $1.00 per share to three consultants in December 2012.

•

Warrants to purchase 6,000,000 shares of Common Stock at $1.18 per share issued to three members of management and two employees in May 2013 pursuant to their employment and consulting contracts.

•

On May 7, 2012, the Company issued warrants to purchase 10,000 shares of Common Stock (originally 300,000) exercisable at $1.32 per share to 360 Partners LLC, an independent consultant.

•

Warrants to purchase 1,000,000 shares of Common Stock at $0.01 per share awarded on January 1, 2014 to a consultant for services rendered.

•

Warrants to purchase an aggregate of 1,300,000 shares of Common Stock at $0.01 per share awarded on January 1, 2014 to management which were assigned for estate planning purposes as follows:  Putun LLC (150,000), CKC LLC (150,000), Pikes LLC (500,000), Manzano Limited Partnership (250,000) and JRT Trust (250,000).

Redemption of Class A warrants.

On October 7, 2013, the Company issued a notice of redemption for an aggregate of 8,832,126 Class A Warrants included in the Company’s Registration Statement on Form S-1 (No. 333-181420).  An aggregate of 4,029,154 Class A Warrants were exercised by the holders and Standby Purchasers, while the balance were redeemed.

Expiration of Class A Warrants/Standby Purchasers

The Company has the option, without further compensation to the holder other than the payment of the $.001 redemption price per warrant to call for redemption the 4,517,500 Class A Warrants registered under this registration statement.   Upon the expiration of the Class A Warrants on May 31, 2014 (as extended):  (a) the Company can cause any or all of the warrants which are not properly exercised on or before the maturity or redemption date to be assigned to one or more third parties (each, a “Standby Purchaser”), effectively immediately upon the maturity or redemption date, for the consideration equal to $.001 per non-exercised warrant payable to the Company, (b) each Standby Purchaser shall have the right to exercise the non-exercised warrants so assigned to such Standby Purchaser for a period of five (5) business days past the maturity or redemption date, as the case may be; and (c) any Standby Purchaser would be deemed to be an underwriter within the meaning of the Securities Act and subject to the prospectus delivery requirements of the Securities Act. The Company has agreed to pay FINRA member firms which introduce Standby Purchasers, or which directly exercise warrants, sales commissions of up to seven (7%) percent.  The Company may also pay a commitment fee directly to Standby Purchasers.  The Company does not have any agreements or understandings with any FINRA member firms to pay any corporation in connection with any possible redemption.

Transfer Agent

Our transfer agent is Empire Stock Transfer, 1859 Whitney Mesa Drive, Henderson, NV 89014.

Indemnification of Directors and Officers

Section 718.7502 of the Nevada Revised Statutes (“NRS”) provides, in general, that a corporation incorporated under the laws of the State of Nevada, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person (a) is not liable pursuant to Section 73.138 of the NRS, and (b) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Nevada corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person (a) is not liable pursuant to Section 73.138 of the NRS, and (b) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation.

Our Articles of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the NRS, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. In addition, our director and officer indemnification agreements with each of our directors and officers provide, among other things, for the indemnification to the fullest extent permitted or required by Nevada law, provided that no indemnitee will be entitled to indemnification in connection with any claim initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of the claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to maintain insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

Anti-Takeover Effect of Nevada Law, Certain By-Law Provisions

Certain provisions of our Bylaws are intended to strengthen the board of directors’ position in the event of a hostile takeover attempt. These provisions have the following effects:

We are subject to the provisions of NRS 78.378 to 78.3793, inclusive, an anti-takeover law which applies to any acquisition of a controlling interest in an "issuing corporation." In general, such anti-takeover laws permit the articles of incorporation, bylaws or a resolution adopted by the directors of an "issuing corporation" (as defined in NRS 78.3788) to impose stricter requirements on the acquisition of a controlling interest in such corporation than the provisions of NRS 78.378 to 78.3793, inclusive, as well as permit the directors of an issuing corporation to take action to protect the interests of the corporation and its stockholders, including, but not limited to, adopting plans, arrangements or other instruments that grant or deny rights, privileges, power or authority to holder(s) of certain percentages of ownership and/or voting power. Further, an "acquiring person" (and those acting in association) only obtains such voting rights in the control shares as are conferred by resolution of the stockholders at either a special meeting requested by the acquiring person, provided it delivers an offeror's statement pursuant to NRS 78.3789 and undertakes to pay the expenses thereof, or at the next special or annual meeting of stockholders. In addition, the anti-takeover law generally provides for (i) the redemption by the issuing corporation of not less than all of the "control shares" (as defined) in accordance with NRS 78.3792, if so provided in the articles of incorporation or bylaws in effect on the 10th day following the acquisition of a controlling interest in an "issuing corporation", and (ii) dissenter's rights pursuant to NRS 92A.300 to 92A.500, inclusive, for stockholders that voted against authorizing voting rights for the control shares.

We are also subject to the provisions of NRS 78.411 to 78.444, inclusive, which generally prohibits a publicly held Nevada corporation from engaging in a "combination" with an "interested stockholder" (each as defined) that is the beneficial owner, directly or indirectly, of at least ten percent of the voting power of the outstanding voting shares of the corporation or is an affiliate or associate of the corporation that previously held such voting power within the past three years, for a period of three years after the date the person first became an "interested stockholder", subject to certain exceptions for authorized combinations, as provided therein.

In accordance with NRS 78.195, our articles of incorporation provide for the authority of the board of directors to issue shares of preferred stock in series by filing a certificate of designation to establish from time to time the number of shares to be included in such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, subject to limitations prescribed by law.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the over-the-counter market or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales may be at fixed or negotiated prices. The distribution of the shares by the selling stockholders is not currently subject to any underwriting agreement. Each selling stockholder must use a broker-dealer which is registered in the state in which the selling stockholder seeks to sell their shares. A selling stockholder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

conducting business in places where business practices and customs are unfamiliar and unknown;

•

an exchange distribution in accordance with the rules of the applicable exchange;

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privately negotiated transactions;

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settlement of short sales entered into after the date of this prospectus;

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broker-dealers may agree with the selling stockholders to sell a specified number of the shares at a stipulated price per share;

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a combination of any of these methods of sale;

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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•

any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The Company has not engaged any FINRA member firms to participate in the distribution of securities, except to the extent that certain broker dealers described below shall be selling shareholders in connection with certain warrants and underlying shares of Common Stock received in their capacity as placement agents for earlier private offerings. Broker-dealers engaged by the selling stockholders may arrange for other brokers- dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.  The registration statement of which this prospectus forms a part includes the shares of common stock underlying the warrants held by these firms and certain associated persons listed below. The SEC has indicated that it is their position that any broker-dealer firm which is a selling stockholder is deemed an underwriter and therefore these firms may be deemed an underwriter with respect to the securities being sold by them.

GarWood Securities LLC, Colorado Financial Service Corp., WFG Investments, Inc., Legend Merchant Group, and Jesup & Lamont Securities Corp. are registered broker-dealers and FINRA member firms and listed as selling stockholders in this prospectus. Notwithstanding, none of these firms are participating in the distribution of securities on behalf of the Company, except to extent each such firm shall be selling shareholders in connection with warrants and underlying shares of Common Stock previously received pursuant to certain private offerings. Colorado Financial Service Corp., WFG Investments, Inc., Legend Merchant Group and Jessup & Lamont Securities Group served as placement agents in our 2009 Private Placement, and received, in addition to cash commissions, warrants to purchase an aggregate of 33,000, 14,000, 8,000 and 2,500 shares of our common stock, respectively, with an exercise price of $1.25 per share.

Of  the  total  of  33,000  warrants  held  by  Colorado  Financial  Service  Corp.  (or  its  associated  persons  as  listed  in  the  “Selling Stockholders” table above), 13,000 were received in connection with the 2009 Private Placement closing on October 30, 2009 and the remainder were received in connection with the final closing of the 2009 Private Placement on December 29, 2009, and expire on October 30, 2014 and December 29, 2014, respectively. The 14,000 warrants held by WFG Investments, Inc. (or its associated persons as listed in the “Selling Stockholders” table above) were received in connection with the 2009 Private Placement closing on October 30, 2009, and expire on October 30, 2014. Of the total of 8,000 warrants held by Legend Merchant Group (or its associated persons as listed in the “Selling Stockholders” table above), 2,000 were received in connection with the Private Placement closing on November 19, 2009 and the remainder were received in connection with the final closing of the 2009 Private Placement on December 29, 2009, and expire on November 19, 2014 and December 29, 2014, respectively.

The 2,500 warrants held by Jesup & Lamont Securities Corp (or its associated persons as listed in the “Selling Stockholders” table above) were received in connection with the final closing of the 2009 Private Placement on December 29, 2009, and expire on December 29, 2014. The 57,500 shares of common stock issued or issuable upon conversion of Placement Agent warrants received by these firms (or their assignees as indicated in the “Selling Stockholders” table above) are restricted from sale, transfer, assignment, pledge or hypothecation or being the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of

180 days immediately following the effective date of the registration statement, of which this prospectus forms a part, pursuant to FINRA Rule

5110(c)(3).

Legend Merchant Group received warrants to purchase 186,080 shares of common stock in connection with the 2011 Series A Preferred Stock Offering (65,500 shares) and the 2012 Series B Preferred Stock Offering (120,580 shares). The warrants expire on various dates through 2018. Legend Merchant Group had a previous affiliation with a registered FINRA member. Currently, Legend Merchant Group is not a FINRA member.

Colorado Financial Service Corp., and its assignee, received warrants to purchase 30,000 shares of common stock in connection with the 2011 Series A Preferred Stock Offering. The warrants expire on various dates through 2016.

In connection with the Series C Preferred Stock Offering, no shares underlying placement agent warrants are hereby registered for resale under this registration statement.

No FINRA member firm has an underwriting agreement with us and/or the selling stockholders and no selling stockholders are required to execute transactions through these firms. Further, other than their existing brokerage relationship as customers with these firms, no selling stockholders have any pre-arranged agreement, written or otherwise, with these firms to sell their securities through these firms.

FINRA Rule 5110 (previously 2710) requires FINRA member firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling stockholders, of the securities on a principal or agency basis. FINRA Notice to Members 88-101 states that in the event a selling stockholder intends to sell any of the shares registered for resale in this Prospectus through a member of FINRA participating in a distribution of our securities, the member is responsible for ensuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

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it intends to take possession of the registered securities or to facilitate the transfer of the certificates;

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the complete details of how the selling shareholders shares are and will be held, including location of the particular accounts;

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whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding these transactions; and

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in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of FINRA or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file for review with the Corporate Finance Department of FINRA all relevant documents with respect to these transactions.

No FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 5110, in connection with the resale of the securities by the selling shareholders.

On October 7, 2013, the Company issued a Notice of Redemption Letter to the holders of an aggregate of 8,832,126 Class A Warrants included in the Company’s  Registration Statement on Form S-1 (No-333-181420) which registration statement is being combined in this Registration Statement.  See “Description of Securities-Class A, B and C Warrants--Redemption of Warrants.”

The Company has the option, without further compensation to the holder other than the payment of the $.001 redemption price per warrant to call for redemption the 4,517,500 Class A Warrants registered under this registration statement.  In such event:  (a) the Company can cause any or all of the warrants which are not properly exercised on or before the redemption date to be assigned to one or more third parties (each, a “Standby Purchaser”), effectively immediately upon the redemption date, for the consideration equal to $.001 per non-exercised warrant payable to the Company, (b) each Standby Purchaser shall have the right to exercise the non-exercised warrants so assigned to such Standby Purchaser until the Redemption Date;  and (c) any Standby Purchaser would be deemed to be an underwriter within the meaning of the Securities Act and subject to the prospectus delivery requirements of the Securities Act. The Company has agreed to pay FINRA member firms mutually agreed to (i) sales commissions for the exercise of any Class A Warrants, and/or (ii) a fee for the introduction of Standby Purchasers.  The Company may also pay a commitment fee directly to Standby Purchasers.  The Company does not have any agreements or understandings with any FINRA member firms to pay any corporation in connection with any possible redemption.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this Prospectus available to the selling stockholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to these broker-dealers or other financial institutions of shares offered by this prospectus, which shares these broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect these transactions).

 The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed seven percent (7%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

Davidoff Hutcher & Citron LLP, 605 Third Avenue, New York, New York 10158, will pass upon the validity of the shares of our common stock and Warrants to be sold in this offering.

EXPERTS

The financial statements as of and for the years ended December 31, 2013, 2012 and 2011 have been audited by HJ & Associates, LLC, an independent registered public accounting firm as set forth in their report and are included in reliance upon such report given as authority of such firm as experts in accounting and auditing.

BLUE EARTH INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Items	Page

Reports of Independent Registered Public Accounting Firm	F-1-2

Consolidated Balance Sheets - December 31, 2013 and 2012	F-3

Consolidated Statements of Operations for the years ended December 31, 2013, 2012 and 2011	F-4

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2013, 2012 and 2011	F-5 - 6

Consolidated Statements of Cash Flows for the years ended December 31, 2013, 2012 and 2011	F-7 - 8

Notes to Consolidated Financial Statements	F-9 - 31

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Blue Earth, Inc. and Subsidiaries

Henderson, Nevada

We have audited Blue Earth, Inc. and Subsidiaries' internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 1992. Blue Earth, Inc. and Subsidiaries’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Managements Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Blue Earth, Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 1992.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Blue Earth, Inc. and Subsidiaries and our report dated March 3, 2014 expressed an unqualified opinion.

/s/ HJ & Associates, LLC

Salt Lake City, Utah

March 3, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Blue Earth, Inc. and Subsidiaries

Henderson, Nevada

We have audited the accompanying consolidated balance sheets of Blue Earth, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Blue Earth, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Blue Earth, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 1992, and our report dated March 3, 2014 expressed an unqualified opinion on the effectiveness of Blue Earth, Inc.’s internal control over financial reporting.

/s/ HJ & Associates, LLC

Salt Lake City, Utah

March 3, 2014

BLUE EARTH, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

ASSETS
	December 31,	December 31,
	2013	2012
CURRENT ASSETS
Cash	$8,403,731	$485,366
Accounts receivable, net	5,844,119	1,648,447
Costs and revenues in excess of billings	395,442	1,724,543
Inventory, net	383,799	221,548
Construction in progress	2,254,902	706,043
Other receivables	2,195,554	-
Prepaid expenses and deposits	1,936,743	921,917
Total Current Assets	21,414,290	5,707,864

PROPERTY AND EQUIPMENT, net	858,212	655,666

OTHER ASSETS
Deposits	50,692	52,408
Construction in progress	44,035,500	-
Contracts and technology, net	19,820,580	8,250,495
Assets of discontinued operations	251,492	280,513
Total Other Assets	64,158,264	8,583,416

TOTAL ASSETS	$86,430,766	$14,946,946

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$2,658,368	$1,990,323
Current portion of notes payable	1,504,476	458,831
Related party payables	1,337,151	1,976,995
Billings in excess of revenues	438,952	674,971
Deferred revenues	11,993	17,004
Accrued expenses	422,456	513,414
Payroll expenses payable	125,052	438,831
Preferred dividends payable	403,690	440,287
Liabilities of discontinued operations	190,609	148,548
Total Current Liabilities	7,092,747	6,659,204

Total Liabilities	7,092,747	6,659,204

Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred stock; 25,000,000 shares authorized
at $0.001 par value, 570,000 and 510,152
shares issued and outstanding, respectively	570	510
Common stock; 100,000,000 shares authorized
at $0.001 par value, 60,205,843 and 20,882,549
shares issued and outstanding, respectively	60,206	20,883
Additional paid-in capital	143,605,036	42,332,298
Stock subscription receivable	(1,600,000)	-
Accumulated deficit	(62,727,793)	(34,065,949)
Total Stockholders' Equity	79,338,019	8,287,742

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$86,430,766	$14,946,946

The accompanying notes are an integral part of these consolidated financial statements.

BLUE EARTH, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	For the Year Ended
	December 31,
	2013	2012	2011

REVENUES	$10,305,736	$8,466,965	$4,914,118
COST OF SALES	7,166,464	5,609,836	2,559,545
GROSS PROFIT	3,139,272	2,857,129	2,354,573

OPERATNG EXPENSES
Depreciation and amortization	2,745,126	2,532,673	1,209,769
General and administrative	25,752,836	11,635,216	14,294,835

Total Operating Expenses	28,497,962	14,167,889	15,504,604

LOSS FROM OPERATIONS	(25,358,690)	(11,310,760)	(13,150,031)

OTHER INCOME (EXPENSE)
Gain (loss) on derivative valuation	-	2,037,325	(749,166)
Other income	612	1	957
Interest expense	(556,171)	(179,344)	(47,108)
Loss on settlement of license	-	(164,667)	-
Gain (loss) on settlement of debt	637,096	(23,133)	-
Liquidated damages expense	-	-	(55,000)

TOTAL OTHER INCOME (EXPENSE)	81,537	1,670,182	(850,317)

LOSS BEFORE INCOME TAXES	(25,277,153)	(9,640,578)	(14,000,348)

INCOME TAX EXPENSE	-	-	-

LOSS FROM CONTINUING OPERATIONS	(25,277,153)	(9,640,578)	(14,000,348)

GAIN (LOSS) FROM DISCONTINUED OPERATIONS, net of income taxes of $0	(196,241)	33,444	(18,638)

NET LOSS	(25,473,394)	(9,607,134)	(14,018,986)

PREFERRED DIVIDENDS	(3,188,450)	(545,020)	(89,357)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(28,661,844)	$(10,152,154)	$(14,108,343)

BASIC AND DILUTED LOSS PER SHARE
Continuing Operations	$(0.69)	$(0.51)	$(0.93)
Discontinued Operations	(0.01)	0.00	(0.00)

Net Loss Per Share	$(0.70)	$(0.51)	$(0.93)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING BASIC AND DILUTED	36,463,197	18,961,099	15,109,401

The accompanying notes are an integral part of these consolidated financial statements.

BLUE EARTH, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity

					Additional	Stock		Total
	Preferred Stock		Common Stock		Paid-In	Subscription	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Equity

Balance, December 31, 2010	-	$-	11,855,232	$11,855	$12,420,166	$-	$(9,805,452)	$2,626,569

Common stock issued for options cancellation	-	-	72,813	73	95,712	-	-	95,785

Common stock issued for license	-	-	150,000	150	176,850	-	-	177,000

Common stock issued for acquisition of subsidiaries	-	-	5,779,762	5,780	10,164,229	(2,632,192)	-	7,537,817

Common stock issued for consulting services	-	-	743,903	744	972,406	-	-	973,150

Common stock issued for employee incentives	-	-	66,667	66	114,601	-	-	114,667

Common stock issued for exercise of options	-	-	34,805	35	17,965	-	-	18,000

Stock option and warrant expense	-	-	-	-	7,809,893	-	-	7,809,893

Preferred shares and warrants issued for cash	200,000	200	-	-	1,999,800	-	-	2,000,000

Net loss attributed to common shareholders for the year ended
December 31, 2011	-	-	-	-	-	-	(14,108,343)	(14,108,343)

Balance, December 31, 2011	200,000	200	18,703,182	18,703	33,771,622	(2,632,192)	(23,913,795)	7,244,538

Common stock issued upon conversion of debt	-	-	1,220,501	1,221	1,463,092	-	-	1,464,313

Common stock issued upon conversion
of preferred stock and accrued dividends	(70,750)	(71)	790,417	790	105,448	-	-	106,167

Common stock issued for acquisition of project rights	-	-	366,529	366	486,284	-	-	486,650

Common stock issued for consulting services	-	-	370,741	371	497,058	-	-	497,429

Common stock cancelled for technology	-	-	(75,000)	(75)	(89,175)	-	-	(89,250)

Common stock cancelled for exercise of options	-	-	(84,180)	(84)	84	-	-	-

Common stock cancelled for stock subscription receivable	-	-	(877,364)	(877)	(2,631,315)	2,632,192	-	-

Common stock issued upon exercise of warrants and options	-	-	467,723	468	128,143	-	-	128,611

Preferred shares and warrants issued for cash and services	380,902	381	-	-	3,598,007	-	-	3,598,388

Stock option and warrant expense	-	-	-	-	4,892,060	-	-	4,892,060

Derivative attached to preferred stock	-	-	-	-	110,990	-	-	110,990

Net loss attributed to common shareholders for the year ended
December 31, 2012	-	-	-	-	-	-	(10,152,154)	(10,152,154)

Balance, December 31, 2012	510,152	510	20,882,549	20,883	42,332,298	-	(34,065,949)	8,287,742

The accompanying notes are an integral part of these consolidated financial statements.

BLUE EARTH, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity (Continued)

					Additional	Stock		Total
	Preferred Stock		Common Stock		Paid-In	Subscription	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Equity

Balance, December 31, 2012	510,152	510	20,882,549	20,883	42,332,298	-	(34,065,949)	8,287,742

Preferred shares and warrants issued for cash	903,500	904	-	-	8,516,411	-	-	8,517,315

Common stock cancelled for assets	-	-	(458,644)	(458)	(1,291,288)	-	-	(1,291,746)

Common stock issued for equipment	-	-	64,263	64	195,295	-	-	195,359

Common stock issued for subsidiaries	-	-	20,578,211	20,578	58,898,806	-	-	58,919,384

Common stock issued upon conversion of debt	-	-	389,358	389	573,159	-	-	573,548

Common stock issued upon exercise of warrants and options	-	-	8,007,870	8,008	13,988,313	(1,600,000)	-	12,396,321

Common stock issued upon conversion
of preferred stock and accrued dividends	(843,652)	(844)	9,631,853	9,632	3,216,259	-	-	3,225,047

Common stock issued for services	-	-	1,110,383	1,110	2,767,127	-	-	2,768,237

Stock option and warrant expense	-	-	-	-	14,408,656	-	-	14,408,656

Net loss attributed to common shareholders for the year ended
December 31, 2013	-	-	-	-	-	-	(28,661,844)	(28,661,844)

Balance, December 31, 2013	570,000	$570	60,205,843	$60,206	$143,605,036	$(1,600,000)	$(62,727,793)	$79,338,019

The accompanying notes are an integral part of these consolidated financial statements.

BLUE EARTH, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	For the Year Ended
	December 31,
	2013	2012	2011

OPERATING ACTIVITIES
Net loss	$(25,473,394)	$(9,607,134)	$(14,018,986)
Adjustments to reconcile net loss to net cash
used in operating activities:
Stock options and stock warrants issued for services	14,408,656	4,307,594	7,809,893
(Gain) loss on derivative valuation	-	(2,037,325)	749,166
Derivative attached to preferred stock	-	110,990	-
(Gain) loss on settlement of debt	(637,096)	23,133	-
Loss on settlement of license	-	164,667	-
Stock issued for services	2,698,187	497,429	863,052
Depreciation and amortization	2,745,126	2,532,673	1,209,769
Amortization of debt discount	58,366	37,306	-
Changes in operating assets and liabilities:
Accounts receivable and billings in excess	(2,827,827)	(2,615,316)	126,032
Inventory	(53,920)	251,903	(347,174)
Construction in progress	(1,548,859)	(401,886)	-
Prepaid expenses and deposits	(1,013,109)	303,819	(17,439)
Accrued dividends payable	-	(240,921)	(35,202)
Accounts payable and accrued expenses	(325,872)	986,768	(260,627)

Net Cash Used in Operating Activities	(11,969,742)	(5,686,300)	(3,921,516)
Net Cash Provided by (Used in) Discontinued Operating Activities	108,653	5,539	(236,374)

INVESTING ACTIVITIES
Purchase of license	-	-	(100,000)
Acquisition of subsidiaries	-	-	(1,185,392)
Other receivables	(2,195,554)	-	-
Purchase of property and equipment	(126,351)	(10,188)	(117,789)

Net Cash Used in Investing Activities	(2,321,905)	(10,188)	(1,403,181)
Net Cash Used in Discontinued Investing Activities	(2,924)	-	(21,738)

FINANCING ACTIVITIES
Proceeds from common stock warrants and
options exercised, net of $421,553 of offering costs	12,396,321	91,950	-
Proceeds from related party loans	420,000	1,605,000	16,336
Proceeds from preferred stock, net of $517,685 of offering costs	8,517,315	3,598,388	2,000,000
Cash received from subsidiary	531,460	-	1,711,655
Proceeds from notes payable	3,000,000	1,208,008	-
Repayment of notes payable	(2,034,312)	(776,481)	(1,614,442)
Repayment of related party loans	(691,853)	(6,614)	-

Net Cash Provided by Financing Activities	22,138,931	5,720,251	2,113,549
Net Cash Provided by (Used in) Discontinued Financing Activities	(34,648)	(49,306)	74,534

NET INCREASE (DECREASE) IN CASH	7,918,365	(20,004)	(3,394,726)
CASH AT BEGINNING OF YEAR	485,366	505,370	3,900,096

CASH AT END OF YEAR	$8,403,731	$485,366	$505,370

The accompanying notes are an integral part of these consolidated financial statements.

BLUE EARTH, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Continued)

	For the Year Ended
	December 31,
	2013	2012	2011

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:
Interest	$187,999	$83,625	$49,324
Income taxes	-	-	-

NON CASH FINANCING ACTIVITIES:
Common stock issued upon conversion of debt	$573,548	$1,441,180	$-
Common stock issued upon conversion of preferred stock	3,225,047	708	-
Common stock cancelled for assets	(1,291,746)	(253,917)	-
Common stock issued for acquisition of subsidiaries	58,919,384	-	10,170,009
Common stock issued for license	-	-	177,000
Common stock issued for equipment	195,359	-	-
Common stock cancelled for subscription	-	(2,632,192)	-
Common stock cancelled	-	(84)	-
Cashless exercise of warrants	-	147	-
Initial debt discounts on notes payable	-	71,172	-
Interest reclassification to notes payable	-	7,853	-
Preferred dividends declared	3,188,450	545,020	89,357
Warrant vesting recognized as a prepaid expense	-	513,294	-
Warrants exercised for accrued wages	-	36,660	-
Shares issued for construction in progress costs	-	486,650	-

The accompanying notes are an integral part of these consolidated financial statements.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 and 2011

NOTE 1 - DESCRIPTION OF BUSINESS

Blue Earth, Inc. and subsidiaries (the “Company”), a Nevada Corporation headquartered in Henderson, Nevada, is a comprehensive provider of energy efficiency and alternative/renewable energy solutions for small and medium sized commercial and industrial facilities. The Company also owns, manages and operates independent power generation systems constructed in conjunction with these services. The Company’s turnkey energy solutions enable our customers to reduce or stabilize their energy related expenditures and lessen the impact of their energy use on the environment. The Company’s services include the development, engineering, construction, operation and maintenance and in some cases, financing of small and medium scale alternative/renewable energy power plants including solar photovoltaic (PV), Combined Heat and Power (CHP) or on-site cogeneration and fuel cells. The Company provides its customers with a variety of measures to improve the efficiency of their facilities’ energy consumption by designing, developing, engineering, installing, operating, maintaining and monitoring their major building systems, including refrigeration, lighting and heating, ventilation and air-conditioning.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These accounting principles require management to make certain estimates, judgments and assumptions. Management believes that the estimates, judgments and assumptions upon which they rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements as well as the reported amounts of revenues and expenses during the periods presented. The consolidated financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. Significant estimates include the estimates of depreciable lives and valuation of property and equipment, valuation and amortization periods of intangible assets, valuation of derivatives, valuation of payroll tax contingencies, valuation of share-based payments, and the valuation allowance on deferred tax assets.

Principles of Consolidation

The consolidated financial statements for 2013 reflect the financial position and operations of the Company and its wholly- owned subsidiaries, Blue Earth Tech, Inc. (BET), Castrovilla, Inc. (Castrovilla), Blue Earth Energy Management, Inc.  (BEEM), Blue Earth Energy Partners, LLC. (BEEP), Ecolegacy Gas & Power, LLC (Eco), Xnergy, Inc. (Xnergy), Blue Earth Energy Management Services, Inc. (BEEMS), Blue Earth Finance, Inc. (BEF), IPS Power Engineering, Inc. (IPS), Intelligent Power, Inc. (IP), and Millennium Power Solutions, LLC (MPS) .  The consolidated financial statements for 2012 reflect the financial position and operations of the Company and its wholly- owned subsidiaries, Blue Earth Tech, Inc. (BET), Castrovilla, Inc., (Castrovilla), Blue Earth Energy Management, Inc.  (BEEM), Ecolegacy Gas & Power, LLC (Eco), Xnergy, Inc. (Xnergy), Blue Earth Energy Management Services, Inc. (BEEMS) and Blue Earth Finance, Inc. (BEF). For the year ended December 31, 2011, the consolidated financial statements included the accounts of Blue Earth Tech, Inc, Castrovilla, Inc. and Blue Earth Energy Management, Inc. The 2011 consolidated financial statements also include the accounts of Ecolegacy, LLC and Xnergy, Inc. from September 1, 2011. The Company’s subsidiary HVAC Controls and Specialties, Inc. was disposed of subsequent to December 31, 2013 and is classified as discontinued operations in all periods presented.

Intangible Assets

The Company records the purchase of intangible assets not purchased in a business combination in accordance with the ASC Topic 350 and records intangible assets acquired in a business combination in accordance with ASC Topic 805. In connection with the purchases of IP, MPS, Castrovilla. and Xnergy, the Company has recorded $26,501,859 as the value of customer contracts and technology. These amounts are being amortized over their estimated useful lives of 5 years for customer contracts and 17 years for technology. The Company recorded amortization expense of $2,617,618, $2,342,178 and $1,100,798 during the years ended December 31, 2013, 2012 and 2011, respectively. Annual amortization expense will be $3,153,666 through 2016 when it will fall to $834,571 through 2030.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 and 2011

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable

The Company records accounts receivable related to its construction contracts based on billings or on amounts due under the contractual terms. Accounts receivable throughout the year may decrease based on payments received, credits for change orders, or back charges incurred.

Management reviews accounts receivable periodically to determine if any receivables will potentially be uncollectible. Management’s evaluation includes several factors including the aging of the accounts receivable balances, a review of significant past due accounts, economic conditions, and our historical write-off experience, net of recoveries. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. The Company’s allowance for doubtful accounts was $63,709, $27,427 and $171,176 as of December 31, 2013, 2012 and 2011, respectively.

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents. There were no cash equivalents at December 31, 2013, 2012 and 2011.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the estimated useful lives of the assets per the following table. Expenditures for additions and improvements are capitalized while repairs and maintenance are expensed as incurred.

Category	Depreciation Term
Leasehold improvements	39 years or term of lease
Computer and office equipment	3-5 years
Equipment and tools	5-10 years
Vehicles	5 years

Long-Lived Assets

Management evaluates the recoverability of the Company’s identifiable intangible assets and other long-lived assets in accordance with ASC Topic 360, which generally requires the assessment of these assets for recoverability when events or circumstances indicate a potential impairment exists. Events and circumstances considered by the Company in determining whether the carrying value of identifiable intangible assets and other long-lived assets may not be recoverable include, but are not limited to: significant changes in performance relative to expected operating results, significant changes in the use of the assets, significant negative industry or economic trends, a significant decline in the Company’s stock price for a sustained period of time, and changes in the Company’s business strategy. In determining if impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. If impairment is indicated based on a comparison of the assets’ carrying values and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair market value of the assets.

Fair Value Measurements

On January 1, 2008, the Company adopted the provisions of ASC Topic 820 “Fair Value Measurements and Disclosures”. ASC Topic 820 defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements. Excluded from the scope of ASC Topic 820 are certain leasing transactions accounted for under ASC Topic 840, “Leases.” The exclusion does not apply to fair value measurements of assets and liabilities recorded as a result of a lease transaction, but measured pursuant to other pronouncements within the scope of ASC Topic 820.

Reserve for Warranty

The Company has accrued a reserve for the estimated cost of completing warranteed services. The reserve is $65,590, $1,717 and $25,241 as of December 31, 2013, 2012 and 2011 respectively.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 and 2011

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising

The Company conducts advertising for the promotion of its services. In accordance with ASC Topic 720-35-25, advertising costs are charged to operations when incurred. Advertising costs aggregated $111,495, $107,215 and $300,927 for the years ended December 31, 2013, 2012 and 2011, respectively.

Revenue Recognition

The Company generates revenues from professional services contracts. Customers are billed, according to individual agreements. Revenues from professional services are recognized on a completed-contract basis, in accordance with ASC Topic 605-35, “Construction-Type and Production-Type Contracts.” Under the completed-contract basis, contract costs are recorded to a deferred asset account and billings and/or cash received are recorded to a deferred revenue liability account during the periods of construction. Costs include direct material, direct labor and subcontract labor. All revenues, costs, and profits are recognized in operations upon completion of the contract. A contract is considered completed when all costs except insignificant items have been incurred and final acceptance has been received from the customer. Corporate general and administrative expenses are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss as incurred. For uncompleted contracts, the deferred asset (accumulated contract costs) in excess of the deferred liability (billings and/or cash received) is classified under current assets as costs in excess of billings on uncompleted contracts. The deferred liability (billings and/or cash received) in excess of the deferred asset (accumulated contract costs) is classified under current liabilities as billings in excess of costs on uncompleted contracts. Contract retentions are included in accounts receivable.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year, and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if, based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized. A liability (including interest if applicable) is established in the consolidated financial statements to the extent a current benefit has been recognized on a tax return for matters that are considered contingent upon the outcome of an uncertain tax position. Applicable interest is included as a component of income tax expense and income taxes payable.

ASC Topic 740-10-30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740-10-40 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the Company has not recorded a liability for unrecognized tax benefits. As of December 31, 2013, the tax years 2010 through 2013 remain open for IRS audit. The Company has received no notice of audit from the Internal Revenue Service for any of the open tax years. The provisions of ASC Topic 740-10-25-09, provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. The term “effectively settled” replaces the term “ultimately settled” when used to describe recognition, and the terms “settlement” or “settled” replace the terms “ultimate settlement” or “ultimately settled” when used to describe measurement of a tax position under ASC Topic 740. Topic 740-10-25-09 clarifies that a tax position can be effectively settled upon the completion of an examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 and 2011

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basic and Diluted Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the periods presented. Diluted net loss per common share is computed using the weighted average number of common shares outstanding for the period, and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options, stock warrants, convertible preferred stock or other common stock equivalents. Options to purchase 1,011,290, 960,761 and 607,791 common shares and warrants to purchase 25,632,407, 19,807,876 and 16,020,366 common shares were outstanding at December 31, 2013, 2012 and 2011, respectively, but were not included in the computation of diluted loss per share because the effects would have been anti-dilutive. These options and warrants may dilute future earnings per share.

Stock-Based Compensation

The Company recognizes compensation expense for stock-based compensation in accordance with ASC Topic No. 718. For employee stock-based awards, the Company calculates the fair value of the award on the date of grant using the Black-Scholes method for stock options; the expense is recognized over the service period for awards expected to vest. For non-employee stock-based awards, the Company calculates the fair value of the award on the date of grant in the same manner as employee awards, however, the awards are revalued at the end of each reporting period and the pro rata compensation expense is adjusted accordingly until such time the nonemployee award is fully vested, at which time the total compensation recognized to date shall equal the fair value of the stock-based award as calculated on the measurement date, which is the date at which the award recipient’s performance is complete.

The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from original estimates, such amounts are recorded as a cumulative adjustment in the period estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience.

Comprehensive Income

The Company has no items of other comprehensive income as of December 31, 2013, 2012 and 2011.

Accounting for Derivatives

The Company evaluates its options, warrants, preferred stock, or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC Topic 815, “Derivatives and Hedging”. The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income (expense). Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815 are reclassified to liability at the fair value of the instrument on the reclassification date.

Research and Development

In accordance with ASC Topic 730, “Research and Development”, expenditures for research and development of the Company’s products and services are expensed when incurred, and are included in operating expenses. The Company recognized research and development costs of $252,597, $582 and $14,230, for the years ended December 31, 2013, 2012 and 2011, respectively.

Inventory

Inventory is recorded at the lower of cost or market (net realizable value) using the average cost method. The inventory on hand as of December 31, 2013, 2012 and 2011 (zero) and consists of motors, controllers, miscellaneous refrigeration parts and raw gasket material at costs of $383,799  (net of $-0- allowance ), $221,548 (net of $-0- allowance) and $473,451 (net of $25,000 allowance), respectively. The Company does not have any work in progress.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 and 2011

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position or its financial statements.

NOTE 3 - PREPAID EXPENSES AND DEPOSITS

The components of the Company’s prepaid expenses as of December 31, are as follows:

	2013	2012	2011
Consulting fees (term 1-9 months)	$1,680,818	$696,868	$440,038
Rent ( term 1 month)	14,534	-	-
Insurance (term 11 months)	147,321	42,555	29,000
Deposits (term 1 month)	94,070	182,494	71,213
Total prepaid expenses	$1,936,743	$921,917	$540,251

NOTE 4 - TECHNOLOGY LICENSE

On May 16, 2011, the Company purchased a license to energy conservation technology known as “SwitchGenie”. The purchase price was $100,000 and 150,000 shares of the Company’s common stock valued at $1.18 per share, which was the market price on the transaction closing date. The license also requires the Company to pay a royalty based upon SwitchGenie sales. The Company had prepaid $68,213 in royalties against the license as of December 31, 2011 which was included in prepaid expenses. The Company was amortizing the cost of the license over the expected life of 5 years and has recorded $13,850 and $-0- of amortization expense during the year ended December 31, 2012 and 2011, respectively. During the year ended December 31, 2012 the Company returned the technology license to the licensor in exchange for 75,000 shares of common stock and terminated the exclusive license and entered into a non-exclusive license and supply agreement.

NOTE 5 - PROPERTY AND EQUIPMENT

The major classes of assets as of December 31, are as follows:

	2013	2012	2011
Office and computer equipment	$323,185	$395,281	$395,281
Software	95,931	-	-
Manufacturing and installation equipment	402,063	149,434	149,434
Leasehold improvements	759,304	759,304	759,304
Vehicles	262,011	213,940	230,879
Sub Total	1,842,493	1,517,959	1,534,898
Accumulated Depreciation	(984,282)	(862,293)	(698,025)
Net	$858,212	$655,666	$836,873

Depreciation expense was $127,508, $213,633 and $105,985, for the years ended December 31, 2013, 2012 and 2011, respectively. Approximately $858,212 of the Company’s property and equipment serves as security against its long-term debt.

NOTE 6 - INTANGIBLE ASSETS

The major classes of assets as of December 31, are as follows:

	2013	2012	2011
Cost:
Castrovilla customer base	$2,533,164	$2,533,164	$2,533,164
Xnergy customer base	9,137,225	9,137,225	9,137,225
Intelligent Power patents	4,147,832	-	-
Millenium Power battery technology	10,039,872	-	-
Total Cost	25,858,093	11,670,389	11,670,389
Accumulated Amortization:
Castrovilla customer base	(1,474,950)	(983,300)	(491,650)
Xnergy customer base	(4,264,038)	(2,436,594)	(609,148)
Intelligent Power patents	(101,663)	-	-
Millenium Power battery technology	(196,860)	-	-
Total Accumulated Amortization	(6,037,513)	(3,419,894)	(1,100,799)
Net	$19,820,580	$8,250,495	$10,569,590

The Company recorded amortization expense of $2,617,618, $2,342,178 and $1,100,798 during the years ended December 31, 2013, 2012 and 2011, respectively. Annual amortization expense will be $3,153,666 through 2016 when it will fall to $834,571 through 2030.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 and 2011

NOTE 7 - OTHER RECEIVABLES

On August 30, 2013 the Company entered into a Strategic Partnership Agreement with Talesun Solar USA, Ltd. (“Talesun”) and New Generation Power LLC (“NGP”), as amended on October 23, 2013 which includes a commitment from Talesun to grant the Company engineering, procurement and construction contracts (“EPC”) for 18 MW of Talesun Solar PV projects.  NGP granted the Company EPC contracts for a minimum of 147 MW of projects over the next 20 months.  In addition, the Company has agreed to make a $6.5 million loan in solar projects. $2,000,000 was loaned as of December 31, 2013 and the balance is due by March 31, 2014, unless extended by the parties. The loan is collateralized by safe harbored solar panels to be utilized on NGP’s solar projects. NGP contracts with the Company to build the solar projects on a cost plus basis. The loan is to be repaid during the construction phase of the projects.

NOTE 8 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company follows the provisions of ASC 820 for fair value measurements of all nonfinancial assets and nonfinancial liabilities not recognized or disclosed at fair value in the financial statements on a recurring basis. The accounting standard for fair value measurements provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. Fair value is defined as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The accounting standard established a fair value hierarchy which requires an entity to maximize the use of observable inputs, where available. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value. An asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The Company had no nonfinancial assets and nonfinancial liabilities as of December 31, 2013 and 2012. Liabilities measured at fair value on a recurring and non-recurring basis consisted of the following at December 31, 2013 and 2012:

	Total Carrying Value at December 31, 2012/2013	(Level 1)	(Level 2)	(Level 3)
Liabilities:
Warrant derivative liability	$-	$-	$-	$-

The following is a summary of activity of Level 3 liabilities for the years ended December 31, 2012 and 2011:

Balance at December 31, 2010	$1,288,159
Change in fair value 2011	749,166
Balance at December 31, 2011	2,037,325
Change in fair value 2012	(2,037,325)
Balance at December 31, 2012	-
Change in fair value 2013	-
Balance at December 31, 2013	$-

The Company estimates the fair value of the warrant derivative liability utilizing the Black-Scholes option pricing model, which is dependent upon several variables such as the expected warrant term, expected volatility of our stock price over the expected warrant term, expected risk-free interest rate over the expected warrant term, and the expected dividend yield rate over the expected warrant term. The Company believes this valuation methodology is appropriate for estimating the fair value of the warrant derivative liability. The warrants expired unexercised in December 2012. The following table summarizes the assumptions the Company utilized to estimate the fair value of the warrant derivative liability at December 31, 2011:

Assumptions	December 31, 2011
Expected term (years)	1.8 -9.7
Expected volatility	152%
Risk-free interest rate	0.71% - 4.13%
Dividend yield	0.00%

The expected warrant term is based on the remaining contractual term. The expected volatility is based on historical volatility. The risk-free interest rate is based on the U.S. Treasury yields with terms equivalent to the expected term of the related warrant at the valuation date. Dividend yield is based on historical trends. While the Company believes these estimates are reasonable, the fair value would increase if a higher expected volatility was used, or if the expected dividend yield increased.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 and 2011

NOTE 8 - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

There were no changes in the valuation techniques during the years ended December 31, 2013 and December 31, 2012. The estimated fair value of certain financial instruments, including cash and cash equivalents and current liabilities, are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Employment Agreements

On March 1, 2011, the Board of Directors of the Company amended the employment agreements of Dr. Johnny R. Thomas and John C. Francis.  Each of their employment agreements provide for annual salaries of $174,000 and $150,000, respectively.

On May 16, 2013, the Company entered into employment agreements with its Chief Operating Officer and with its Chief Financial Officer which pay each of them $300,000 per year. They agreed to a reduced salary of $120,000 each for the first year.

Legal Matters

The Company is subject to litigation in the normal course of business. The Company records a liability for legal settlements when the amount is estimable and determined to be likely.

Operating Leases

The Company leases office and manufacturing facilities from unrelated parties under non-cancellable operating leases. The leases are typically five years. As of December 31, 2013, future minimum lease payments are as follows:

Year	Amount
2014	$449,532
2015	419,532
2016	409,752
2017	363,972
2018	363,972
Thereafter	3,432,000
Total	$5,438,760

NOTE 10 - STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue up to 25,000,000 shares of preferred stock having a par value of $0.001 per share.

During 2013 the Company issued 903,500 shares of its Series C preferred stock at $10 per share for gross proceeds of $9,035,000. Each share of Series C preferred stock was convertible into 10 shares of the Company’s common stock and is subject to automatic conversion upon the Company’s common stock trading at least $2.18 per share for 60 consecutive calendar days. The Series C preferred stock provides for an 8% dividend if paid in cash or a 12% dividend if paid in shares of common stock. The Holder of the Series C preferred stock received common stock purchase warrants to purchase one share for every two shares of common stock issuable upon conversion of Series C Preferred Stock.

During 2012 the Company issued 283,052 shares of its Series B preferred stock at $10 per share for proceeds of $2,830,520. Each share of Series B preferred stock is convertible into 10 shares of the Company’s common stock and was subject to automatic conversion upon the Company’s common stock trading at least $2.20 per share for 60 consecutive days.  The Series B preferred stock provides for an 8% dividend if paid in cash or a 12% dividend if paid in shares of common stock. The Holder of the Series B preferred stock received common stock purchase warrants to purchase one share for every two shares of common stock issuable upon conversion of Series B Preferred Stock.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 and 2011

NOTE 10 - STOCKHOLDERS’ EQUITY (Continued)

During 2011 the Company issued 200,000 shares of its Series A preferred stock at $10 per share for proceeds of $2,000,000. During the year ended December 31, 2012 the Company issued an additional 97,067 shares of Series A preferred stock for proceeds of $970,670. Each share of Series A preferred stock was convertible into 10 shares of common stock and automatic conversion upon the Company’s common stock trading at least $2.25 per share for 60 consecutive days. The Series A preferred stock also provides for an 8% dividend if paid in cash or a 12% dividend if paid in shares of common stock. The Holder of the Series A preferred stock received common stock purchase warrants to purchase one share for every two shares of common stock issuable upon conversion of Series A Preferred Stock.

During the year ended December 31, 2013, 129,250 shares of the Series A, 380,902 shares of the Series B and  333,500 shares of the Series C preferred stock with the related accrued dividends were converted into 9,631,853 shares of common stock. During the year ended December 31, 2012, 70,750 shares of the Series A preferred stock with the related accrued dividends were converted into 790,417 shares of common stock.

The Company has accrued a preferred dividend payable of $403,690 and $440,287 on the preferred stock as of December 31, 2013 and 2012, respectively.

The Warrants attached to the Series A, B and C preferred stock are substantially the same. Upon the exercise of a Class A Warrant for the $3.00 Exercise Price, the Holder shall receive one share of Common Stock and a Class B Common Stock Purchase Warrant (“Class B Warrant”) to purchase one share of Common Stock at $6.00 per share, subject to redemption and/or temporary reduction by the Company.

The Class B Warrant shall be exercisable into shares of Common Stock at any time, or from time-to-time, up to and including 5:00 p.m. (Pacific Coast Time) on the third anniversary date from the date of the last issuance of the Class B Warrants, unless previously called or extended by the Company on thirty (30) days’ prior written notice; provided, however, if such date is not a Business Day, then on the Business Day immediately following such date. Upon the exercise of the Class B Warrant for the $6.00 Exercise Price, the Holder shall receive one share of Common Stock and a Class C Common Stock Purchase Warrant (“Class C Warrant”) to purchase one share of Common Stock at $12.00 per share, subject to redemption and/or temporary reduction by the Company.

The Class C Warrant shall be exercisable into shares of Common Stock at any time, or from time-to-time, up to and including 5:00 p.m. (Pacific Coast Time) on the third anniversary date from the date of the last issuance of the Class C Warrants, unless previously called or extended by the Company on thirty (30) days’ prior written notice; provided, however, if such date is not a Business Day, then on the Business Day immediately following such date. The Company will determine the value of the Class B Warrant when the Class A Warrants are exercised and the value of the Class C Warrant when the Class B Warrants are exercised.

Common Stock

The Company is authorized to issue up to 100,000,000 shares of common stock having a par value of $0.001 per share, of which 60,205,843 and  20,882,549 shares were issued and outstanding at December 31, 2013 and 2012, respectively.

During the year ended December 31, 2013 the Company issued 389,358 shares of its common stock upon the conversion of $573,548 of debt. The Company issued 9,631,853 shares of its common stock upon the conversion of 843,652 shares of preferred stock and accrued dividends of $3,225,047. The Company issued 64,263 shares of common stock for manufacturing equipment valued at $195,359 and issued 20,578,211 shares of common stock for construction projects and energy storage and monitoring technologies. The Company issued 1,110,383 shares for consulting services valued at $2,768,237 and 8,007,870 shares upon the exercise of warrants and options for cash of $12,396,321 and notes receivable of $1,600,000. The Company cancelled 92,115 common shares previously issued as consideration for a line of credit valued at $298,453 and 366,529  common shares which were issued for rights to certain solar projects.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 and 2011

NOTE 10 - STOCKHOLDERS’ EQUITY (Continued)

During the year ended December 31, 2012 the Company issued 1,220,501 shares of its common stock upon the conversion of $1,464,313 of debt. The Company issued 790,417 shares of its common stock upon the conversion of 70,750 shares of preferred stock and accrued dividends of $111,924. The Company issued 366,529 shares of common stock for certain solar project rights valued at $486,650 and cancelled 75,000 shares of common stock for the termination of rights to technology valued at $253,917. The Company issued 370,741 shares for consulting services valued at $497,429 and 467,723 shares upon the exercise of warrants and options valued at $128,611. The Company cancelled 84,180 common shares as consideration for the exercise of warrants and 877,364 common shares in exchange for a stock subscription receivable.

Incentive Stock Option and Warrant Grants to Consultants and Employees

2009 Incentive Stock Option Plan

During the year ended December 31, 2013 the Company granted 110,000 stock purchase options to its employees under its 2009 Incentive Stock Option Plan. The options have a 10 year exercise period (1 year upon termination of employment) and are exercisable at prices ranging from $2.30 to $2.90 per share.

During the year ended December 31, 2012 the Company granted 372,970 stock purchase options to its employees under its 2009 Incentive Stock Option Plan. The options have a 10 year exercise period and are exercisable at $1.23 to $1.72 per share.

As of December 31, 2013, 3,480,128 shares were remaining under the 2009 Plan for future issuance.

Stock Purchase Warrants

During the year ended December 31, 2013 the Company granted 10,500,000 stock purchase warrants to executive employees. The warrants have a 10 year exercise period and are exercisable at prices ranging from $0.01 to $2.15 per share. The Company also granted 3,850,000 stock purchase warrants to consultants. The warrants have a 1 to 10 year exercise period and are exercisable at prices ranging from $0.01 to $2.90 per share. The Company granted 430,902 stock purchase warrants to the placement agents on its Class C preferred stock. The warrants have a 5 year exercise period and are exercisable at $1.75 per share. The Company also issued 4,292,500 A warrants to the purchasers of the Class C preferred stock with an exercise period of 1 year and an exercise price $3.00. The Company also issued 4,029,154 B warrants to the exercisers of the A warrants attached to the Class A and B preferred stock with an exercise period of 1 year and an exercise price $6.00.

During the year ended December 31, 2012 the Company granted 2,112,500 stock purchase warrants to a director (1,212,500) and executive employees (900,000). The warrants have a 5 to 10 year exercise period and are exercisable at $0.01 to $1.16 per share. The Company also granted 4,035,000 stock purchase warrants to consultants. The warrants have a 1 to 10 year exercise period and are exercisable at $0.01 to $1.39 per share. The Company also granted 146,750 stock purchase warrants to the placement agents on its Class B preferred stock. The warrants have a 5 year exercise period and are exercisable at $1.75 per share. The Company also reset the exercise price for 3,597,500 options from $1.00 to $1.24 per share to $0.01 per share and recognized $467,271 of expense due to the reset. The Company also issued 1,415,260 A warrants to the purchasers of the Class B preferred stock with an exercise period of 1 year and an exercise price $3.00.

The Company recorded compensation expense of $14,408,741 and $4,307,594 for the years ended December 31, 2013 and 2012, respectively, in connection with these stock warrants and options.

The Company estimates the fair value of share-based compensation utilizing the Black-Scholes option pricing model, which is dependent upon several variables such as the expected option term, expected volatility of our stock price over the expected option term, expected risk-free interest rate over the expected option term, expected dividend yield rate over the expected option term, and an estimate of expected forfeiture rates. The Company believes this valuation methodology is appropriate for estimating the fair value of stock options granted to employees and directors which are subject to ASC Topic 718 requirements. These amounts are estimates and thus may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants. The Company recognizes compensation on a straight-line basis over the requisite service period for each award. The following table summarizes the assumptions the Company utilized to record compensation expense for stock warrants and options granted during the years ended December 31,:

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 and 2011

NOTE 10 - STOCKHOLDERS’ EQUITY (Continued)

	2013	2012	2011
Expected term (years)	5.0 - 10.0	5.0 - 10.0	5.0-10
Expected volatility	101.49-103.25%	94.45-116.86%	160%
Weighted-average volatility	101.49-103.25%	94.45-116.86%	160%
Risk-free interest rate	3.64-3.99%	0.23-1.53%	3.99%
Dividend yield	0%	0%	0%
Expected forfeiture rate	0%	0%	0%

The expected life is computed using the simplified method, which is the average of the vesting term and the contractual term. The expected volatility is based on historical volatility. The risk-free interest rate is based on the U.S. Treasury yields with terms equivalent to the expected term of the related option at the time of the grant. Dividend yield is based on historical trends. While the Company believes these estimates are reasonable, the compensation expense recorded would increase if the expected life was increased, a higher expected volatility was used, or if the expected dividend yield increased. A summary of the Company’s stock option activity during the years ended December 31, 2013, 2012 and 2011 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	No. of	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value

Balance Outstanding, December 31, 2010	298,500	$1.00	9.8
Granted	97,791	1.68	5.0
Granted	450,000	1.72	10
Forfeited	(238,500)	0.94	9
Balance Outstanding, December 31, 2011	607,791	1.63	9.8	1,018,089
Granted	52,720	1.37	10.0
Granted	10,000	1.23	10
Granted	175,000	1.27	10
Granted	135,250	1.72	10
Exercised	(20,000)	0.90	9.8
Balance Outstanding, December 31, 2012	960,761	1.58	8.2	1,520,695
Granted	10,000	2.30	10
Granted	100,000	2.90	10
Expired	(52,720)	1.37	--
Exercised	(6,751)	1.57	--
Balance Outstanding, December 31, 2013	1,011,290	$1.85	8.22	$1,851,695
Exercisable, December 31, 2013	465,053	$1.60	7.97	$744,885

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 and 2011

NOTE 10 - STOCKHOLDERS’ EQUITY (Continued)

A summary of the Company’s warrant activity during the years ended December 31, 2013, 2012 and 2011 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	No. of	Exercise	Contractual	Intrinsic
	Warrants	Price	Term	Value
Balance Outstanding, December 31, 2010	11,870,116	$2.31		$27,457,223
Granted	2,660,000	2.53	5.00
Forfeited	(18,000)	1.00	--
Granted	1,489,250	3.00	1.00
Forfeited	(50,000)	1.25	--
Granted	69,000	1.75	5.00
Balance Outstanding, December 31, 2011	16,020,366	2.53	2.78	33,801,473
Granted	900,000	1.16	5.00
Granted	700,000	1.33	5.00
Granted	660,000	0.01	8.00
Granted	75,000	0.10	10.00
Granted	2,400,000	1.00	5.00
Granted	1,415,260	3.00	1.00
Granted	1,412,500	0.01	10.00
Granted	146,750	1.75	5.00
Forfeited	(3,495,000)	(1.96)	--
Exercised	(427,000)	(0.47)	(6.31)
Balance Outstanding, December 31, 2012	19,807,876	1.63	7.04	32,194,216
Granted	3,600,000	1.18	10.00
Granted	3,000,000	0.01	10.00
Granted	2,400,000	1.18	10.00
Granted	1,400,000	0.01	10.00
Granted	1,000,000	1.00	10.00
Granted	200,000	0.01	10.00
Granted	200,000	2.00	5.00
Granted	250,000	0.01	5.00
Granted	2,300,000	0.01	10.00
Granted	4,292,500	3.00	3.00
Granted	4,029,154	6.00	3.00
Granted	430,902	1.75	5.00
Forfeited	(9,276,906)	(2.40)	--
Exercised	(8,001,119)	(1.60)	--
Balance Outstanding December 31, 2013	25,632,407	$1.69	6.52	$40,983,200
Exercisable, December 31, 2013	18,582,407	$2.23	5.40	$41,512,700

The Company expects all non-contingent outstanding employee stock options to eventually vest. As of December 31, 2013, there were total unrecognized compensation costs related to non-vested share-based compensation arrangements of $17,597,601 which is expected to be recognized over the respective vesting periods which extend through 2016. As of December 31, 2012, there were total unrecognized compensation costs related to non-vested share-based compensation arrangements of $1,328,375, which is expected to be recognized over the respective vesting periods which extend through 2015.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 and 2011

NOTE 11 - INCOME TAXES

The Company files a consolidated U.S. income tax return. The amounts provided for income taxes are as follows for the years ended December 31:

	2013	2012	2011
Current (benefit) provision: federal	$--	$--	$--
Current (benefit) provision: state	--	--	--
Total current provision	--	--	--
Deferred (benefit) provision	--	--	--
Deferred (benefit) provision relating to reduction of valuation allowance	--	--	--
Total deferred provision	--	--	--
Total provision (benefit) for income taxes from continuing operations	$--	$--	$--

Significant items making up the deferred tax assets and deferred tax liabilities as of December 31 are as follows:

Deferred tax assets:	2013	2012	2011
Net operating loss carry forward	$6,806,200	$3,736,000	$1,973,400
Capital loss carryover	381,600	381,600	381,600
Allowance for doubtful accounts	39,600	24,600	81,500
Related party accruals	58,100	17,800	--
Accrued vacation	25,900	28,100	30,000
Depreciation	43,600	35,800	--
Allowance for obsolete inventory	--	--	10,600
	7,355,000	4,223,900	2,477,100
Less: valuation allowance	(7,355,000)	(4,223,900)	(2,477,100)
Total deferred tax assets	--	--	--
Total deferred tax liabilities	--	--	--
Total net deferred tax assets (liabilities)	$--	$--	$--

A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. Accordingly, a valuation allowance was established in 2013, 2012 and 2011 for the full amount of our deferred tax assets due to the uncertainty of realization. Management believes that based upon its projection of future taxable operating income for the foreseeable future, it is more likely than not that the Company will not be able to realize the benefit of the deferred tax asset at December 31, 2013. The net changes in the valuation allowance during the year was an increase of $3,131,100 in 2013 and increase of $1,796,800 in 2012.

At December 31, 2013, the Company had $16,121,000 of net operating loss carry forwards which will expire in various years through 2033. Under the provision of the Tax Reform Act of 1986, when there has been a change in an entity’s ownership of 50 percent or greater, utilization of net operating loss carry forwards may be limited. As a result of the Company’s equity transactions, the Company’s net operating losses may be subject to such limitations and may not be available to offset future income for tax purposes. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change provisions of the Internal Revenue Code of 1986, as amended.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 and 2011

NOTE 11 - INCOME TAXES (Continued)

The annual limitation may result in the expiration of net operating losses and credits before utilization and in the event we have a change of ownership, utilization of the carry forwards could be restricted. The Company’s effective income tax expense (benefit) differs from the statutory federal income tax rate of 34% as follows for the years ended December 31,:

	2013	2012	2011

Federal tax rate applied to loss before income taxes	34.0%	34.0%	34.0%
State income taxes, net of federal benefit	3.5%	3.5%	3.5%
Permanent differences	-0.5%	-0.9%	-0.9%
Change in valuation allowance	-23.1%	-39.4%	-39.4%
Other	-13.9%	2.8%	2.8%
Income tax expense (benefit)	0.0%	0.0%	0.0%

NOTE 12 - CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited in the local currency in three financial institutions in the United States. The balance, at any given time, may exceed Federal Deposit Insurance Corporation insurance limits. As of December 31, 2013 and 2012, there was $7,214,159 and $57,405, respectively, in excess of insurable limits.

NOTE 13 - CONSTRUCTION IN PROGRESS

Construction in Progress-Short Term

The short-term construction in progress represents costs accumulated on several solar and co-generation projects at various stages of completion. Included in materials and labor is the cost of the Waianae PV-02 project which was purchased on July 26, 2013 as a partially completed project and which it substantially completed by December 31, 2013. The construction in progress is classified as short-term because the projects are expected to be completed within one year. A summary of construction in progress-short term as of December 31, are as follows:

	2013	2012	2011
Materials and Labor	$2,044,150	$376,386	$--
Designs and Permitting	210,752	329,657	--
Total	$2,254,902	$706,043	$--

The Company intends to sell the solar projects. The Company will charge to cost of sales the construction costs of the projects it sells.

Construction in Progress-Long Term

The long-term construction in progress represents the costs accumulated on 7 gas to steam/electricity co-generation projects in the United States and Canada.  The co-generation projects were purchased in the acquisition of IPS and GREG. The costs are classified as long-term because the projects are expected to take more than one year to complete.

A summary of construction in progress-long term as of December 31, are as follows:

	2013	2012	2011
Designs for co-generation projects	$44,035,500	$-	$-
Total	$44,035,500	$-	$-

The Company intends to hold the co-generation projects to generate revenues as an energy producer. The Company will depreciate the construction costs for the projects it does not sell over the 20 year term of the energy purchase contract upon commencement of revenues. The terms of the co-generation contracts provide that the Company will sell electricity and steam to the meat processing plants connected to the co-generation plants and will sell the excess electricity to the electrical utility adjacent to the property.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 and 2011

NOTE 14 - RELATED PARTY TRANSACTIONS

Employment Contracts

On March 1, 2011, the Board of Directors of the Company amended the employment agreements of Dr. Johnny R. Thomas and John C. Francis.  Each of their employment agreements dated September 1, 2010 were amended effective February 1, 2011, to increase their annual salaries by $75,000.  Johnny R. Thomas’s salary increased from $99,000 to $174,000 and John Francis’s salary from $75,000 to $150,000.

Johnny R. Thomas and John C. Francis were each awarded five-year performance warrants to purchase 1,000,000 shares each at an exercise price of $1.25 per share.  The warrants will vest if and when the Company achieves certain revenues, net income and/or EBITDA milestones for four trailing quarters.  For each executive officer, a total of 412,500 warrants vest upon four different milestones when annual revenues exceed revenue milestones increasing from $50 to $200 million.  Achieving net income levels in excess of $0.20/share to more than $0.50/share will vest 262,500 warrants upon four different milestones.  The remaining 325,000 warrants will vest upon four different milestones when the Company’s EBITDA performance exceeds $0.40/share to more than $1.00 per share. Mr. Thomas and Mr. Francis also have the right  to vest the warrants by exercising the warrants; accordingly, the value of the warrants has been expensed in the financial statements. In November 2012 the warrant exercise price was reduced to $0.01 per share, the term of warrants were extended to 10 years and the vesting criteria was amended to remove the milestone criteria and to effectively vest immediately. The Company recognized $277,037 of compensation expense due to the modification of the warrants.

Stock Subscription Receivables

On June 17, 2008, two of Xnergy Inc.’s former stockholders agreed to purchase the shares of another shareholder for $2,486,850. Concurrent with this agreement, Xnergy, Inc. agreed to issue a promissory note for the payment for the stock. The liability was recorded along with notes receivable from the purchasing stockholders. The notes receivable were assumed by the Company in the purchase of Xnergy, Inc. and have no repayment terms, are non-interest bearing and are unsecured accordingly they are classified as stock subscription receivables. As of December 31, 2011, the receivables totaled $2,632,192. During the year ended December 31, 2012 the Company received and cancelled 877,364 shares of its common stock as satisfaction of the stock subscription receivables. As of December 31, 2013 the Company had stock subscriptions receivable of $1,600,000.

Related Party Payables

In connection with the purchase of Castrovilla and Xnergy, the Company entered into promissory notes to pay outstanding liabilities to the former shareholders. During the year ended December 31, 2013 the Company borrowed $420,000 from and repaid $691,853 to a director. During the year ended December 31, 2013 the Company issued 238,480 shares of common stock in satisfaction of $271,871 of related party debt. During the year ended December 31, 2012 the Company borrowed $1,605,000 from a director. The notes payable are secured by certain of the Company’s construction projects, due upon demand and bear interest at 12% per annum. A summary of the maturity of the related party payables is as follows:

Amount of Principal
Year	Payments Due
2014	$1,337,151
2015	-
2016	-
2017	-
2018	-
Thereafter	-
Total	$1,337,151

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 and 2011

NOTE 15 - ACCRUED EXPENSES

A summary of accrued expenses as of December 31, are as follows:

	2013	2012	2011
Sales Tax Payable	$11,802	$95,104	$178,224
Credit Cards Payable	85,015	173,263	181,318
Accrued Interest Payable	188,419	57,187	-
Payroll Taxes Payable	11,852	155,464	19,348
Other	125,368	32,396	8,000
Total	$422,456	$513,414	$386,890

NOTE 16 - LONG TERM DEBT

Credit Line Payable

During the year ended to December 31, 2013 the Company received $3,000,000 in proceeds from a line of credit. The Company repaid the line $1,500,000 during the year ended December 31, 2013. The line of credit is for up to $10,000,000 subject to approval of the use of proceeds by the lender. The line of credit accrues interest at 12% per annum and is secured by the Company’s assets.

Promissory Notes Payable

The Company assumed promissory notes payable in connection with the purchase of Xnergy, Inc. and its subsidiary HVAC Controls, Inc. During the year ended December 31, 2012 the Company issued 1,185,389 shares of its common stock upon the conversion of $1,391,188 of debt. During the year ended December 31, 2012 the Company received $1,208,008 from subordinated promissory notes payable. The notes accrue interest at 10% per annum, are unsecured and are due from 6 months to 5 years from the date of issuance. The Company repaid $534,312 and $776,481 of promissory notes payable during the years ended December 31, 2013 and 2012. The Company has no promissory notes payable as of December 31, 2013.

Automobile Contracts Payable

The Company has entered into purchase contracts for its vehicles.  The contracts bear interest at an average interest rate of approximately 5% per annum, are secured by the vehicles. The composition of these automobile contracts  payable are summarized in the table below:

Amount of Principal Payments Due
2014	$4,476
2015	-
2015	-
2017	-
2018	-
Thereafter	-
Total	$4,476

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 and 2011

NOTE 17 - ACQUISITION OF SUBSIDIARIES

Castrovilla, Inc.

Effective January 1, 2011, Castrovilla Energy, Inc., “Energy”, a newly formed subsidiary of Blue Earth Energy Management Services, Inc., which is a subsidiary of Blue Earth, Inc, entered into a merger agreement with Castrovilla, Inc. wherein Energy purchased all of the issued and outstanding shares of Castrovilla, Inc. for  1,011,095  shares of restricted common stock of Blue Earth, Inc.  These shares were valued based on the quoted market price on the effective date of the transaction, January 1, 2011, at $1.90 per share, or $1,921,081.

Immediately after the transaction, Energy ceased to exist and Castrovilla, Inc. became the surviving corporation, a wholly owned subsidiary of Blue Earth Energy Management Services, Inc..  Simultaneous with this purchase, Energy entered into an asset purchase agreement with Humitech of NC, LLC, “Humitech”, whereby the assets of Humitech and certain related liabilities were sold to Energy for  $150,000 cash and 267,857 restricted common shares of Blue Earth, Inc. valued based on the quoted market price on the effective date of the transaction, January 1, 2011, at $1.90 per share or $508,928. The purchase resulted in a distributorship asset and customer base of $2,458,250.  The reason for the purchase was to expand the Company’s energy efficiency operations.  According to the purchase method of accounting, the acquisition was recorded as follows:

Purchase Price	Shares	Price	Total
Castrovilla	1,011,095	$1.90	1,921,081
Humitech	267,857	$1.90	508,928
Cash			150,000
Total Purchase Price			$2,580,009
Assets at Fair Value
Cash			$466,620
Accounts receivable			325,199
Inventory			150,627
Property and equipment			53,088
Other assets			115,804
Distributorship and customer base			2,458,250
Total Assets			$3,569,588
Liabilities Assumed at Fair Value
Accounts payable and accrued expenses			$414,314
Notes payable			575,265
Cash			150,000
Equity			2,430,009

Total Liabilities and Equity			$3,569,588

The Company has recognized revenues of $3,858,020 for the year ended December 31, 2011 for Castrovilla. The Company has recognized a net loss $608,367 for the year ended December 31, 2011 for Castrovilla.

In the acquisition the Company issued an aggregate of 1,011,095 shares of its Common Stock, initially valued at $1.68 per share or $1,700,000 on the date the agreement was made, to the stockholders of Castrovilla, Inc. in exchange for all of the outstanding capital stock of Castrovilla, Inc.  All of the 1,279,762 shares issued in the Castrovilla Acquisition (collectively, the “Company Shares”) are subject to Lock-up/Leak-out and Guaranty Agreements, as amended.  The two Castrovilla, Inc. stockholders, John Pink, who continues as President of Castrovilla, Inc. and Adam Sweeney, together with Humitech (the “Stockholders”) could not sell any of the Company Shares for a six-month period beginning on the Effective Date of the Plan of January 1, 2011 and ending on June 30, 2011.  Thereafter and ending June 30, 2013, the three stockholders may sell up to 2,461 Company Shares per trading day in the aggregate until all Company Shares are sold (the “Lock-up Period”).

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 and 2011

NOTE 17 - ACQUISITION OF SUBSIDIARIES (Continued)

The Company contingently guaranteed (the “Guaranty”) to the Stockholders the net sales price of $1.68 per share, provided the Stockholders are in compliance with the terms and conditions of the Lock-up Agreement and the hereinafter described performance criteria are met.

A number of shares equal in value to fifty percent (50%) of the profits, if any, from the sale of shares above $3.36 per share during the Lock-up Period will be returned to the Company.  Any deficit from sales below $1.68 per share shall be paid (i) 50% in cash, and (ii) the remaining 50% in either cash or shares of Common Stock of the Company provided certain Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) performance criteria are achieved as discussed in the next paragraph  (at their then current fair market value, or any combination thereof, at the sole discretion of the party making the payment).

In the event that Castrovilla Inc.'s EBITDA during the Lock-up Period is less than the budgeted amount of $722,000 of EBITDA per year for each of the years ended December 31, 2012 and 2013, the $1.68 per share guaranteed price shall be decreased by the same percentage decrease that EBITDA is below the projected $722,000 of EBITDA.  All of such calculations will be in accordance with GAAP and derived from the Company’s reviewed financial statements for the first three fiscal quarters of the fiscal year and audited financial statements for the full year. The targeted EBITDA for the 12-month period from July 1, 2011 to June 30, 2012 is $722,000, or $180,500 per quarter (the quarterly rate of $180,500 is a constant for each quarter through to the end of the Lock-up/Guarantee period).  Therefore, the Targeted EBITDA for the 12-months ended December 31, 2011, was $722,000. The targeted EBITDA for each subsequent 12 month period shall be $722,000, which shall be compared to the actual performance for the most recent 12 month reporting period as illustrated above and multiplied times $1.68 to arrive at the guaranteed share price, if any. These targeted amounts may be reduced if a majority of the Board of Directors agree on budget changes which require an acceleration of expenses thereby affecting a current year’s budgeted EBITDA. No adjustment in the targeted amounts for guarantee purposes will be made.

In addition, under the Plan, the Company paid $50,000 to an unaffiliated third party for an existing obligation of Castrovilla, Inc. The above described Castrovilla Acquisition was completed on January 19, 2011, with an effective date of January 1, 2011.  Pursuant to the terms and conditions of the Plan described above, Castrovilla Energy, Inc., a wholly-owned subsidiary of the Company, was merged with and into Castrovilla, Inc., the Surviving Corporation, on January 21, 2011.

Xnergy, Inc. and Subsidiary

On September 7, 2011 the Company acquired 100% of the outstanding common stock of Xnergy, Inc. and its wholly-owned subsidiary HVAC Controls & Specialties, Inc., a Carlsbad, California based energy services company (“Xnergy’). Simultaneously, the Company purchased all of the membership interests of ecoLegacy, LLC (“eco”), a California limited liability company, which serves as a financing vehicle for Xnergy. Xnergy provides a broad range of energy solutions including specialized mechanical engineering and the design, construction and implementation of energy savings projects, energy conservation, energy infrastructure outsourcing, power generation and energy supply and risk management.  Xnergy also provides comprehensive maintenance and service programs, including every aspect of heating, ventilation and air-conditioning (HVAC), mechanical systems for design-build to repair and retrofit services.

Xnergy had an alternative energy project pipeline opportunity of approximately $585 million. The projects are all located in California and the target clients are those that have a premium credit rating and have large energy needs. These candidates include hotels/casinos, industrial manufacturing, life sciences, telecommunications, medical, churches, pharma and public facilities. The $585 million alternative energy project pipeline is comprised of designing, building, implementing and servicing three cutting-edge alternative energy technologies: Solar PV, Geothermal and Fuel Cells, all of which is subject to obtaining project financing.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 and 2011

NOTE 17 - ACQUISITION OF SUBSIDIARIES (Continued)

The Company issued 4,500,000 shares of its common stock for all of the outstanding shares of Xnergy valued at $3.00 per share in the merger agreement. However, the common shares were subsequently valued at $1.72 per share for accounting purposes based upon the average closing price of the Company’s common stock from September 8, 2011 through trading on September 26, 2011.  The Company also assumed the obligation of $1,415,088 due to a former shareholder of Xnergy for the purchase of his shares by the exchanging shareholders of Xnergy. The Company assumed $143,681 of debt as the consideration for the purchase of ecoLegacy, a California limited liability company. Hence, for valuation purposes, the proper price/share for accounting purposes is $1.72/share or $7,740,000 for the shares plus the cash component as stated above.

The purchase resulted in a distributorship asset and customer base of $9,137,225.  The reason for the purchase was to expand the Company’s energy efficiency operations.  According to the purchase method of accounting, the acquisition was recorded as follows:

Purchase Price	Shares	Price	Total
Xnergy, Inc. and HVAC Controls & Specialties, Inc.	4,500,000	$1.72	$7,740,000

Assets at Fair Value
Cash			$1,442,319
Receivables			710,437
Other current assets			150,278
Property and equipment			86,548
Related party receivable			2,632,192
Customer base			9,137,225
Total Assets			$14,158,999
Liabilities Assumed at Fair Value
Accounts payable			$379,227
Accrued liabilities			1,606,074
Notes payable			4,433,698
Equity			7,740,000
Total Liabilities and Equity			$14,158,999

The Company has recognized revenues of $1,457,643 for the four months ended December 31, 2011 for Xnergy and HVAC. The Company has recognized a net loss $962,723 for the four months ended December 31, 2011 for Xnergy and HVAC.

The table below presents, on a retroactive basis the condensed consolidated statements of operations for the periods presented to include the operations of Castrovilla and Xnergy.  In the above referenced acquisitions Castrovilla and Xnergy were not considered the predecessor for accounting purposes.  The pro forma condensed consolidated statements of operations are presented below for comparative purposes and to provide additional information and disclosure to the reader.

Pro forma Condensed Consolidated Statement of Operations

December 31,
2011
Revenues	$8,682,109
Net Loss	$(7,244,198)

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 and 2011

NOTE 17 - ACQUISITION OF SUBSIDIARIES (Continued)

IPS Power Engineering, Inc.

As of July 15, 2013, the Company, together with its wholly-owned subsidiary IPS Acquisition Corp., simultaneously entered into and completed an Agreement and Plan of Merger (the “Agreement”) dated as of July 15, 2013, with IPS Power Engineering Inc. (“IPS”), Global Renewable Energy Group, Inc. (“GREG”) and the Stockholders of IPS and GREG (the “Acquisitions”). IPS is an EPCM company (engineering, procurement, construction and management) and GREG is an affiliated renewable energy company, which companies specialize in the combined heat and power (“CHP”) alternative energy space.  The Company plans to build seven power plants and sell the thermal and electric power generated to one large customer and to local utilities through long-term power purchase agreements.  Pursuant to the terms of the Agreement, an aggregate of 15,550,000 shares of Blue Earth Common Stock (the “Merger Consideration”) was issued to the former stockholders of IPS and GREG (the “Stockholders”).  The Merger Consideration was determined by the parties based on the mutually agreed upon future revenues and earnings forecast prepared by management of IPS and GREG.  The Merger Consideration consists of:  5,000,000 Blue Earth shares issued at closing to the Stockholders, which vested immediately but are subject to lock-up agreements; 150,000 Blue Earth shares issued as a finder’s fees; and 10,500,000 Blue Earth shares issued at closing to the Stockholders, and held in escrow, and which will be released at the rate of 1,500,000 Blue Earth shares per Initial Project (as defined) on the date that each of the Initial Projects or substituted similar value as mutually agreed to by Blue Earth and IPS, commences producing commercial power subject to the terms and conditions of the Lock-Up Agreements. At the Closing the Stockholders exchanged 100% of the outstanding shares of IPS and GREG for the Merger Consideration. Through the Agreement, IPS Acquisition Corp. and GREG merged with and into IPS, with IPS as the surviving entity, in accordance with the Utah Revised Business Corporation Act.  IPS will be operated as a wholly-owned subsidiary of the Company. The common shares were valued at $2.84 per share for accounting purposes based upon the 10 day average closing price of the Company’s common stock preceding the closing of the transaction. Also, in connection with employment agreements entered into with the officers of IPS, the Company granted an aggregate of 6,000,000 warrants with an exercise price of $1.18 per share and term of 10 years. 400,000 of these warrants vest upon the commencement of power production for each of the first seven cogeneration plants with 125,000 additional warrants vesting upon the commencement of power production for each subsequent plant. Accordingly, the expense related to these warrants will be recorded when they vest.

The purchase resulted in a construction in progress asset of $44,029,229.  The reason for the purchase was to expand the Company’s energy efficiency operations.  According to the purchase method of accounting, the acquisition was recorded as follows:

Purchase Price	Shares	Price	Total
IPS Power Engineering, Inc. and Global Renewal Energy Group, Inc.	15,500,000	$2.84	$44,035,500
Assets at Fair Value
Cash			$ 2,733
Accounts receivable			2,500
Prepaid expenses			665
Property and equipment			3,725
Construction in progress			44,029,229
Total Assets			$44,038,852

Liabilities Assumed at Fair Value
Accounts payable and accrued expenses			$3,352
Equity			44,035,500

Total Liabilities and Equity			$44,038,852

The Company has recognized revenues of $11,444 for the year ended December 31, 2013 for IPS and GREG. The Company has recognized a net loss $319,931 for the year ended December 31, 2013 for IPS and GREG.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 and 2011

NOTE 17 - ACQUISITION OF SUBSIDIARIES (Continued)

Intelligent Power, Inc.

As of July 24, 2013 the Company, together with its wholly-owned subsidiary Intelligent Power Acquisition, Inc. simultaneously entered into and completed an Agreement and Plan of Merger (the “Agreement”), with Intelligent Power, Inc. (“IP”), and the Stockholders of IP (the “Acquisition”). IP owns patented demand response, cloud based, real-time energy management technology.  Pursuant to the terms of the Agreement, an aggregate of 1,383,400 shares of the Company’s Common Stock (the “Merger Consideration”) was issued to the former stockholders of IP (the “Stockholders”). At the Closing the Stockholders exchanged 100% of the outstanding shares of IP for the Merger Consideration. Through the Agreement, Intelligent Power Acquisition, Inc. merged with and into IP, with IP as the surviving entity, in accordance with the Oregon Business Corporations Act.  IP will be operated as a wholly- owned subsidiary of the Company. The common shares were valued at $2.88 per share for accounting purposes based upon the 10 day average closing price of the Company’s common stock preceding the closing of the transaction.

The purchase resulted in a patent and technology asset of $4,147,832.  The reason for the purchase was to expand the Company’s energy efficiency operations.  According to the purchase method of accounting, the acquisition was recorded as follows:

Purchase Price	Shares	Price	Total
Intelligent Power, Inc.	1,383,400	$2.88	$3,984,192
Assets at Fair Value
Cash			$911
Prepaid expenses			2,000
Property and equipment			3,464
Patent costs			48,442
Technology			4,147,832
Total Assets			$4,202,649
Liabilities Assumed at Fair Value
Accounts payable			$14,600
Accrued liabilities			203,857
Equity			3,984,192
Total Liabilities and Equity			$4,202,649

The Company has recognized revenues of $-0- for the year ended December 31, 2013 for IP. The Company has recognized a net loss $556,775 for the year ended December 31, 2013 for IP.

Millennium Power Solutions, LLC

As of August 23, 2013, the Company, together with its wholly-owned subsidiary MPS Acquisition Corp., simultaneously entered into and completed an Agreement and Plan of Merger (the “Agreement”) Millennium Power Solutions LLC (“MPS”) and the Key Members of MPS (the “Acquisition”). MPS designs and manufactures intelligent, digital, rechargeable battery products and backup systems with twice the energy of lead acid batteries in a smaller space.  The environmentally friendly product is completely recyclable with no issues of hazardous out-gassing, corrosion, flammable or explosive characteristics.  The initial, patent pending, intelligent Battery Backup System designed and manufactured by MPS was created for signalized intersections when loss of utility power occurs.  The UltraPower Stealth Battery Backup System (UPStealthTM ) can be formed in various configurations that allow the intelligent battery to bend around corners and fit into spaces that cannot be accessed by traditional battery backup systems.  Pursuant to the terms of the Agreement, an aggregate of 3,694,811 shares of the Company’s common stock (the “Merger Consideration”) was issued to the former members of MPS (the “Members”).  In addition, the principals of MPS are entitled to receive a per-year earn-out equal to ten (10%) percent of the profits of MPS as a separate wholly-owned subsidiary of the Company payable in shares of the Company’s common stock valued at the then current fair market value.  The earn-out is limited to a five year period and has an aggregate cap of $3,572,199. At the closing the stockholders exchanged 100% of the outstanding membership interests of MPS for the Merger Consideration. Through the Agreement, MPS Acquisition Corp. was merged with and into MPS, with MPS as the surviving entity, in accordance with the Oregon Business Corporations Act.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 and 2011

NOTE 17 - ACQUISITION OF SUBSIDIARIES (Continued)

Purchase Price	Shares	Price	Total
Millennium Power Solutions, LLC	3,694,811	$2.95	$10,899,692
Assets at Fair Value
Cash			$531,460
Receivables			35,019
Inventory			113,138
Property and equipment			203,756
Battery technology			10,039,872
Total Assets			$10,923,245
Liabilities Assumed at Fair Value
Accounts payable			$21,894
Accrued liabilities			1,659
Equity			10,899,692
Total Liabilities and Equity			$10,923,245

The common shares were valued at $2.95 per share for accounting purposes based upon the 10 day average closing price of the Company’s common stock preceding the closing of the transaction.

The Company has recognized revenues of $107,253 for the year ended December 31, 2013 for MPS. The Company has recognized a net loss $236,014 for the year ended December 31, 2013 for MPS.

The table below presents, on a retroactive basis the condensed consolidated statements of operations for the periods presented to include the operations of IPS, GREG, IP and MPS.  In the above referenced acquisitions IPS, GREG, IP and MPS were not considered the predecessor for accounting purposes.  The pro forma condensed consolidated statements of operations are presented below for comparative purposes and to provide additional information and disclosure.

Pro forma Condensed Consolidated Statement of Operations

December 31,
2013
Revenues	$10,466,736
Net Loss	$(26,615,595)

December 31,
2012
Revenues	$8,566,660
Net Loss	$(11,170,308)

The Company determined the acquisition date fair value of the assets acquired in the preceding transactions based upon the discounted future cash flows of the construction in progress or technology acquired.

NOTE 18 - OPERATING SEGMENTS

Operating segments are defined as components of an enterprise about which separate and discreet financial information is available and is evaluated regularly by the chief operating decision-maker in assessing performance and determining how to best allocate Company resources. The Company’s chief operating decision makers direct the allocation of resources to operating segments based on the profitability and cash flows of each respective segment.

The Company has two principal operating segments: (1) construction of alternative energy facilities, and (2) energy efficiency remediation.  These operating segments were delineated based on the nature of the products and services offered.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 and 2011

NOTE 18 - OPERATING SEGMENTS (Continued)

The Company evaluates the financial performance of the respective segments based on several factors, of which the primary measure is business segment income before taxes. The accounting policies of the business segments are the same as those described in ‘‘Note 2: Significant Accounting Policies.’’ All significant intercompany transactions and balances have been eliminated. The following tables show the operations of the Company’s reportable segments for the years ended December 31, 2013,  2012 and 2011:

	Energy	Construction and
	Efficiency	Maintenance	Corporate	Consolidated
December 31, 2013
Revenues	$3,366,037	$6,656,828	$282,871	$10,305,736
Cost of sales	1,537,749	5,534,754	93,961	7,166,464
Depreciation and amortization	517,973	1,888,059	339,094	2,745,126
General and administration	2,756,496	2,991,800	20,004,540	25,752,836
Other income (expense)	(29,191)	(1,697)	112,425	81,537
Net income (loss)	$(1,475,372)	$(3,759,482)	$(20,042,299)	$(25,277,153)
Total assets	$915,612	$6,610,949	$78,904,205	$86,430,766

	Energy	Construction and
	Efficiency	Maintenance	Corporate	Consolidated
December 31, 2012
Revenues	$3,444,821	$5,022,144	$-	$8,466,965
Cost of sales	2,153,694	3,456,142	-	5,609,836
Depreciation and amortization	511,981	1,876,904	143,788	2,532,673
General and administration	2,302,447	2,482,062	6,850,707	11,635,216
Other (expense)	(34,023)	12,466	1,691,739	1,670,182
Net income (loss)	$(1,557,324)	$(2,780,498)	$(5,302,756)	$(9,640,578)
Total assets	$865,746	$3,713,170	$10,368,030	$14,946,946

	Energy	Construction and
	Efficiency	Maintenance	Corporate	Consolidated
December 31, 2011
Revenues	$3,861,534	$1,052,584	$-	$4,914,118
Cost of sales	1,593,299	966,246	-	2,559,545
Depreciation and amortization	542,110	629,148	38,511	1,209,769
General and administration	2,786,623	1,022,834	10,505,378	14,294,835
Other (expense)	(39,519)	(7,589)	(803,209)	(850,317)
Net income (loss)	$(1,100,017)	$(1,553,233)	$(11,347,098)	$(14,000,348)
Total assets	$1,281,437	$1,518,422	$11,282,926	$14,082,785

NOTE 19 - DISCONTINUED OPERATIONS

On January 24, 2014, the Company entered into an Acquisition Agreement (the Agreement).  Pursuant to the Agreement, the buyers purchased from the Company, all of the issued and outstanding common stock of HVAC Controls Specialties, Inc. (HVAC), its wholly-owned subsidiary.  The purchase price for HVAC was $160,000 to be paid as follows: $40,000 for the release of accrued compensation, $30,000 for the assumption of the debts of HVAC and $90,000 in the form of a promissory note. Accordingly, the Company’s financial statements have been retroactively restated for all periods presented to reflect the assets, liabilities and operations of HVAC as discontinued.

Revenues of the discontinued operations were $2,252,245, $1,499,108 and $405,059 during the years ended December 31, 2013, 2012 and 2011, respectively.

BLUE EARTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013, 2012 and 2011

NOTE 20 - SUBSEQUENT EVENTS

Issuances of Common Stock

On January 2, 2014 the Company issued 150,000 shares of its common stock to consultants for services valued at $2.53 per share. On January 16, 2014 the Company issued 135,520 shares of common stock upon the conversion of 12,100 shares of its Series C preferred stock and accrued dividends of $38,356. On January 17, 2014 the Company issued 100,000 shares upon the exercise of warrants for cash of $1,000. On January 29, 2014 the Company issued 89,600 shares of common stock upon the conversion of 8,000 shares of its Series C preferred stock and accrued dividends of $16,552. On February 3, 2014 the Company issued 33,600 shares of common stock upon the conversion of 3,000 shares of its Series C preferred stock and accrued dividends of $17,217. On February 12, 2014 the Company issued 50,000 shares of its common stock to consultants for services valued at $2.63 per share. On February 13, 2014 the Company issued 56,000 shares of common stock upon the conversion of 5,000 shares of its Series C preferred stock and accrued dividends of $17,275.  On February 18, 2014 the Company issued 25,090 shares of its common stock to a consultant for services valued at $2.69 per share. On February 19, 2014 the Company issued 62,264 shares upon the exercise of warrants per the terms of the consulting agreement.

On January 31, 2014, the Company entered into a two-year employment agreement with Donald R. Kendall, Jr. which shall be automatically extended for one-year periods unless terminated by either party on at least thirty (30) days’ prior written notice.  There is no specific time requirement under the contract. Mr. Kendall is being compensated at the rate of $120,000 per annum.  He received an aggregate of 1,300,000 stock options under his employment contract (plus 200,000 shares for his personal goodwill) exercisable at $2.00, the fair market value of the Company’s common stock, when the purchase price was agreed to on December 4, 2013.  The Company agreed to negotiate in good faith success fees for transactions he introduces or for which Kendall is actively involved.  Mr. Kendall is entitled to a year’s severance pay, plus earned bonuses if his contract is terminated by him for good reason (as defined) or if he is terminated without cause (as defined).  Kendall is subject to a non-compete and non-solicitation for the longer of the period he is employed by the Company or for two years from the execution of his employment agreement.

Acquisitions

On February 12, 2014 the Company issued an aggregate of 1,750,000 shares of its common stock (including 1,725,000 shares for personal goodwill) to acquire all of the outstanding shares of Kenmont Solutions Capital GP, LLC a company owned by Donald Kendall, Jr. Thereupon the Company formed Blue Earth Capital, Inc. to operate as its finance raising subsidiary. The shares were valued at $2.63 per share.

Dispositions

The above-described sale of HVAC was completed effective January 24, 2014.

In accordance with ASC 855, the Company evaluated subsequent events through the date these financial statements were issued. There were no additional material subsequent events that required recognition or additional disclosure in these financial statements.

OUTSIDE BACK COVER OF PROSPECTUS

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything other than those contained in this prospectus in connection with the offer contained herein, and, if given or made, you should not rely upon such information or representations as having been authorized by Blue Earth, Inc. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time after the date of this prospectus.

DEALER PROSPECTUS DELIVERY REQUIREMENT

Until _________________, 2014 (40 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

BLUE EARTH, INC.

4,517,500 Warrants

32,311,015 Shares of Common Stock

PROSPECTUS

May ____, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the selling stockholders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$11,897.08
FINRA Registration Fee	$12,676.16
Legal fees and expenses	$100,000.00
Accounting fees and expenses	$20,000.00
Miscellaneous	$ 5,426.76
TOTAL	$150,000.00

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Nevada Revised Statutes provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

The Nevada Revised Statutes Section 78.7502 provides that:

1.) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) Is not liable pursuant to NRS 78.138; or (b)  Acted  in  good  faith  and  in  a  manner  which  he  reasonably  believed  to  be  in  or  not  opposed  to  the  best  interests  of  the  corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3). To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

The Nevada Revised Statutes Section 78.751 provides that:

1). Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to Section 78.751 subsection 2; may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2).  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3).  The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and, (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our Corporate By-Laws at Article XI, provide that the Corporation has accepted a provision indemnifying to the full extent permitted by the law, thereby eliminating or limiting the personal liability of directors, officers, employees or corporate agents for damages for breach of fiduciary duty as a director or officer, but such provision must not eliminate or limit the liability of a director or officer for (a) Acts or omissions involving intentional misconduct, fraud, or knowing violation of law; or (b) the payments of distributions in violation of Nevada Revised Statute 78.300.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO THE FORGOING PROVISIONS OR OTHERWISE, WE HAVE BEEN ADVISED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND IS, THEREFORE, UNENFORCEABLE.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

Sales by Blue Earth, Inc.

On September 1, 2010, we issued warrants to each of Johnny R. Thomas and John C. Francis, CEO and Vice-President, upon their becoming employed by the Company, to each purchase one million shares of Common Stock at $1.00 per share vesting over a three-year period.  On October 6, 2010, we issued 10,000 options at $1.00 per share to Keith Spondike, a former consultant, for services he provided to the Company.   All of the foregoing shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), which exempts transactions by an issuer not involving any public offering.  No commissions were paid and no underwriter or placement agent was involved in these transactions.

Pursuant to the Registrant’s acquisition of Castrovilla on December 31, 2010, the Company issued 267,857 shares of Common Stock to Humitech of Northern California LLC under an Asset Purchase Agreement and 505,953 shares of Common Stock to John Pink and 505,952 shares of Common Stock to Adam Sweeney under the agreement and Plan of Merger (collectively, the “Castrovilla Acquisition”).

All of the above-described 1,279,762 shares of the Company’s Common Stock were valued at $1.68 per share or an aggregate of $2,150,000. No discounts or commissions were paid and no underwriters or placement agents were involved in the Castrovilla acquisition.  In addition, an aggregate of 13,332 incentive stock options were issued to John Pink and additional 84,459 options were granted post-closing to the non-officer employees of Castrovilla, Inc. under the Company’s 2009 Equity Incentive Plan.

All of the 1,279,762 Company Shares described above were exempt from registration pursuant to the exemption set forth in Section 4(a)(2) of the Securities Act, as not involving any public offering and Rule 506 of Registration D promulgated thereunder.  No commissions were paid and no underwriter or placement agent was involved in these transactions.  The Stockholders represented and warranted in the APA and the Plan that they were sophisticated investors and had access to the same information that would be contained in the registration statement.  The above-descried options were exempt from registration pursuant to the exemption set forth in Section 4(a)(2) of the Securities Act.

In a private placement which was negotiated in December and closed on December 31, 2010, John Liviakis, the Company’s Investor Relations Representative purchase 434,782 shares of Common Stock at $1.15 per share, for an aggregate of $499,999.30  In a separate transaction, the Company extended its Investor Relations agreement with Liviakis Financial Communications (“LFC”) through November 12, 2012.  LFC was issued warrants to purchase 500,000 shares of Common Stock at $1.74 per share through November 10, 2013.

All of the shares and warrants described above were exempt from registration pursuant to the exemption set forth in Section 4(a)(2) of the Securities Act as not involving any public offering. The stockholder represented and warranted in his stock purchase agreement that he was a sophisticated investor and had access to the same information that would be contained in a registration statement.  No commissions were paid and no underwriter or placement agent was involved in these transactions.

The Board of Directors of the Company authorized the grant to each shareholder of record as of December 31, 2010, for no additional consideration, one Series C Common Stock Purchase warrant for each two (2) shares of Common Stock then owned by such stockholder.  The issuance of the Series C Warrants was exempt from registration as such transaction was not deemed to be a “sale” within the definition of such term as defined in Section 3(a)(3) of the Securities Act.

On February 21, 2011, upon his election to the Board of Directors, Laird Q. Cagan was granted 100,000 restricted shares of Common Stock. He also entered into a consulting agreement pursuant to which he was granted warrants to purchase 500,000 shares of Common Stock exercisable at $1.24 per share.

On March 1, 2011, the Board of Director amended the employment agreements of Johnny R. Thomas and John C. Francis, CEO and Vice President, respectively, to grant ten (10) year warrants to each reason to purchase 1,000,000 shares at $0.01 per share, as amended.

On March 8, 2011, the Company issued 50,000 shares of Common Stock to Joe Abrams and 100,000 shares to Brittany Jorgenson pursuant to Consulting Services Agreements.

On March 22, 2011, the Company issued 61,538 shares of Common Stock to Dan and Lori Lohrmeyer upon exercise of stock options.  On April 20, 2011, the Company issued 11,275 shares of Common Stock to Kevin Kraus upon exercise of stock options.

On May 16, 2011, the Company issued warrants to purchase 100,000 and 60,000 shares of Common Stock at $1.15 per share to James and Kaye Loughrey, respectively, consultants to the Company.  These warrants were forfeited on July 31, 2012 in connection with a settlement agreement with the Company.

On May 22, 2011, the Company issued 100,000 shares of Common Stock to Red Chip Companies pursuant to a Joint Marketing Agreement dated May 25, 2011.

On June 2, 2011, the Company issued 150,000 shares of Common Stock to SwitchGenie LLC pursuant to the License Agreement dated May 16, 2011 by and between SwitchGenie LLC and the Company.  Of these shares, 75,000 were forfeited on July 31, 2012 in connection with a settlement agreement with the Company.

On July 13, 2011, the Company issued 100,000 shares of Common Stock to Ladenberg Thalmann pursuant to Investment Banking Agreement dated July 13, 2011.

On September 7, 2011, the Company issued: (i) an aggregate of 4,500,000 shares of Common Stock to D. Jason Davis and Joseph Patalano, and (ii) 66,667 shares of Common Stock to key employees of Xnergy, Inc. pursuant to the terms and conditions of the Agreement and Plan of Merger dated September 7, 2011.  In addition, an aggregate of 66,667 restricted shares were granted to non-officer employees of Xnergy, Inc.

The shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act, which exempts transactions by an issuer not involving a public offering. No commissions were paid and no underwriter or placement agent was involved in these transactions.

On December 5, 2011, the Company issued an aggregate of 89,368 shares of Common Stock to consultants for services rendered which were valued at $1.26 per share.

On December 14, 2011, the Company issued 125,000 shares of Common Stock to a consultant for services rendered which were valued at $1.57 per share.

On March 15, 2012, the Company granted 900,000 warrants to two officers of Xnergy in exchange for indebtedness owed to them on the Xnergy Merger.

On May 7, 2012, the Company granted warrants to two independent consultants to purchase (i) 400,000 shares of Common Stock at $1.34 per share; and (ii) 300,000 shares of Common Stock at $1.32 per share.

During the year ended December 31, 2012 the Company issued 1,220,501 shares of its common stock upon the conversion of $1,464,313 of debt.  The Company issued 790,417 shares of its common stock upon the conversion of 70,750 shares of preferred stock and accrued dividends of $111,924.  The Company issued  366,529 shares of common stock for certain solar project rights valued at $486,650 and cancelled 75,000 shares of common stock for the termination of rights to technology valued at $253,917.  The Company issued 380,741 shares for consulting services valued at $497,429 and 467,723 shares upon the exercise of warrants and options valued at $128,611.  The Company cancelled 84,180 common shares as consideration for the exercise of warrants and 877,364 common shares in exchange for a stock subscription receivable.

May 14, 2012, the Company completed the first tranche of a Bridge Financing of up to $1,000,000. In connection with a loan of $100,000 the Company granted warrants to purchase up to 25,000 shares of Common Stock at $0.10 per share.  On August 6, 2012, the Company granted warrants to purchase up to 50,000 shares of Common Stock, at $.10 per share to the same lender in connection with a short term loan of $200,000.

On July 30, 2012 the Company issued 212,800 shares upon the conversion of 19,000 shares of Series A preferred stock and the related accrued dividends and authorized an aggregate of 38,209 restricted shares to its former Chief Financial Officer. On August 2, 2012 the Company issued 15,457 shares for services valued at $19,354. On August 9, 2012, the Company issued 366,529 shares to purchase certain solar projects in the state of Hawaii valued at $486,651. The Company also issued 29,412 shares for services valued at $30,000. On August 15, 2012, the Company received and cancelled 56,903 shares of its common stock upon the cashless exercise of warrants whereby it simultaneously issued 70,000 shares of its common stock. On August 16, 2012 the Company issued 13,627 shares for services valued at $19,623. On September 24, 2012 the Company issued 112,000 shares upon the conversion of 10,000 shares of preferred stock and the related accrued dividends.  On October 8, 2012, the Company issued 35,112 shares in exchange for conversion of $50,000 of indebtedness and 3,000 shares for services rendered to Castrovilla Inc. On November 5, 2010, the Company issued 115,952 shares to a consultant and 20,000 shares to a second consultant.

On July 10, 2012, the Company granted Warrants to a law firm for services rendered to purchase 100,000 shares of Common Stock at $1.00 per share.

All of the above shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering.  No commissions were paid and no underwriter or placement agent was involved in these transactions.

Between September 29, 2011 and April 11, 2012, the Company issued 297,850 shares of Series A Convertible Preferred Stock at $1.00 of Common Stock with a face value of $10,000 per share and 1,489,250 Common Stock Purchase Warrants to 17 different accredited investors.  An aggregate of 95,500 placement agent warrants were issued exercisable at $1.75 per share for five years from each date of issuance.  The shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4 (a)(2) of the Securities Act, which exempts transactions by an issuer not involving a public offering and/or pursuant to Rule 506 of Regulation D promulgated under the Securities Act.  Commissions in the aggregate amount of $95,500 equal to 10% of the gross proceeds were paid to Legend Merchant Group and Colorado Financial Service Corp. for the issuance of $955,000 of Series A Preferred Stock.

Between April 16 and October 5, 2012, the Company issued an aggregate of 283,052 shares of Series B Convertible Preferred Stock at $1.00 per share of Common Stock with a face value of $10.00 per share and 1,415,260 Common Stock Purchase Warrants to nineteen (19) different accredited  investors.  Included in the computation for the purchase price for these shares was $700,000 principal amount and $13,020 of accrued interest on 12% demand promissory notes.  The shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act, which exempts transactions by an issuer not involving a public offering and/or pursuant to Regulation D promulgated under the Securities Act.  Commissions in the aggregate amount of $120,850 equal to 10% of the gross proceeds were paid to Legend Merchant Group for the issuance of $1,208,500 of Series B Preferred Stock.  An aggregate of 120,850 placement agent warrants were issued exercisable at $1.75 per share for five years from their respective dates of issuance.

Between May 4 and July 3, 2013, the Company issued an aggregate of 903,500 shares of Series C Convertible Preferred Stock at $1.00 per share of Common stock with a face value of $10.00 per share and 4,517,500 Common Stock Purchase Warrants to 71 different accredited investors. The shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4 (a)(2) of the Securities Act, which exempts transactions by an issuer not involving a public offering and/or pursuant to Regulation D promulgated under the Securities Act.  Commissions in the aggregate amount of $371,000 equal to 10% of the gross proceeds were paid to Colorado Financial Services Corp. ($54,500) for the issuance of $545,000 of Series C Preferred Stock; Security Research Associates ($191,500) for the issuance of $1,915,000 of Series C Preferred Stock; National Securities Corp ($95,000) for the issuance of $950,000 of Series C Preferred Stock; and American Trust Investment Services, Inc. ($30,000) for the issuance of $300,000 of Series C Preferred Stock.  An aggregate of 371,000 placement agent warrants were issued exercisable at $1.75 per share for five years from their respective dates of issuance.

On January 7, 2013 the Company issued 3,000 shares of its common stock to consultants for services valued at $1.10 per share.  On January 11, 2013 a former owner of Xnergy converted $713,704 of indebtedness into 675,000 shares of common stock.  On January 14, 2013 the Company issued 45,000 shares upon the exercise of warrants per the terms of the employment agreement.  On January 22, 2013 the Company issued 100,000 shares upon the exercise of warrants per the terms of the employment agreement.  On February 5, 2013 the Company issued 162,162 shares of Common Stock to WHC Capital LLC upon the issuance of Warrants at $0.92 per share.  On February 22, 1013 the Company issued 92,115 shares of its common stock as a commitment fee for the Company’s line of credit valued at $1.09 per share.  On March 12, 2013 the Company issued 4,854 shares of its common stock to consultants for series valued at $1.01 per share.  On March 22, 2013 the Company issued 25,000 shares as an incentive to a lender to extend the expiration date of an outstanding note payable.  On March 27, 2013 the Company issued an aggregate of 155,588 shares to Joseph Patalano (20,757 shares), James C. Davis (54,831 shares) and D. Jason Davis (80,000 shares) upon the conversion of debt of $152,165.  On April 15, 2013 the Company issued 25,000 and 35,000 shares of Common Stock to two registered persons pursuant to a finder’s fee agreement.  On May 14, 2013 the Company issued 50,000 shares pursuant to a finder’s fee agreement, 34,246 shares upon conversion of $27,000 of debt and 48,646 shares upon conversion of accrued salary.  On June 24, 2013 the Company issued 64,263 shares pursuant to an equipment purchase agreement.

As of July 15, 2013, the Company issued an aggregate of 15,550,000 shares of Common Stock to the former shareholders and members of IPS and Gobbal Renewable Energy Group Inc.

As of July 23, 2013, the Company issued an aggregate of 1,383,400 shares of Common Stock to the former shareholders of Intelligent Power, Inc. pursuant to the terms and conditions of an Agreement of Plan and Merger.

As of August 23, 2013, the Company issued an aggregate of 3,694,811 shares of Common Stock to the former members of Millennium Power Solutions LLC.

As of August 6, 2013, the Company issued 60,000 shares of Common Stock to Jim Mao, a consultant to the Company; as of August 7, 2013, the Company issued 84,000 shares of Common Stock to each of Broadway Family Group LLC and Green Planet Investment Consultants LLC under consulting agreements; as of August 22, 2013 the Company issued 6,991 and 27,062 shares of Common Stock to Timothy Collins and Anders De Jounge, respectively, pursuant to the cashless exercise of warrants; as of August 27, 2013, the Company issued 13,082 shares of Common Stock to Brian G. Swift and Suzanne B. Swift TTEES DTD 3/13/91 pursuant to the cashless exercise of warrants; as of September 11, 2013, the Company issued 30,396 shares of Common Stock to Caledonian Bank Limited, c/o TCA Global Credit Master Fund, LP, pursuant to a financing transaction; as of September 19, 2013, the Company issued 20,000 shares of Common Stock to each of five (5) persons in connection with a completed acquisition; as of September 19, 2013, the Company issued 153,000 and 17,000 shares, to John Liviakis and Michael Bayes, respectively, for investor relation services; as of September 26, 2013, the Company issued 20,000 shares of Common Stock to each of four (4) persons in connection with a completed acquisition.

On January 2, 2014, 100,000 shares of common stock were issued to each of Michael Allman, James Kelly and Governor Bill Richardson in connection with their election to the Company’s Board of Directors.

On January 17, 2014 the Company issued 100,000 shares to David Lies upon the exercise of warrants for cash of $1,000.  On February 12, 2014 the Company issued an aggregate of 50,000 shares of common stock to three consultants (National Securities Corp - 7,500 shares, David Unsworth 21,500 shares and Richard Goldstein 21,250 shares) for services rendered.

On February 12, 2014 an aggregate of 1,750,000 restricted shares of common stock and options to purchase 1,500,000 shares of common stock were issued to Donald R. Kendall, Jr. in connection with his employment agreement and the purchase of Kenmont Solutions Capital GP, LLC.   An additional 25,090 shares of Common Stock were issued to Mr. Kendall on February 18, 2014, under his employment agreement in satisfaction of expenses incurred.

On March 3, 2014, 35,000 shares of Common Stock were issued to Joseph Patalano under a Consulting Agreement dated February 17, 2014.  On March 14, 2014, the Company issued 150,000 shares of its common stock to Lyons Capital, LLC, for consulting services rendered.

All of the above shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder where noted, based on the representations and warranties contained in subscription agreements, purchase agreements, or investment letters.  No commissions were paid and no underwriter or placement agent was involved in these transactions, except as noted.

ITEM 16.  Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of October 30, 2009, by and among Genesis Fluid Solutions Holdings, Inc., Genesis Fluid Solutions, Ltd. and Genesis Fluid Solutions Acquisition Corp.(1)
2.2	Certificate of Merger, dated October 30, 2009 merging Genesis Fluid Solutions Acquisition Corp. with and into Genesis Fluid Solutions, Ltd.(1)
2.3	Plan of Merger for Genesis Solutions Holdings, Inc. into Blue Earth, Inc.(6)
2.4	Asset Purchase Agreement effective January 1, 2011, by and among Castrovilla Energy Inc., Blue Earth Inc. and Humitech of Northern California, LLC(8)
2.5	Agreement and Plan of Merger by and among Castrovilla Energy, Inc., Blue Earth, Inc. and the Stockholders of Castrovilla Inc.(7)
3.1	Articles of Incorporation(15)
3.2	Bylaws(5)
3.3	Certificate of Designations and Preferences for Series A Convertible Preferred Stock (9)
3.4	Certificate of Designation and Preferences for Series B Convertible Preferred Stock (15)
3.5	Certificate of Designation and Preferences for Series C Convertible Preferred Stock (28)
4.1	Specimen Stock Certificate(11)
4.2	Form of Performance Warrant(14)
*5.1	Opinion of Davidoff Hutcher & Citron LLP(31)
10.1	Form of Subscription Agreement(1)

Exhibit No.	Description
10.3	Form of Registration Rights Agreement(1)
10.4	Form of Lockup Agreement(1)
10.5	Form of Placement Agent Warrant(1)
10.6	Form of Directors and Officers Indemnification Agreement(1)
10.7	Blue Earth, Inc. 2009 Equity Incentive Plan(8)
10.8	Form of 2009 Incentive Stock Option Agreement(1)
10.9	Form of 2009 Non-Qualified Stock Option Agreement(1)
10.10	Consulting Agreement, dated May 11, 2009, between Genesis Fluid Solutions and Liviakis Financial Communications, Inc.(1)
10.11	Amendment to Consulting Agreement, dated October 20, 2009, between Genesis Fluid Solutions and Liviakis Financial Communications, Inc.(1)
10.12	Employment Agreement, effective as of September 1, 2010 by and between Genesis Fluid Solutions Holdings, Inc. and Dr. Thomas. (6)
10.13	Employment Agreement, effective as of September 1, 2010 by and between Genesis Fluid Solutions Holdings, Inc. and Mr. Francis. (6)
10.14	Form of Series C Funding Warrant dated December 31, 2010.(11)
10.15	Form of Class B Funding Warrant.(11)
10.16	Form of Class C Funding Warrant.(11)
10.17	Form of Management Warrant issued to Johnny R. Thomas and John C. Francis’ designees.(11)
10.18	Amendment to Consulting Agreement dated as of December 21, 2010 by and between Blue Earth, Inc. and Liviakis Financial Communications, Inc. (11)
10.19	Warrant issued to Liviakis Financial Communications, Inc. as of December 21, 2010.(11)
10.20	Warrant issued to Laird Cagan dated February 24, 2011. (11)
10.21	Consulting Agreement dated February 24, 2011 by and between Cagan MacAfee Capital Partners, LLC and Blue Earth, Inc. (11)
10.22	Employment Agreement, dated as of January 1, 2011 by and between Castrovilla Inc. and John Pink. (7)
10.23	Lock-Up Agreement, dated as of December 30, 2010, by and among John Pink, Adam Sweeney and Humitech of Northern California, LLC, Castrovilla Inc. and Blue Earth, Inc.(7)
10.24	Guaranty Agreement, dated as December 29, 2010, by and among John Pink, Adam Sweeney, Castrovilla Energy and Blue Earth, Inc.(7)
10.25

Termination and Release Agreement dated as of October 1, 2010 by and among Genesis Fluid Solutions Holdings, Inc., Genesis Fluid Solutions, Ltd., Michael Hodges and Sichenzia Ross Friedman Ference LLP. (11)

10.26	Form of Subscription Agreement issued in 2011 Preferred Stock Offering (9)
10.27	Form of Series C Warrant issued in 2011 Preferred Stock Offering (9)
10.28	Finance Agreement, dated as of December 19, 2011, by and between Blue Earth, Inc. and US Energy Affiliates, Inc.(10)
10.29	Capital Stock Purchase and Lease Agreement.(13)
10.30	Promissory Note, issued by the Company to Jeff Gosselin, in the principal amount of $1,357,358.41.(13)
10.31	Mutual Hold Harmless and Indemnification Agreement.(13)
10.32	Purchase and Sale Agreement dated as of July 26, 2012, by and between White Horse Energy, LLC, as Seller and Blue Earth, Inc. as Buyer. (16)
10.33

Settlement Agreement and Release of Claims effective on July 30, 2012, by and between SwitchGenie, LLC (d/b/a Logica Lighting Controls, LLC), Blue Earth, Inc., Blue Earth Energy Management, Inc., James F. Loughrey and Kaye Loughrey. (16)

10.34	Non-Exclusive License and Supply Agreement made July 30, 2012 by and among Logica Lighting Controls, LLC (formerly SwitchGenie LLC), James F. Loughrey, and Blue Earth, Inc. (16)
10.35	Secured Promissory Note dated October 30, 2012 to Laird Q. Cagan.(17)
10.36	Independent Consulting Agreement dated November 6, 2012 by and between Blue Earth, Inc. and Laird Cagan.(18)
10.37	Secured Promissory Note dated December 12, 2012 from the Company to Laird Cagan.(20)
10.38	Security Agreement dated as of December 12, 2012 from Blue Earth to Laird Cagan.(20)
10.39	Common Stock Purchase Warrant dated as of December 12, 2012 from Blue Earth to Laird Cagan. (20)
10.40	Credit Facility Agreement, dated as of January 31, 2013 and effective February 22, 2013, by and among the Company, the Lender and the Subsidiaries.(21)

Exhibit No.	Description
10.41	Revolving Line of Credit Note, issued by the Company and the Subsidiaries to the Lender, issued as of January 31, 2013 and effective February 22, 2013.(21)
10.42	Employment Agreement between Blue Earth and Robert Potts dated as of May 16, 2013. (30) (35)(68)
10.43	Employment Agreement between Blue Earth and Brett Woodard dated as of May 16, 2013(30)(35)(69)
10.44	Agreement and Plan of Merger by and between the Company and IPS Power Engineering Inc. dated as of July 15, 2013. (23)(29) (31)
10.45	Agreement and Plan of Merger by and between the Company and Intelligent Power dated as of July 23, 2013.(24)(29)(31)
10.46	Agreement and Plan of Merger dated as of August 23, 2013 by and between the Company and Millennium Power Solutions LLC. (25)(29)(31)
10.47	Strategic Agreement dated as of August 30, 2013, by and among the Company and New Generation Power LLC & Telesun Solar U.S.A., Ltd. (26)(30)
10.48	Notice of Redemption (27)
10.49	Form of Series C Preferred Stock Subscription Agreement (28)
10.50	Form of Class A Warrant issued in connection with Series C Preferred Stock Offering (28)
10.51	Lease dated December 20, 2011 by and between the Company & CJ3, LLC for Xnergy office(31)
10.52	Employment Agreement dated May 16, 2013 between Blue Earth and Ray Lundberg (30)(35)(70)
10.53	Consulting Agreement dated July 15, 2013 by and between Blue Earth and Broadway Family Group LLC (30)(31)(71)
10.54	Consulting Agreement dated July 15, 2013 by and between Blue Earth and Green Planet Consultants LLC (30) (31)(72)
10.55	Blocking Amendment dated June 20, 2013 by and between the Company and David Lies(31)
10.56	Promissory Note dated as of October 30, 2013 from David Lies to the Company(31)
10.57	Pledge Agreement dated as of October 30, 2013 from David Lies to the Company(31)
10.58	Strategic Agreement dated as of October 10, 2013 by and among New Generation Power, LLC, Blue Earth, Inc. and Talesun Solar USA, Ltd. (36)
10.59	Amended Strategic Agreement dated as of October 10, 2013 by and among New Generation Power, LLC, Blue Earth, Inc.(36)
10.60	Promissory Note dated February 22, 2013 from Blue Earth , Inc. to Laird Q. Cagan(32)
10.61	Employment Agreement dated January 31, 2014 by and between Blue, Earth, Inc. and Donald R. Kendall, Jr. (33)
10.62	Equity Exchange Agreement dated January 31, 2014 by and among Blue Earth, Inc., Kenmont Solutions Capital GP, LLC and Donald R. Kendall, Jr. (34)
10.63	Sale of Goodwill Agreement dated as of January 31, 2014 by and between Blue Earth, Inc. and Donald R. Kendall, Jr. (34)
10.64	Independent Consulting Agreement, effective as of November 15, 2011, by and between the Company and Remanco, Inc.(34)
10.65	Amendment dated October 17, 2013 to Independent Consulting Agreement between the Company and Remanco(34)
10.66	Warrant dated October 12, 2013 issued to David Lies(34)
10.67	Consulting Agreement dated February 17, 2014 by and among Blue Earth, Inc., Jason Davis and Joey Patalano(30)(35)
10.68	Amended and Restated Employment Agreement between Blue Earth and Robert Potts dated April 21, 2014(37)
10.69	Amended and Restated Employment Agreement between Blue Earth and Brett Woodard dated April 21, 2014(37)
10.70	Amended and Restated Employment Agreement between Blue Earth and Ray Lundberg dated April 21, 2014(37)
10.71	Amended and Restated Consulting Agreement dated April 21, 2014 by and between Blue Earth, Inc. and Broadway Family Group LLC(37)
10.72	Amended and Restated Consulting Agreement by and between Blue Earth, Inc. and Green Planet Consultants LLC(37)
16.1	Letter from Davis Accounting Group P.C. (12)
21.1	List of Subsidiaries (31)
*23.1	Consent of HJ & Associates, LLC.
23.2	Consent of Davidoff Hutcher & Citron LLP (included in Exhibit 5.1)

101INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

* Filed with this Registration Statement

(1) Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on November 5, 2009, as amended on November 16, 2009 and December 14, 2009.

(2) Incorporated herein by reference to the copy of such document included as Exhibit 10.1 to our Current Report on Form 8-K filed on December 21, 2009.

(3) Incorporated herein by reference to the copy of such documents included as Exhibit 10.1 and Exhibit 10.2 to our Current Report on Form 8-K filed on December 24, 2009.

(4) Incorporated herein by reference to the copy of such document included as an exhibit to our Annual Report on Form 10-K filed on April 15, 2010.

(5) Incorporated by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on October 29, 2010.

(6) Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on August 31, 2010

(7) Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on January 24, 2011

(8) Incorporated herein by reference to the copy of such document included as an exhibit to our Annual Report on Form 10-K filed on March 31, 2011

(9) Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K/A filed on September 29, 2011

(10) Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on December 23, 2011

(11) Incorporated by reference to the copy of such document included as an exhibit to our Current Report on Form 10-K for March 31, 2010 filed on March 31, 2010

(12) Incorporated herein by reference to the copy of such document included as Exhibit 16.1 to our Current Report on Form 8-K filed on January 28, 2010.

(13) Incorporated herein by reference to the copy of such document included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2011 filed on April 16, 2012.

(14) Incorporated by reference herein to the copy of such document filed as an exhibit to or Registration Statement on Form S-8 filed on April 27, 2012.

(15) Incorporated by reference to the copy of such document included as Exhibit 3.1 to our Current Report on Form 8-K filed on April 10, 2012. (16) Incorporated by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on August 1, 2012. (17) Incorporated by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on November 2, 2012. (18) Incorporated by reference to the copy of such document included as an exhibit to our Quarterly Report on Form 10-Q filed on November 13, 2012.

(19) INTENTIALLY OMITTED

(20) Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K/A Amendment NO. 1 filed on December 20, 2012.

(21) Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on February 28, 2013.

(22) Incorporated by reference to the copy of such document included as an Exhibit to our Current Report on Form 8-K for May 16, 2013 filed on May 22, 2013.

(23) Incorporated by reference to the copy of such document included as an Exhibit to our Current Report on Form 8-K for July 15 2013 filed on July 19, 2013.

(24) Incorporated by reference to the copy of such document included as an Exhibit to our Current Report on Form 8-K for July 24, 2013, filed on July 29, 2013.

(25)  Incorporated by reference to the copy of such document included as an Exhibit to our Current Report on Form 8-K for August 23, 2013, filed on August 29, 2013.

(26) Incorporated by reference to the copy of such document included as an Exhibit to our Current Report on Form 8-K for August 30, 2013, filed on September 5, 2013.

(27)  Incorporated by reference to the copy of such document included as an Exhibit to a Current Report on Form 8-K for October 7, 2013, filed on October 7, 2013.

(28)  Incorporated by reference to the copy of such document included as an exhibit to Amendment No. 1 to a Current Report on Form 8-K for July 3, 2013, filed on January 9, 2014.

(29)  The schedules to this exhibit have not been filed with this registration statement as they contain due diligence information which the Registrant does not believe is material to an investment decision and which is otherwise described in the Registration Statement.  Summaries of the information have been included and the Company hereby agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

(30)  Confidential Treatment is no longer being requested for this exhibit which is not material and complete and has been replaced in its entirety.

(31)   Filed with Amendment No. 2 to the Registration Statement on January 24, 2014 and replaced in amendment no. 8 to the Registration Statement filed on May 12, 2014.

(32)  Filed with Amendment No. 3 to the Registration Statement on January 28, 2014.

(33)   Incorporated by reference to the copy of such documents included as an Exhibit to our Current Report on Form 8-K for January 31, 2014, filed on February 6, 2014.

(34)  Filed with Amendment No. 4 to the Registration Statement on March 18, 2014.

(35)   Filed with Amendment No. 5 to the Registration Statement on March 27, 2014 and replaced in Amendment No. 7 to the Registration Statement filed on May 5, 2014.

(36)  Filed with Amendment No. 5 to the Registration Statement on March 27, 2014.

(37)   Filed with Amendment No. 7 to the Registration Statement on March 5, 2014.

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial      bona fide     offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or' on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) (i)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial    bona fide    offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or o1herwise, the registrant has been advised 1hat in the opinion of1he Securities and Exchange Commission such indemnification is against public policy as expressed in 1he Act and is, 1herefore, nnenforceable. In the event that a claim  for indemnification against such liabilities (oilier 1han 1he payment by the registrant of expenses incurred or paid by a director, officer or controlling person of 1he registrant in 1he successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection wi1h 1he securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in 1he Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 8 to Registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada on the 12th day of May, 2014.

BLUE EARTH, INC.

By: /s/ Johnny R. Thomas

Name: Johnny R. Thomas

Title: Chief Executive Officer

(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Laird Q. Cagan Laird Q. Cagan	Chairman of the Board and a Director	May 12, 2014

/s/ Johnny R. Thomas Johnny R. Thomas	Chief Executive Officer and a Director	May 12, 2014

/s/ Robert Potts Robert Potts	President, Chief Operating Officer and Director	May 12, 2014

/s/ Brett Woodard Brett Woodard	Chief Financial Officer (Principal Financial and Accounting Officer)	May 12, 2014

/s/ William Richardson Governor William (Bill) Richardson	Director	May 12, 2014

/s/ Michael W. Allman Michael W. Allman	Director	May 12, 2014

/s/ James A. Kelly James A. Kelly	Director	May 12, 2014

*/s/ Johnny R. Thomas Johnny R. Thomas	Attorney-In-Fact	May 12, 2014

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.	DESCRIPTION

5.1	Opinion of David Hutcher & Citron LLP
23.1	Consent of HJ & Associates, LLC